Exhibit (b)(1)

Execution Version

CREDIT AGREEMENT

dated as of May 23, 2024

among

KARPOS Intermediate, LLC,
as the Borrower,

KARPOS PARENT, INC.,
as Parent

and

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

MS PRIVATE CREDIT ADMINISTRATIVE SERVICES LLC,
as Administrative Agent and Collateral Agent

i

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	A P-1 P-2 P-3	Agreed Security Principles Permitted Encumbrances Permitted Investments Permitted Indebtedness
	3.2(o) 4.1	EBITDA Calculation Consents
	4.2(a)	States of Qualification and Good Standing
	4.2(b)	Subsidiaries
	4.6	O.S.H.A. and Environmental Compliance
	4.7(b)	Litigation
	4.10	Certain Labor Contracts
	4.17(a)	Capitalization
	4.17(b)	Certain Equity Interests
	4.17(c) 5.12	Convertible Securities Post-Closing Deliveries

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Compliance Certificate
	C	Assignment Agreement
	D	Certificate Regarding Non-Bank Status
	E	Solvency Certificate
	F*	Warrant Terms
	F-1 F-2 F-3 F-4	Australian General Security Agreement Form of U.S. Security Agreement Guaranty Warrant Documentation
	F-5	Australian Specific Security Agreement
	G H	Form of Promissory Note Form of Bank Product Provider Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of May 23, 2024, is entered into by and among KARPOS INTERMEDIATE, LLC, a Delaware limited liability company (“Karpos Intermediate” or, as further defined in Section 1.1, the “Borrower”), KARPOS PARENT, INC., a Delaware corporation (the “Parent”), the Lenders from time to time party hereto, and MS PRIVATE CREDIT ADMINISTRATIVE SERVICES LLC, as administrative agent for the Lenders and Bank Product Providers (in such capacity, “Administrative Agent”) and as collateral agent for the Lenders and Bank Product Providers (in such capacity, “Collateral Agent”).

W I T N E S E T H:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Keypath Education, Karpos Intermediate and Karpos Merger Sub, Inc., a Delaware corporation, a newly formed wholly-owned subsidiary of Karpos Intermediate (“Karpos Merger Sub”) (as amended, restated, amended and restated, supplemented or otherwise modified, or waived, the “Merger Agreement”), the Sponsor intends to acquire all of the Equity Interests of Keypath Education not owned by the Sponsor as of the Funding Date by way of the merger of Karpos Merger Sub with and into Keypath Education, with Keypath Education surviving such merger (the “Merger”), and to deregister / delist all of the Equity Interests of Keypath Education from all public stock exchanges (such transactions, collectively, the “Take Private”);

WHEREAS, the Lenders have agreed to provide to the Borrower Term Loans in an aggregate principal amount of up to $40,000,000, the proceeds of which will be used as described in Section 2.5;

WHEREAS, the Borrower has agreed to secure all of its Obligations by, on the Funding Date, granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on all of its Collateral, including a pledge of the Equity Interests of certain of its Subsidiaries, subject to the terms set forth herein and in the Collateral Documents; and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by, on or after the Funding Date (as further required by this Agreement and the other Loan Documents), granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on all of their respective Collateral, including a pledge of certain of the Equity Interests of their respective Subsidiaries, subject to the terms set forth herein and in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Accountant” means an independent certified public accounting firm selected by the Borrower and reasonably acceptable to the Administrative Agent (it being agreed that any “Big 4” accounting firms or other nationally recognized independent certified public accounting firms are deemed acceptable).

“Acquired Entity” has the meaning specified in Section 7.7.

“Acquisition” means the purchase or other acquisition of all of the Equity Interests (other than qualifying directors shares) of, or all or substantially all of the property of, or all or substantially all of any business or division of, any Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Subsidiaries (including as a result of a merger, division or consolidation).

“Acquisition Consideration” means, with respect to any Acquisition, the total consideration paid or payable by the Borrower or any of its Subsidiaries (including all transaction costs, Indebtedness assumed, and the maximum amount of all deferred payments, including Contingent Acquisition Consideration).

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Adverse Proceeding” means any action, suit, audit, proceeding (whether administrative, judicial or otherwise), investigation, or arbitration (whether or not purportedly on behalf of any Loan Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any environmental claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of the Loan Parties, threatened in writing against or affecting the Loan Parties or any property of the Loan Parties.

“Affected Financial Institution” means (a) any EEA Financial Institution or (B) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender or any of their Affiliates or Related Funds be considered an “Affiliate” of any Loan Party.

“Agent” means each of Administrative Agent and Collateral Agent, and “Agents” means both of them, collectively.

“Agent-Related Persons” has the meaning specified in Section 9.3(b).

“Aggregate Amounts Due” has the meaning specified in Section 2.16.

“Agreed Security Principles” means the agreed security principles set forth in Schedule A, as such principles may be supplemented from time to time as may be agreed to between the Borrower and the Administrative Agent.

“Agreement” means this Credit Agreement and any annexes, exhibits and schedules attached hereto.

“Anti-Terrorism Laws” means any requirement of law relating to terrorism or money laundering, any predicate crime to money laundering, any financial record keeping and reporting requirements related thereto or Sanctions, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the USA Patriot Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (g) any Australian AML/CTF Laws or (h) any similar laws enacted in Australia, Canada, the UK, the United States, or any other jurisdictions in which any Loan Party or any of its Subsidiaries is located or doing business, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means, as of any date of determination, (a) with respect to Loans that are SOFR Loans, 9.50% per annum, and (b) with respect to Loans that are Base Rate Loans, 8.50% per annum.

“Application Event” means the (a) occurrence of an Event of Default and (b) the election by Administrative Agent or the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.15(g).

“Approvals” has the meaning specified in Section 4.6(b).

“Approved Fund” shall mean any fund that is administered or managed by any Agent, any Lender, or an Affiliate of Agent or any Lender.

“ASIC” means the Australian Securities and Investments Commission.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

“ASX” means the Australian Securities Exchange.

“Australia” means the Commonwealth of Australia.

“Australian AML/CTF Laws” means any law or regulation in Australia directly connected with the transactions contemplated by any Loan Document which relates to the prevention of money laundering, terrorism financing and the provision of financial and other services to any persons which may be subject to sanctions, including the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the Anti-Money Laundering and Counter-Terrorism Financing Rules set out in the Anti-Money Laundering and Counter Terrorism Financing Rules Instrument 2007 (Cth).

“Australian Corporations Act” means the Corporations Act 2001 (Cth).

“Australian Dollars” means the lawful currency of Australia.

“Australian General Security Agreement” means each general security deed, substantially in the form of Exhibit F-1 entered into by an Australian Loan Party in favor of the Security Trustee for itself and the benefit of the Secured Parties.

“Australian Loan Party” means each Guarantor incorporated in Australia (or the state or territories thereof).

“Australian PPSA” has the meaning specified in the definition of “PPSA.”

“Australian Specific Security Agreement” means each specific security deed, substantially in the form of Exhibit F-5 entered into by the shareholder of an Australian Loan Party in favor of the Security Trustee for itself and the benefit of the Secured Parties.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), jointly or as applicable.

“Australian Withholding Tax” means any Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth).

“Authorized Officer” means:

(a) in respect of an Australian Loan Party, a person specified in a verification certificate as being its authorized officer and where (i) that person’s identity has been verified to each Lender’s satisfaction in order to complete that Lender’s “know your customer” requirements and (ii) each Lender has no notice of revocation of that authority; and

(b) as applied to any Person (other than an Australian Loan Party), any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer or company secretary.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable resolution authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (or other arrangements reasonably acceptable to the applicable Bank Product Providers) for Bank Product Obligations (pursuant to documentation reasonably satisfactory to the Agent and the Bank Product Providers) to be held by such Bank Product Providers, or by the Agent for the benefit of the Bank Product Providers, in an amount determined by the Agent and the Bank Product Providers as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then-existing Bank Product Obligations, and in no event more than one hundred two percent (102%) of all potential remaining credit exposure in respect thereof.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that the Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries; provided that the aggregate amount of Bank Product Obligations in respect of Bank Product Obligations provided by a Person other than the initial Lender and its Affiliates (determined as of the time such Bank Product Agreement is entered into) shall not exceed $1,000,000 at any time.

“Bank Product Provider” means (a) the Administrative Agent or any of its Affiliates, (b) a Person that is a Lender or an Affiliate of a Lender as of the Closing Date, (c) a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or (d) with Administrative Agent’s prior written consent, any other Person from which the Administrative Agent has received a Bank Product Provider Agreement with respect to the applicable Bank Product Obligations.

“Bank Product Provider Agreement” means a Bank Product Provider Agreement substantially in the form of Exhibit H, with such amendments or modifications as may be approved by Administrative Agent and the Borrower (such approval not to be unreasonably withheld, delayed or conditioned).

“Bank Secrecy Act” has the meaning specified in the definition of “Anti-Terrorism Laws.”

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” or any equivalent legislation under the laws of the UK or Australia.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00% per annum. Each change in any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Base Rate Loan” means a Loan or a portion of a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, Bank Product Provider and Lender.

“Blocked Person” means any Person:

(a) that is publicly identified (i) on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered, or has a place of business in a country or territory subject to an OFAC sanctions or comprehensive embargo program or (ii) as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(b) that is in the aggregate, 50% or greater owned or controlled by any Person described in clause (a) above; and

(c) which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a U.S. limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means Karpos Intermediate.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with Term SOFR or any SOFR Loans, the term “Business Day” means any day which is a U.S. Government Securities Business Day.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian PPSA” has the meaning specified in the definition of “PPSA.”

“Canadian Security Agreement” means the Canadian Pledge and Security Agreement entered into by each Loan Party organized under the laws of Canada or any province or territory thereof in favor of the Collateral Agent and governed by the laws of Ontario, together with supplements or joinders thereto.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated financial statements of the Borrower and its Subsidiaries.

“Capitalized Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, subject to Section 1.2.

“Capitalized Lease Obligation” means any Indebtedness of any Loan Party represented by obligations under Capitalized Lease.

“Cash Equivalents” means, as at any date of determination, (a) Dollars, Australian Dollars, Canadian Dollars, Sterling or the local currency of any jurisdiction in which the Borrower or any Subsidiary conducts business, (b) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the Australian Government or the United States, or (ii) issued by any agency of Australia or the United States, the obligations of which are backed by the full faith and credit of Australia or the United States, as applicable, in each case maturing within one year after such date; (c) marketable direct obligations issued by any state of Australia or the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P-1 from Moody’s; (d) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P-1 from Moody’s; (e) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of Australia or the United States or any state or province thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (f) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (b) and (c) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; or (g) in the case of any Subsidiary not organized in the United States or Australia, Investments of comparable tenor and credit quality to those described in the foregoing clauses (b) through (f) customarily utilized in countries in which such Subsidiary operates for short-term cash management purposes.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Certain Funds Provision” has the meaning specified in Section 3.2.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of the applicable Exhibit D.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code any shares of which are treated as owned directly or indirectly by a “United States shareholder” (within the meaning of Section 951(b) of the Internal Revenue Code) as measured for purposes of Section 958(a) of the Internal Revenue Code.

“Change in Law” means the occurrence, after the Closing Date (or, for a Lender who becomes a party to this Agreement after the Closing Date, for the purpose of this definition, references to Closing Date shall instead be references to the date that such Lender becomes a party this Agreement), of any of the following: (a) the adoption or taking effect of any Requirements of Law (excluding the taking effect after the Closing Date of a law adopted prior to the Closing Date); (b) any change in any Requirements of Law or in the administration, implementation, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Requirements of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Australia or foreign regulatory authorities (whether or not having the force of Requirements of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means, at any time, any of the following occurrences after the Funding Date:

(a) The Sponsor fails to beneficially own and control, directly or indirectly, at least fifty point one percent (50.1%) of the Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of the Borrower (without regard to the occurrence of any contingency);

(b) any Persons (other than the Sponsor) acting in concert (excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, becomes the beneficial owner, directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of the Borrower and the percentage of the aggregate Equity Interests of the Borrower so held is greater than the percentage of the aggregate percentage of the aggregate Equity Interests of the Borrower owned, directly or indirectly, by the Sponsor;

(c) the Parent shall fail to beneficially own and control, in the aggregate, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Borrower; or

(d) the Borrower shall fail to beneficially own and control, in the aggregate, directly or indirectly, one hundred percent (100%) of the Equity Interests of Keypath Education.

Notwithstanding the preceding or any provision of the Australian Corporations Act, (i) a Person “acting in concert” shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the earlier of (A) consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (B) that Person obtaining the right to direct the voting of the Equity Interests that are the subject of the acquisition, and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or to exercise any veto power in connection with the acquisition or disposition of Equity Interests will not in itself cause a party to be a beneficial owner.

“Charges” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, original issue discount or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means May 23, 2024, which is the date on which all the conditions precedent in Section 3.1 are satisfied or waived by the Required Lenders.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations, but in any event (i) excluding Excluded Assets and (ii) with respect to, or over the share capital of, any Non-U.S. Loan Party, it shall be limited to the Non-U.S. Collateral only and is limited by and subject in all respects to the Agreed Security Principles (including the Overriding Principle (as defined in the Agreed Security Principles)).

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Security Trust Deed Poll, any Australian General Security Agreement, any Australian Specific Security Agreement, any Guaranty, any U.S. Security Agreement, any Control Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commitment” means the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a similar industry which offers a similar product or service as the Borrower or any of its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consents” means all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the other Loan Documents, including any Consents required under Requirements of Law.

“Consolidated EBITDA” means, for any period, an amount determined for the Reporting Parties on a consolidated basis equal to:

(a) Net Income, plus

(b) the sum of (without duplication, and (other than in respect of clauses (b)(xx) and (b)(xxv) below) to the extent deducted from Net Income or excluded from the calculation thereof), amounts for:

(i)   Interest Expense,

(ii) provisions for Taxes based on income, profits or capital, including federal, state, provincial, local, territorial, franchise, unitary, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions made to the holders of the Equity Interests of the Borrower and its Subsidiaries or any direct or indirect parent thereof (in each case, to the extent attributable to the operations of the Parent and its Subsidiaries), including pursuant to clause (c)(ii) of the definition of Permitted Dividends, which shall be included as though such amounts had been paid as income taxes directly by the Borrower or its Subsidiaries,

(iii) total depreciation expense,

(iv) total amortization expense,

(v) non-cash charges, expenses and losses, including non-cash compensation expense in respect of stock option plans, write-offs and write-downs, and the effects of any non-cash adjustments in the consolidated financial statements of the Borrower and its Subsidiaries pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any Permitted Acquisition (or any other consummated acquisition constituting a permitted Investment) or the amortization or write-off of any amounts thereof, in each case, reducing Net Income; provided that to the extent that any such non-cash charge, expense or loss in this clause (b)(v) represents an accrual or reserve for a potential cash item in any future period, (A) the Borrower may elect not to add back such non-cash charge, expense or loss in the then-current period and (B) to the extent the Borrower elects to add back such non-cash charge, expense or loss, any actual cash payment in respect thereof in such future period will be deducted from Consolidated EBITDA to such extent in such future period,

(vi)   Consolidated Transaction Costs to the extent paid before, on or after the Closing Date or the Funding Date (as the case may be) in connection with, as a result of or arising out of the Transactions, but in any event paid no later than twelve (12) months of the Funding Date,

(vii)   extraordinary, unusual or non-recurring charges, expenses or losses (including legal expenses in connection therewith); provided, that the aggregate amount of add-backs under this clause (b)(vii) shall not exceed $1,000,000 in any applicable test period,

(viii) expenses and fees paid to any Agent or any Lender, and any legal counsel thereof or third-party advisors thereto, pursuant to this Agreement or any other Loan Document, including in connection with any amendment, restatement, amendment and restatement, supplement or other modification to any Loan Document, deducted in the determination of Net Income and incurred during the specified period and after the Closing Date,

(ix)   (A) the amount of all management, advisory, monitoring, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and similar fees and expenses and related indemnities and expenses, in each case, paid or accrued by the Parent or any Subsidiary thereof to the Sponsor, including any such fees, expenses and indemnities required to be paid pursuant to the Management Agreement, and (B) payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities; provided, that the aggregate amount of add-backs under this clause (b)(ix)(B) shall not exceed $1,000,000 in any applicable test period, in each case of this clause (ix), to the extent such payments or accruals are permitted hereunder,

(x) expenses deducted in the determination of Net Income during the specified period to the extent paid to non-Affiliates and covered by indemnification or purchase price adjustments in connection with the any Permitted Acquisition or other permitted Investment, to the extent (A) actually received in cash during the specified period or expected to be received within thirty (30) days after the end of such specified period (provided that if such amount is not so received within such thirty (30)-day period, then such amount shall be deducted in the calculation of Consolidated EBITDA for the immediately succeeding measurement period) and (B) such cash amounts do not increase Net Income,

(xi)   any charge, fee, expense, expenditure, cost, loss, accrual, reserve of any kind during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, Restricted Payment, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any Indebtedness, including any of the credit facilities hereunder, or the early extinguishment of Indebtedness or Hedge Obligations), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Indebtedness, including the Loan Documents) and including, in each case, any such transaction whether consummated on, after or prior to the Funding Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated; provided that the aggregate amount of charges, fees, expenses, expenditures, costs, losses, accruals, and reserves added back under this clause (b)(xi) in connection with any such transaction that is not ultimately consummated shall not exceed $1,000,000 for the applicable test period,

(xii)   losses deducted in the determination of Net Income during the specified period, but for which insurance or indemnity recovery (A) is actually received in cash during the specified period and (B) such cash amounts do not increase Net Income,

(xiii) [reserved],

(xiv) Public Company Costs (for the avoidance of doubt, without duplication of any Consolidated Transaction Costs); provided, that the aggregate amount of add backs under this clause (xiv) for any such Public Company Costs incurred or paid from and after the Funding Date shall not exceed $500,000 for any applicable test period,

(xv)   without in any way limiting the Consolidated Transaction Costs associated with the following that are added back under clause (b)(vi) above, restructuring and duplicative running costs, restructuring charges or reserves, relocation costs, start-up or initial costs for any project or new production line, division or new line of business or entry into new markets, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), pre-opening, opening, consolidation, discontinuation, re-configuration, integration (including any rebranding costs), moving and closing costs and expenses for locations, facilities and stores, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any strategic initiatives, human resources costs (including relocation bonuses and headhunter fees), training costs, management transition costs, advertising costs, losses associated with temporary decreases in business volume and expenses related to maintaining underutilized personnel, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to information technology and accounting functions, charges in connection with third-party advisory support to implement new accounting standards, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives; provided, that the aggregate amount of add-backs under this clause (b)(xv) shall not exceed $1,000,000 for the applicable test period,

(xvi) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xvii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Net Income,

(xviii) any amounts paid pursuant to any earn-out or other deferred purchase payment paid pursuant to the Transactions, any Permitted Acquisition or similar Investments,

(xix) amounts reflecting the write down of deferred revenue associated with any past or future Permitted Acquisition or similar Investments,

(xx)   at the option of the Borrower, adjustments and add-backs reflected in (A) the Sponsor Model, (B) the quality of earnings report prepared in connection with the Transactions and delivered to the Administrative Agent and (C) any quality of earnings report prepared by an Acceptable Accountant and delivered to the Administrative Agent in connection with any Permitted Acquisition or similar Investment; provided, in the case of the foregoing clauses (B) and (C), that any such adjustments and add-backs shall be reasonably acceptable to the Administrative Agent; provided, further, that any such adjustments and add-backs for stock-based compensation, losses on asset disposals, asset impairments, foreign exchange adjustments, identifiable and verifiable expense reductions, excess management compensation, and professional fees, costs and expenses set forth in the quality of earnings report shall be deemed to be reasonably acceptable to the Administrative Agent,

(xxi) the amount of board of director fees of the Reporting Parties or Holdings Parent actually paid by or on behalf of, or accrued by, such Person or any of its Subsidiaries and related indemnities and expenses (including reimbursements), in each case, to the extent not prohibited hereunder,

(xxii) any costs or expense incurred by the Reporting Parties pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests),

(xxiii) the amount of expenses relating to payments made to option, phantom equity or profits interest holders of the Borrower or any of its any direct or indirect Subsidiaries or any Holdings Parent in connection with, or as a result of, any distribution being made to equity holders of such Person or its direct or indirect parent(s), which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equity holders at the time of, and entitled to share in, such distribution,

(xxiv) charges, losses or expenses to the extent indemnified or insured or actually reimbursed or otherwise paid in cash by a third party (including in respect of business interruptions) or subject to indemnification, insurance (including in respect of business interruptions) or reimbursement arrangements with any third party, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within eighteen (18) months of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such eighteen (18) months) by a third party,

(xxv) adjustments, exclusions and add-backs (A) consistent with Regulation S-X of the SEC or (B) that would be permitted to be included in financial statements prepared in accordance with Regulation S-X, in each case, other than any “management adjustments”, and

(xxvi) such other amounts as may be approved by the Agent, in its sole discretion, minus

(c) without duplication, gains increasing Net Income during the specified period for which any of the Reporting Parties on a consolidated basis owes a third-party indemnification or other payments in respect of such amount, minus

(d) without duplication, other non-cash gains (other than the accrual of revenue in accordance with GAAP) increasing Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); provided that, to the extent non-cash gains are deducted pursuant to this clause (d) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein.

Anything to the contrary contained in the foregoing notwithstanding, for the purposes of calculating Consolidated EBITDA for each period set forth in the table below, Consolidated EBITDA shall be deemed to be the amount set forth below opposite such period:

Fiscal Quarter Ended	Consolidated EBITDA
June 30, 2023	$(1,674,232)
September 30, 2023	$3,241,686
December 31, 2023	$200,678
March 31, 2024	$1,298,000

For the avoidance of doubt, Consolidated EBITDA shall be calculated (i) including pro forma adjustments, in accordance with Section 1.2, with respect to events occurring following the Funding Date and (ii) with respect any test period that includes any of the periods from April 1, 2023 through March 31, 2024, based on the amounts specified in the table above, as adjusted, at the option of the Borrower, to reflect the add-backs and adjustments permitted under clauses (b) through (d) of the definition of “Consolidated EBITDA” above for such test period (but without duplication).

“Consolidated Transaction Costs” shall mean the fees, premiums, costs, expenses, accruals and reserves (including rationalization, legal, tax, restructuring and other fees, costs and expenses) incurred by the Loan Parties or any Subsidiary or Holdings Parent thereof, whether before, on or after the Closing Date or the Funding Date (as the case may be) in connection with, as a result of or arising out of the Transactions.

“Contingent Acquisition Consideration” means any earnout obligations or similar deferred compensation obligation of the Borrower or any of its Subsidiaries incurred or created in connection with an Acquisition.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Margin” means, for any period, an amount determined for the Reporting Parties on a consolidated basis equal to revenue less direct costs, which consist of salaries and wages, direct marketing and general and administrative expenses attributable to direct departments.

“Control Agreement” means a control agreement or control deed (or equivalent agreement) for the purposes of perfecting security interests in respect of any Securities Account or Deposit Account (in each case, other than Excluded Assets), in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by any Loan Party, the Collateral Agent, and the applicable securities intermediary, bank or financial institution, as the case may be.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Group” means, at any time, any Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized or established by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrowers or other companies.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a written Conversion/Continuation Notice substantially in the form of Exhibit A-2 or such other form approved by the Administrative Agent.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the initial funding of the Term Loans by the Lenders.

“Cure Amount” has the meaning specified in Section 5.5.

“Cure Deadline” has the meaning specified in Section 5.5.

“Cure Proceeds” has the meaning specified in Section 5.5.

“Cure Right” has the meaning specified in Section 5.5.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for Dollar-denominated syndicated credit facilities; provided that if Administrative Agent reasonably decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent and the Borrower may establish another convention in its reasonable discretion.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, liquidation, insolvency, reorganization, administrative receivership or similar debtor relief law of any applicable jurisdiction.

“Declined Proceeds” means and the amount of any Waivable Mandatory Prepayment and any other amounts that are required to be mandatorily prepaid prior to the repayment in full of the Term Loans that are otherwise waived, refused or declined by any of the Lenders.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c), and ending on the earliest of the following dates: (a) the date on which all Commitments are canceled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayment of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to the Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (c) the date on which the Borrower, Administrative Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (d) the date on which Administrative Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

“Default Rate” has the meaning specified in Section 2.9.

“Defaulted Loan” has the meaning specified in Section 2.21(a).

“Defaulting Lender” has the meaning specified in Section 2.21(a).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disposition” means any sale, assignment, lease, sublease, license, sublicense, conveyance, exchange, transfer or other disposition of any assets to any Person (other than to or with a Loan Party). Variations of such term (i.e., “Dispose”) shall have corresponding meanings, but shall not include (a) any sale or discount of accounts receivable arising in the ordinary course of business for purposes of collection thereof, (b) inventory sold, licensed or leased in the ordinary course of business, (c) non-exclusive licenses of Intellectual Property in the ordinary course of business or
(d) dispositions in the form of eminent domain, condemnation or similar takings or casualty.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior payment in full of all Obligations (other than contingent indemnification and unasserted expense reimbursement obligations for which no claim has been made) and termination of all Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Qualified Equity Interests and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior payment in full of all Obligations (other than contingent indemnification and unasserted expense reimbursement obligations for which no claim has been made) and termination of all Commitments), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case under clauses (a) through (d), prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Parent (or any direct or indirect parent thereof), the Borrower or any Subsidiaries thereof or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be permitted or required to be repurchased by the Parent (or any direct or indirect parent thereof), the Borrower or Subsidiaries thereof in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Disqualified Lender” means: those Persons that are (i) Company Competitors (collectively, the “Primary Disqualified Lenders”) that are identified by the Borrower from time to time in writing to the Administrative Agent, (ii) any Affiliates of such Primary Disqualified Lenders that are identified by the Borrower from time to time in writing to the Administrative Agent or that are readily identifiable as such on the basis of the similarity of their names or otherwise (in the case of this clause (ii), other than any Affiliate of any Primary Disqualified Lender that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Primary Disqualified Lender and investment vehicles managed or advised by the Primary Disqualified Lender that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such Person), (iii) any Person unwilling or unable to provide a true and correct representation that it is not disqualified pursuant to any of the foregoing and (iv) any natural Person. Upon request by (x) any Lender to the Administrative Agent or (y) any potential assignee, the Administrative Agent shall be permitted to disclose the identity of Disqualified Lenders to such Lender or potential assignee, as applicable, in each case, on a confidential basis. No updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously, validly acquired an assignment or participation interest or any party for which the effective date with respect to an assignment or participation interest has occurred in respect of the Loans in compliance with the provisions of this Agreement, from continuing to hold or vote such previously acquired assignments and participations or from closing an assignment or participation interest sale for which the effective date has previously occurred on the terms set forth herein for Lenders that are not Disqualified Lenders. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender. It is acknowledged and agreed by the Borrower that the Administrative Agent shall be permitted to disclose to any Lender, on a confidential basis, upon such Lender’s request whether any potential assignee or participant is a Disqualified Lender.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA less CapEx” means, with respect to any fiscal period and with respect to the Reporting Parties determined on a consolidated basis in accordance with GAAP, the result, of (a) Consolidated EBITDA for such period, less (b)(i) Capital Expenditures made during such period and (ii) all software development costs and expenses capitalized during such period.

“EEA Financial Institution” means (1) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (2) any entity established in an EEA Member Country which is a parent of an institution described in clause (1) of this definition or (3) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (1) or (2) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than the Parent, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender, (iii) a Disqualified Lender or (iv) the Sponsor or any of its Affiliates.

“Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, in each case relating to the protection of the environment, human health (regarding Hazardous Materials) and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” means, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of, or interest in (regardless of how designated), equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization or incorporation relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under applicable law; (vii) all rights to amend the Organizational Documents of such issuer; (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner,” general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or applicable law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning specified in Section 9.15(a).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.15(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.15(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.15(e).

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means any (a) (x) fee-owned real property that is not Material Real Estate or that requires flood insurance (for so long as such real property requires flood insurance) and (y) all leasehold property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels, leasehold mortgages or collateral access letters), (b) vehicles, airplanes and other assets subject to certificates of title (except, for the avoidance of doubt, any Equity Interests) and letter of credit rights, (c) (i) commercial tort claims of any Loan Party with a value of less than $500,000 (as reasonably determined by the Borrower), (d) assets, property, agreements, rights or undertaking (including any joint venture contracts, partnership agreements, leases, licensing agreements, permits, authorizations, consents, approvals, and other agreements) where the grant of a security interest therein (w) is prohibited by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization, corporate benefit requirements or other similar laws or regulations), rule or regulation or would require any consent, approval or authorization of any counterparty, governmental or regulatory authority not obtained, (x) would cause the destruction, invalidation or abandonment of such asset, agreements, rights or undertaking under applicable law, (y) is prohibited by any contract or organizational document or would require any consent, approval, license or other authorization of any joint venture partner or other counterparty (other than Parent or its Subsidiaries) (provided that such requirement existed on the Closing Date or at the time of the acquisition of such asset, as applicable, and was not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings)) or governmental or regulatory authority not obtained (without any requirement to obtain such consent, approval, license or other authorization), unless any such consent has been obtained; provided that there shall be no obligation to obtain such consent, in each case, after giving effect to applicable anti-assignment provisions of the UCC, the PPSA or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition or restriction, or (z) results in material adverse accounting, tax or regulatory consequences as reasonably determined by the Administrative Agent and the Borrower, (e) margin stock and Equity Interests in any Person that is not the Borrower or a Loan Party, or otherwise to the extent not permitted by the terms of such Person’s organizational or joint venture documents, except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the UCC, the PPSA or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition or restriction, (f) property where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (g) governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition or restriction, (h) assets, property, agreements, rights or undertaking (including, any joint venture contracts, partnership agreements, leases, licensing agreements, permits, authorizations, consents, approvals, and other agreements), third-party arrangement or other agreement, in each case, subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement permitted under this Agreement to the extent that a grant of a security interest therein would (x) violate or invalidate any of the foregoing or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) or otherwise amend any rights, benefits and/or obligations or require the taking of any action that would be materially adverse to the Borrower or any Guarantor, after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law, other than the proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition or (y) require counterparty, governmental or regulatory approval, consent or authorization not obtained (unless such consent, approval, license or authorization has been obtained; without any requirement to obtain such approval, consent or authorization), after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition notwithstanding such prohibition, (i) intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law, (j) assets of any Excluded Subsidiary, (k) property acquired after the Closing Date that is secured by pre-existing secured Indebtedness permitted under this Agreement not incurred in anticipation of the acquisition by the Borrower or the applicable Guarantor of such property, to the extent that the granting of a security interest in such property would be prohibited under the terms of such secured indebtedness after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition or restriction, (l) [reserved], (m) Excluded Deposit Accounts, (n) any asset or property specifically stated under any Loan Document to (i) not be Collateral or (ii) be an Excluded Asset, (o) letter of credit rights, (p) assets where the burden or cost (including any tax consequences to the Borrower, any Holdings Parent or any Subsidiary that are not de minimis) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as determined by the Borrower in good faith, in consultation with the Administrative Agent, (q) assets to the extent a security interest in such assets or perfection thereof would result in adverse tax consequences to the Borrower, any Holdings Parent or any Subsidiary (that is not de minimis) as determined by the Borrower in good faith, in consultation with the Administrative Agent, (r) assets located in or governed by the laws of any non-Qualified Jurisdiction (other than (x) Equity Interests otherwise required to be pledged pursuant to the Collateral Documents and (y) assets that can be perfected by the filing of a UCC or the PPSA (or similar)), (u) any intercompany notes, or any other promissory note, instrument or tangible chattel paper evidencing indebtedness for borrowed money having a principal amount individually in excess of $500,000 and (v) subject to the Excluded Subsidiary Joinder Exception, any asset excluded by application of the Agreed Security Principles.

Notwithstanding anything to the contrary contained herein, in no event shall any Material Intellectual Property (other than “intent-to-use” trademark or service mark application pursuant to clause (i) in the immediately preceding paragraph, but only to the extent and only during the period that a grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark or service mark application under applicable federal law) constitute Excluded Assets.

Notwithstanding anything to the contrary contained herein, no assets shall be excluded from any Australian General Security Agreement during the period beginning on the date of appointment of an administrator to the relevant Australian Loan Party pursuant to section 436A, 436B or 436C of the Australian Corporations Act and ending on the date on which the administration ends pursuant to section 435C(1)(b) of the Australian Corporations Act.

“Excluded Deposit Account” means:

(a) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) to the extent solely and primarily used for payment of payroll, employee benefits, withholding taxes or sales taxes or any fiduciary or escrow account that holds funds solely for the benefit of third parties,

(b) any deposit account, securities account, commodities account or other account of any Loan Party to the extent solely and exclusively used to hold any cash or Cash Equivalents pledged as a Permitted Encumbrance pursuant to clauses (c), (d) and (u) of the definition thereof,

(c) accounts that are at all times maintained on a “zero balance” basis,

(d) unless otherwise elected by the applicable Loan Party, all other deposit accounts, securities accounts, commodities accounts or other accounts of any Loan Party that, individually or in the aggregate, do not hold more than $150,000 at the end of any Business Day, and

(e) any deposit account, securities account, commodities account or other account of any Loan Party held outside of the United States, Australia, Canada and the United Kingdom.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary of the Borrower or any CFC or FSHCO, in each case (a) other than any Subsidiaries organized under the laws of Australia or Canada (or any province or territory thereof) and (b) solely to the extent that the Borrower determines in good faith and in consultation with the Administrative Agent that the provision of a Guaranty by such Subsidiary or of a Lien or security interest on such Subsidiary’s assets to secure the Loans (or any other obligations of the Loan Parties under this Agreement) would result in material adverse tax consequences to the Borrower and its Subsidiaries, the Parent or any Holdings Parent under Section 956 of the Internal Revenue Code or any non-U.S. tax laws applicable to the Borrower and its Subsidiaries, the Parent or any Holdings Parent.

“Excluded Subsidiary” means (in each case, subject to the Excluded Subsidiary Joinder Exception and the Agreed Security Principles) (a) any captive insurance company; (b) any not-for-profit Subsidiary; (c) any special purpose entity (other than those that have an interest in Material Intellectual Property); (d) any Immaterial Subsidiary (provided that in no event shall any Person constitute an Excluded Subsidiary under this clause (d) if such Person (i) owns or exclusively licenses any Material Intellectual Property or (ii) directly or indirectly owns any Equity Interests of any Person that owns or exclusively licenses any Material Intellectual Property); (e) any Excluded Foreign Subsidiary; (f) [reserved]; (g) any joint venture and Subsidiary that is not a wholly-owned, direct Subsidiary; (h) any Subsidiary for which guarantees or granting Liens to secure the Obligations are (i) prohibited by law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (subject to clause (i) below and the Agreed Security Principles, to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or (ii) contractually prohibited on the Closing Date or, following the Closing Date, the date of acquisition so long as such prohibition was in effect on the date of such acquisition and was not created in contemplation of such acquisition; (i) any Subsidiary of the Borrower where the burden or cost of obtaining a guarantee (including any adverse tax, regulatory or accounting consequences) outweighs the benefit to the Lenders, as determined by the Administrative Agent and the Borrower; (j) any Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement with assumed Indebtedness (that is not incurred in contemplation of such Permitted Acquisition or other Investment permitted thereunder), and each Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations; or (k) any other Subsidiary to the extent that it is not required to (or is unable to) provide a guarantee or Collateral as a result of the application of the Agreed Security Principles, the Guarantee Limitations or otherwise the provision of a guarantee therefrom is otherwise prohibited by applicable law or regulation (including financial assistance, thin capitalization or other similar laws or regulations) after giving effect to savings clauses relative thereto or contractual provisions existing on the Closing Date in contracts with Persons other than an Affiliate thereof (or, if later, on the date such person became a Subsidiary, if not entered into in contemplation thereof). Notwithstanding the foregoing, Subsidiaries organized or formed under the laws of Canada or any province or territory thereof as of the Closing Date and their respective Subsidiaries that are organized or formed under the laws of Canada or a province or territory thereof, in each case, shall not be Excluded Subsidiaries.

“Excluded Subsidiary Joinder Exception” has the meaning specified in Section 6.10.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” has the meaning specified in Section 2.19(a).

“Expiration Date” means the earliest to occur of (i) five (5) Business Days after the End Date under, and as defined in, the Merger Agreement as in effect on the Closing Date, unless the Funding Date shall have occurred on or prior to such date, (ii) the closing of the Merger and the Take Private with or without the use of the Term Loans and (iii) the termination of the Merger Agreement prior to the closing of the Merger and the Take Private in accordance with the terms of the Merger Agreement (other than as a result of the occurrence of the End Date under, and as defined in, the Merger Agreement as in effect on the Closing Date).

“fair market value” means with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by the Borrower.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCPA” has the meaning specified in Section 4.19.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to Administrative Agent by three federal funds brokers on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, among the Borrower and the Administrative Agent.

“Filing Collateral” has the meaning specified in Section 3.2.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Encumbrances.

“Fixed Amounts” has the meaning specified in Section 1.8(a).

“Flood Laws” means all Requirements of Law relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Requirements of Law related thereto.

“Floor” means 4.50% per annum.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement delivered to the Administrative Agent on or prior to the Funding Date in connection with the disbursement of Loan proceeds in accordance with Section 2.5.

“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party and/or any of their respective Subsidiaries.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than equity interests (or equity interests and debt interests) of one or more CFCs and/or other FSHCOs.

“Funded Debt” means, with respect to any Person, without duplication, means, as of any date of determination, the aggregate amount of Indebtedness of the Reporting Parties outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of (a) Indebtedness for borrowed money, (b) unreimbursed drawings under letters of credit, bankers’ acceptances, bank guarantees or similar obligations (in each case, to the extent not cash collateralized or backstopped by a letter of credit) not paid within three (3) Business Days of becoming due and payable, (c) obligations in respect of Capitalized Leases and purchase money indebtedness, (d) debt obligations evidenced by promissory notes, bonds, debentures, or similar instruments (other than performance, surety and appeal bonds and similar obligations), (e) earnouts and other contingent acquisition consideration, solely to the extent non-contingent and not paid within three (3) Business Days of becoming due and payable and (f) without duplication, Indebtedness of the type referred to in clauses (a) through (e) of this definition of any other Person guaranteed by any Reporting Party.

“Funding Date” means the date on which all the conditions precedent in Section 3.2 are satisfied or waived by the Required Lenders and the Term Loans are made.

“Funding Default” has the meaning specified in Section 2.21(a).

“Funding Notice” means a written notice substantially in the form of Exhibit A-1 or such other form approved by the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, tribunal, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a state or territory of Australia, Australia, any Qualified Jurisdiction or a foreign entity or government. It also includes any governmental, semi-governmental or judicial entity or authority, any self-regulatory organization established under statute and any stock exchange.

“Governmental Authorization” means any permit, license, registration, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee Limitations” has the meaning specified in the Guaranty dated on or about the Funding Date among (amongst others) the Parent and the Administrative Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Guarantor” means the Parent and each other Person which guarantees, pursuant to a Guaranty, all or any part of the Obligations.

“Guarantor Coverage Test” has the meaning specified in Section 5.13.

“Guarantor Coverage Test Date” means (i) the date which is 90 days after (and excluding) the Funding Date (or such later date as the Administrative Agent may in its sole discretion agree), by reference to the most recently ended fiscal quarter for which financial statements required by Section 7.3 have been delivered to the Administrative Agent; and (ii) thereafter, the date on which the financial statements are required to be delivered pursuant to Section 7.3, by reference to such financial statements.

“Guarantor Release Election” has the meaning specified in Section 6.10.

“Guaranty” means (a) the guaranty substantially in the form of Exhibit F-3 made by the Loan Parties, (b) each other guaranty and guaranty supplement delivered pursuant to Section 5.13, 6.10(a) or 6.10(b) and (c) to the extent necessitated by local Requirements of Law, and to the extent required by the Loan Documents, each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, Toxic Substances or similar materials, in each case as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” means all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and any other applicable U.S. Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Head Company” means the head company (as defined in section 995-1 of the Australian Tax Act) of a Tax Consolidated Group.

“Hedge Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdings Parent” means (a) a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person or (b) any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of the Parent and/or the Borrower (for the avoidance of doubt, in the case of the Borrower, including the Parent), as applicable.

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incurrence-Based Amounts” has the meaning specified in Section 1.8(a).

“Indebtedness” means, in each case, subject to the last paragraph of this definition, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement (in each case, to the extent not cash collateralized or backstopped by a letter of credit); (e) all monetary, mark-to-market obligations of such Person in respect of any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, Capitalized Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness); (g) all Disqualified Equity Interests of such Person; (h) all obligations of such Person for “earn-outs,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, in each case, to the extent appearing as a liability on the balance sheet of such Person; and (i) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (h).

For all purposes hereof, the Indebtedness of any Person shall exclude (a) leases that would not be classified as Capitalized Lease Obligations, (b) deferred compensation payable to officers, directors or employees of such Person or any of its Subsidiaries and amounts payable under the Management Agreement, (c) deferred rent, deferred revenue and deferred Taxes, in each case, in the ordinary course of business, (d) payments and distributions to dissenting stockholders of such Person pursuant to applicable law, (e) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (f) trade liabilities and accounts and accrued expenses payable in the ordinary course of business, (g) any purchase price adjustment, earn-out, profit sharing arrangements, deferred purchase money amounts, hold back obligations and similar payment obligations until such obligation due and payable and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (h) royalty payments made in the ordinary course of business and (i) accruals for payroll, obligations under employment arrangements and other liabilities accrued in the ordinary course of business.

“Indemnified Liabilities” means, collectively, any and all liabilities (including environmental liabilities and costs), obligations, losses, damages (including natural resource damages), penalties, claims (including environmental claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any hazardous materials activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Requirements of Law (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (b) any environmental claim or any hazardous materials activity relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries; provided, for avoidance of doubt, that Indemnified Liabilities shall not include any Taxes, other than any Taxes arising out of a non-Tax claim.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.4(a).

“Indemnitee Agent Party” has the meaning specified in Section 9.6.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Ineligible Security” means any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” means:

(a) in the case of a corporation: (i) it becoming insolvent within the meaning of section 95A of the Australian Corporations Act; (ii) it stopping or suspending payment to creditors generally; (iii) the appointment of a controller (as defined in the Australian Corporations Act), receiver, receiver and manager, administrator, liquidator, provisional or interim liquidator or similar officer to the whole or substantially the whole of its property; (iv) the appointment of or the passing of a resolution to appoint a controller (as defined in the Australian Corporations Act), receiver, receiver and manager, administrator, liquidator or provisional or interim liquidator or similar officer or the taking of any formal steps to appoint a controller (as defined in the Australian Corporations Act), receiver, receiver and manager, administrator, liquidator or provisional or interim liquidator or similar officer or to pass a resolution to appoint a controller (as defined in the Australian Corporations Act), receiver, receiver and manager, administrator, liquidator or provisional or interim liquidator or similar officer and such steps have not been dismissed, withdrawn, set-aside or stayed within sixty (60) consecutive days; (v) the entering into or passing of a resolution to enter into any scheme of arrangement, a deed of company arrangement or other agreement, arrangement, composition or compromise with or, assignment for the benefit of, its creditors or any class of them other than as permitted under the Loan Documents; (vi) the making of a winding up order by a court; (vii) it proposes or is subject to a moratorium or suspends payments of all or a class of its debts; (viii) it seeks or obtains protection from its creditors under any statute or any other law; (ix) the passing of a resolution of members for winding up the corporation; (x) [reserved]; (xi) in respect of a Part 5.7 body as defined in the Australian Corporations Act, the commencement of a winding up under Part 5.7B of the Australian Corporations Act in respect of that body; (xii) the Person is dissolved or deregistered (whether pursuant to Chapter 5A of the Australian Corporations Act or otherwise) or any steps are taken by ASIC to dissolve or deregister an entity under the Australian Corporations Act; or (xiii) the occurrence of any event that has a substantially similar effect to any of the above events under the law of any applicable jurisdiction; and

(b) in the case of a trust, (i) the making of an application or order in any court for accounts to be taken in respect of the trust where, in the case of an application, the application has not been dismissed, withdrawn, set-aside or stayed within twenty (20) consecutive Business Days; (ii) the making of an application or order in any court for any property of the trust to be brought into court or administered by the court under its control; (iii) the occurrence of any event which brings any part of the trust fund under the control of any court; or (iv) in respect of the trustee, any event referred to in clause (a) of this definition.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” means any and all patents, copyrights, trademarks, trade secrets, know-how, inventions (whether or not patentable), Software, URLs and domain names and rights in any other forms of technology or proprietary information of any kind and all applications for registration or registrations thereof.

“Intercreditor Agreement” means any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more agents or other representatives of Indebtedness incurred under Section 6.7 or any other party, as the case may be, on such terms that are reasonably satisfactory to the Borrower and the Administrative Agent.

“Interest Expense” means, for any specified period, for the Reporting Parties on a consolidated basis the sum of: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) in respect of Swap Obligations relating to interest during such period (whether or not actually paid or received during such period).

“Interest Payment Date” means with respect to (a) any Base Rate Loan (i) the last Business Day of each calendar month, commencing on the first such date to occur after Funding Date and (ii) the final maturity date of such Loan; and (b) any SOFR Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) the final maturity date of such Loan.

“Interest Period” means, in connection with a SOFR Loan, an interest period of one month or three months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be and ending on the last day of such Interest Period; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (iii) and (iv), of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date; and (iv) no tenor that has been removed from this definition pursuant to Section 2.22(d) shall be available for specification in such Funding Notice or Conversion/Continuation Notice.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the day of the advance date of such Interest Period.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” means (a) any Acquisition (other than assets used or useful in the business of the Borrower or any Subsidiary in the ordinary course of business); (b) any direct or indirect purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than any Guarantor), of any Equity Interests of such Person; (c) any direct or indirect loan, advance or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than any Guarantor); and (d) any direct or indirect guarantee of any obligations of any other Person; provided that Investments shall not include, in the case of the Borrower and the Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations, in each case, made in the ordinary course of business, (ii) intercompany loans, advances or Indebtedness having a term not exceeding three hundred and sixty four (364) days (inclusive of any rollover) and made in the ordinary course of business and (iii)accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice. The amount of any Investment shall be the original net cost of such Investment plus the net cost of all additions thereto, minus any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Subsidiary in respect of such Investment, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Indebtedness” means (other than any intercompany Indebtedness owing among Loan Parties and their respective Subsidiaries and not prohibited under this Agreement) (a) any Indebtedness for borrowed money of any Loan Party or any of its Subsidiaries which is by its terms contractually subordinated in right of payment to the Obligations, (b) any Indebtedness for borrowed money of any Loan Party or any of its Subsidiaries which is secured by a Lien that ranks junior in priority to the Liens securing the Obligations and (c) any unsecured Indebtedness in a principal amount in excess of $1,000,000.

“Junior Indebtedness Documents” means the documents and agreements giving rise to or governing Junior Indebtedness.

“Karpos Intermediate” has the meaning specified in the preamble hereto.

“Karpos Merger Sub” has the meaning specified in the preamble hereto.

“Keypath Education” means Keypath Education International, Inc., a Delaware corporation.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” has the meaning assigned to such term in Section 1.7.

“LCA Test Date” has the meaning assigned to such term in Section 1.7.

“Lead Arranger” means Morgan Stanley, in its capacity as lead arranger and bookrunner.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, assumptions reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Loan Document;

(d) the principle that in certain circumstances Liens granted by way of fixed charge may be recharacterized as a floating charge or that Liens purported to be constituted as an assignment may be recharacterized as a charge;

(e) the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of Liens over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or
(ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Liens have purportedly been created;

(h) the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(j) the principles of private and procedural laws of the relevant jurisdiction which affect the enforcement of a foreign court judgment;

(k) the principle under the PPSA and under similar laws of any relevant jurisdiction that a purchase money security interest may have priority over other Liens granted in respect of the same collateral;

(l) the principle that a court may not give effect to any parallel debt provisions to the Collateral Agent, covenants to pay or other similar provisions; and

(m) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” means each Lender listed on the signature pages hereto as a Lender, and any Eligible Assignee that becomes a party hereto pursuant to an Assignment Agreement, in each case other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), any option, trust or other preferential arrangement having the practical effect of any of the foregoing and any ‘security interest’ under the PPSA but excluding any deemed security interest under section 12(3) of the Australian PPSA in each case which does not in substance secure the payment or performance of an obligation, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Liquidity” means, as of any date of determination, the amount of Qualified Cash as of such date of determination, less the aggregate amount, if any, of trade payables which are outstanding more than ninety (90) days after becoming due and payable.

“Liquidity Covenant” has the meaning specified in Section 5.5.

“Loan” means a Term Loan.

“Loan Document” means any of this Agreement, any Term Promissory Note, the Collateral Documents, the Fee Letter, the Flow of Funds Agreement, any Guaranty, any Intercreditor Agreement and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent or any Lender in connection herewith that are expressly referenced as a “Loan Document” herein or therein (but specifically excluding Bank Product Agreements).

“Loan Party” means the Parent, the Borrower and any other Guarantor.

“Make-Whole Amount” means, as of any date of determination, an amount equal to (i) the present value on such date of the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the principal amount of the Term Loans paid on such date (or in the case of a Prepayment Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Term Loans outstanding on such date) from the date of the occurrence of the Prepayment Premium Trigger Event until the two year anniversary of the Funding Date, plus (ii) an amount equal to the Prepayment Premium that would otherwise be payable as if such Prepayment Premium Trigger Event had occurred on the day after the two year anniversary of the Funding Date, in each case, discounted to the date of determination on a monthly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Management Agreement” means that certain Advisory Services Agreement, as in effect on the Funding Date (provided that the economic terms thereof (including with respect to fee amounts and types of fees payable thereunder) are substantially the same as those disclosed in writing to the Administrative Agent on or prior to the Closing Date), by and between the Sponsor and Karpos Intermediate, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time in a manner that is not prohibited by this Agreement.

“Management Fee Payment Conditions” has the meaning specified in the definition of “Permitted Management Payments.”

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means (a) on the Funding Date, a Company Material Adverse Effect (as defined in the Merger Agreement) and (b) after the Funding Date, a material adverse effect on and/or a material adverse change with respect to (i) the business operations, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents; (iii) the legality, validity, binding effect, or enforceability against a Loan Party of this Agreement, the Fee Letter or any Collateral Document to which it is a party (other than directly caused by the failure of a Secured Party to duly execute, deliver or authorize a Loan Document to which it is a party at no fault of a Loan Party); (iv) the validity, perfection or priority of the Collateral Agent’s Liens on any material portion of the Collateral (other than directly caused by the failure of a Secured Party to make any necessary filings or maintain possession of any possessory collateral at no fault of a Loan Party); or (v) the rights and remedies available to, or conferred upon, the Agents, the Lenders and the other Secured Parties under the Loan Documents, taken as a whole (other than directly caused by a failure of a Secured Party identified in the parenthetical exceptions to clauses (iii) and (iv) above at no fault of a Loan Party).

“Material Intellectual Property” means Intellectual Property that is material to the business operations of the Loan Parties and their Subsidiaries, taken as a whole, as determined in good faith by the Borrower.

“Material Real Estate” means any fee owned or freehold Real Estate Asset located the United States and owned by any Loan Party, with a fair market value (as determined by the Borrower in good faith) in excess of $2,500,000 on the Funding Date (if owned by a Loan Party on the Funding Date) or at the time of acquisition (if acquired by a Loan Party after the Funding Date) or the date any Person becomes a Loan Party (if owned by a Person that becomes a Loan Party after the Funding Date); provided that for the avoidance of doubt, Material Real Estate will not include Excluded Assets (excluding for this purpose clause (a) of the definition of “Excluded Assets”).

“Material Subsidiary” means each of the Borrower’s Subsidiaries (a) whose total assets at the last day of the period of twelve (12) consecutive months ended on the applicable date of determination were equal to or greater than five percent (5%) of total assets at such date or (b) whose gross revenues for such period of twelve (12) consecutive months ended on the applicable date of determination were equal to or greater than five percent (5%) of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Funding Date, Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate (together with all other Immaterial Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b)) more than 10.0% of total assets as of the end of the most recent period of twelve (12) consecutive months ended on the applicable date of determination or more than 10.0% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period of twelve (12) consecutive months ended on the applicable date of determination, then subject to the applicable limitations set forth in this Agreement and/or any other Collateral Document, including, if applicable, the Agreed Security Principles, cause such Subsidiaries to become Guarantors in accordance with (A) in the case of any such Subsidiaries were formed, incorporated or acquired within the prior twelve (12) consecutive months ended on the applicable date of determination, Section 6.10(a) or (B) otherwise, Section 6.10(b), in each case, sufficient to ensure that Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate 10.0% or less of total assets as of the end of the most recent period of twelve (12) consecutive months ended on the applicable date of determination and 10.0% or less of the consolidated gross revenues of the Borrower and its Subsidiaries for such period of twelve (12) consecutive months ended on the applicable date of determination.

“Maturity Date” means the earliest of (a) the date that is five (5) Business Days after the End Date under, and as defined in, the Merger Agreement as in effect on the Closing Date, (b) the date that is the five year anniversary of the Funding Date (and if such date is not a Business Day, the immediately succeeding Business Day), and (c) the date that the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Merger” has the meaning specified in the recitals hereto.

“Merger Agreement” has the meaning specified in the recitals hereto.

“MOIC Amount” means, as of any date of determination, a fee which equates to an annualized rate of return on the Term Loans made by the Lenders (which return shall include any Prepayment Premium (and shall, for the avoidance of doubt, be calculated after giving effect to the calculation and payment of any Prepayment Premium), interest or fees paid in cash in connection with the Term Loans, but shall exclude any return on the Warrants) of 17.0% of the initial principal amount of the Term Loans.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means any mortgage, deed of trust or similar document in favor of Agent with respect to any Real Property securing all or any portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required by a Loan Party or, within the preceding five (5) plan years, were required by any Loan Party if any current or contingent liability to a Loan Party remains (including on account of any member of the Controlled Group).

“Net Casualty Proceeds” means proceeds in cash, as and when received by a Loan Party or any of its Subsidiaries, under any insurance policy on account of damage or destruction of any assets or property or as a result of any taking or condemnation of any assets or property (but excluding, for the avoidance of doubt, the proceeds of any business interruption insurance), net of: (a) all reasonable and customary out-of-pocket collection expenses thereof (including, without limitation, any reasonable legal or other reasonable professional fees) or other reasonable and actual collection expenses documented by the Borrower, in each case to the extent payable to a Person that is not an Affiliate of a Loan Party, (b) Taxes paid or payable in connection with the receipt of such proceeds or with the distribution or repatriation of such proceeds (regardless of whether such proceeds are actually distributed or repatriated), including as a result of the transfer of any cash consideration intra-group and including any related Permitted Dividends set forth in clause (c)(ii) of such definition, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Encumbrance which is senior to the Lien of the Agent on the assets subject to such taking, condemnation, damage or destruction and that is required to be repaid under the terms thereof as a result of such taking, condemnation, damage or destruction; provided that, if any amounts described in clauses (a) – (c) which are retained by any Loan Party or its Subsidiary in anticipation of paying any item described in clauses (a) – (c) are not thereafter in fact required to be paid, then such amounts shall constitute Net Casualty Proceeds.

“Net Disposition Proceeds” means proceeds in cash as and when received by a Loan Party or any of its Subsidiaries making a Disposition pursuant to Section 6.1(b)(vii) or Section 6.1(b)(xix) net of: (a) all reasonable and customary out-of-pocket transaction costs and expenses with respect thereto (including, without limitation, any reasonable legal or other reasonable professional fees) or other reasonable and actual out-of-pocket transaction costs and expenses documented by the Borrower, in each case to the extent payable to a Person that is not an Affiliate of a Loan Party, (b) Taxes paid or payable in connection with the receipt of such proceeds or with the distribution or repatriation of such proceeds (regardless of whether such proceeds are actually distributed or repatriated), including as a result of the transfer of any cash consideration intra-group and including any related Permitted Dividends set forth in clause (c)(ii) of such definition, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Encumbrance which is senior to the Lien of Agent on the assets subject to such Disposition and that is required to be repaid under the terms thereof as a result of such Disposition, and (d) reserves or escrows for indemnification obligations and purchase price adjustments and other similar contingent liabilities that are required to be in place under the terms of the agreement providing for such Disposition; provided that, if any amounts described in clauses (a) – (d) which are retained by any Loan Party or its Subsidiary in anticipation of paying any item described in clauses (a) – (d) are not thereafter in fact required to be paid, such amounts shall constitute Net Disposition Proceeds.

“Net Income” means, for any specified period, the net income (or deficit) of the Reporting Parties on a consolidated basis, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary non-recurring items of income; provided that there shall be excluded (a) the income (or loss) of any Person (other than any Loan Party) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Subsidiaries by such Person during such specified period, (b) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of the Borrower or is merged into or consolidated with any Subsidiary of the Parent or such Person’s assets are acquired by the Borrower or any Subsidiary thereof, (c) the income of any consolidated Subsidiary of the Borrower (other than any Loan Party) to the extent that the declaration or payment of dividends or other distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of any contractual obligation or Requirements of Law applicable to that consolidated Subsidiary, (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (e) any gain attributable to the write-up of any asset and any loss attributable to the write-down of any asset, (f) any net gain from the collection of the proceeds of life insurance policies, (g) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Loan Parties and their respective Subsidiaries on a consolidated basis, (h) in the case of a successor to any consolidated Subsidiary of the Parent by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of asset (unless such successor was a consolidated Subsidiary of the Parent prior to such consolidation, merger or transfer), (i) any deferred credit representing the excess of equity in any consolidated Subsidiary of the Borrower at the date of acquisition of such consolidated Subsidiary over the cost to the Borrower or any Subsidiary thereof of the investment in such Subsidiary, (j) the cumulative effect of any change in GAAP during such period, (k) [reserved] and (l) any non-cash FASB ASC 815 income (or loss) related to hedging activities and all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, swap contracts or other derivative instruments.

“Net Issuance Proceeds” means proceeds in cash as and when received by the Person incurring Indebtedness or issuing or selling Disqualified Equity Interests, net of all reasonable and customary out-of-pocket transaction costs and expenses with respect thereto (including, without limitation, any reasonable legal or other reasonable professional fees), Taxes paid or payable in connection with the receipt of such proceeds or with the distribution or repatriation of such proceeds to Borrower (regardless of whether such proceeds are actually distributed or repatriated), including any related Permitted Dividends set forth in clause (c)(ii) of such definition, or other actual transaction costs and expenses approved by the Agent, in each case to the extent payable to a Person that is not an Affiliate of a Loan Party.

“Non-Liquidity Covenants” has the meaning specified in Section 5.5.

“Non-U.S. Collateral” means any Collateral granted by, or over the share capital of, a Non-U.S. Loan Party (in each case, subject to and accordance with the Agreed Security Principles).

“Non-U.S. Loan Party” means any Loan Party other than a U.S. Loan Party.

“Non-US Lender” has the meaning specified in Section 2.19(e)(ii).

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means (a) all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, the Prepayment Premium, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and (b) all Bank Product Obligations; excluding, in each case, any Excluded Swap Obligations.

“OFAC” has the meaning specified in the definition of “Anti-Terrorism Laws.”

“Open Source Software” means Software licensed, pursuant to a standard non-exclusive end-user license agreement, to the general public in source code form with a right to make modifications, including any such Software licensed under terms that meet the current version of the Free Software definition maintained by the Free Software Foundation or the current version of the Open Source Definition maintained by the Open Source Initiative. Open Source Software includes software distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, and other licenses approved as Open Source Software Licenses under the Open Source Definition of the Open Source Initiative.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization or constitution, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any Trust, its Trust Deed, as amended, and (e) with respect to any limited liability company, its articles of organization or association, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Agent or any Lender, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 2.19(c).

“Parent” has the meaning specified in the preamble hereto.

“Participant Register” has the meaning specified in Section 10.6(d)(ii).

“PATRIOT Act” has the meaning specified in Section 4.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarization, stampings and/or notifications of or under the Collateral Documents and/or the security interests created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any security interests or the Collateral Documents or to achieve the relevant priority expressed therein.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permitted Acquired Indebtedness” means any Indebtedness (including Capitalized Leases) of any Person acquired or assumed by the Borrower and/or any of its Subsidiaries or attaching to the assets of a Person that becomes a Subsidiary of the Borrower pursuant to a Permitted Acquisition or other permitted Acquisition.

“Permitted Acquisition” means (i) the Take Private and (ii) any other Acquisition by any Loan Party; provided that with respect to such other Acquisition, the Administrative Agent shall have provided its prior written consent thereto (such consent not to be unreasonably withheld, delayed or conditioned).

“Permitted Dividends” means any of the following:

(a) Restricted Payments to the Parent, the Borrower and the other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower or any other Subsidiaries and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests, giving effect to any preferential arrangements in existence at the time of such Restricted Payment);

(b) dividends and distributions payable solely in additional Qualified Equity Interests;

(c) dividends to the Parent or any direct or indirect parent thereof the proceeds of which shall be used to pay (or to make further Permitted Dividends to allow any direct or indirect parent thereof to pay):

(i)   administrative or operating costs and expenses of such Persons and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties but excluding, for the avoidance of doubt, any management, consulting, monitoring, or similar fees paid to any Affiliate), in each case, which are reasonable and customary and incurred in the ordinary course of business;

(ii) without duplication, (w) franchise, excise and other taxes and other fees and expenses, in each case, required to maintain its (or any of such direct or indirect parent’s) corporate, legal or organizational existence, (x) distributions to such direct or indirect parent’s equity owners in proportion to their equity interests sufficient to allow each such equity owner to receive an amount at least equal to the aggregate amount of its customary out-of-pocket costs to any unaffiliated third parties directly attributable to creating (including any incorporation or registration fees) and maintaining the existence of the applicable equity owner (including doing business fees, franchise Taxes, excise Taxes and similar Taxes, fees, or expenses), and customary legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and complying with applicable legal requirements, including such costs attributable to the preparation of Tax returns or compliance with tax laws, (y) for any taxable period in which the Borrower is a member of a consolidated, combined, affiliated, or unitary group for U.S., non-U.S., or state income tax purposes of which the Parent or any direct or indirect parent thereof for such tax purposes is the common parent (a “Tax Group”), the consolidated, combined, affiliated, unitary or similar Australian, U.S., or other applicable federal, state, or local income Taxes attributable to the income of the Borrower and its Subsidiaries that are members of such Tax Group in an amount not to exceed the income Tax liabilities that would have been payable by the Borrower if the Borrower filed a separate consolidated, combined, affiliated, unitary or similar return with such Subsidiaries for such taxable period determined under the laws of the Borrower’s and its Subsidiaries’ country of organization (and without duplication of the amount of any such taxes actually directly paid by the Borrower or any of its Subsidiaries to the relevant taxing authority for such taxable period, if any), and (z) distributions in respect of Taxes to the extent they relate to or are attributable to the Controlled Group (including as a result of any tax grouping or similar arrangement, including arising under or in connection with any TFA or TSA or equivalent document for Indirect Tax purposes); or

(iii) customary indemnities provided on behalf of current or former directors, officers, employees, members of management and consultants of such Persons (excluding, for the avoidance of doubt, any management, consulting, monitoring, or similar fees paid to any Affiliate); or

(iv)   customary salary, bonus, severance and other benefits payable to current or former directors, officers, employees, members of management and consultants of such Persons (excluding, for the avoidance of doubt, any management, consulting, monitoring, or similar fees paid to any Affiliate) and any payroll, social security or similar taxes in connection therewith to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries; provided, that all amounts under this clause (iv) in the aggregate in any fiscal year shall not exceed $500,000, which amount, to the extent not used in such fiscal year, shall be carried forward to the next succeeding fiscal year only to the extent of any amount not utilized;

(d) dividends and distributions to the Parent (and, dividends and distributions to the Parent’s direct or indirect owners, as applicable) for purposes of paying (to the extent not paid directly by the Borrower), Permitted Management Payments;

(e) to the extent that (i) no Event of Default shall have occurred or be continuing, (ii) immediately prior to, and after giving effect to, such dividend, Liquidity would not be less than the amount then required pursuant to Section 5.5(b) and (iii) the Loan Parties shall be in pro forma compliance (after giving effect to the payment of the applicable repurchase, redemption or acquisition) with the other applicable covenants set forth in Section 5.5 as of the last day of the most recently ended fiscal quarter for which financial statements were required to be delivered under this Agreement, dividends may be made to the Parent or any Holdings Parent to enable the Parent or any Holdings Parent to, and the Parent or any Holdings Parent may, purchase, redeem or otherwise acquire or retire the Equity Interests of the Parent or any Holdings Parent held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Holdings Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Holdings Parent in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower, any of its Subsidiaries or any Holdings Parent in connection with the Transactions, in an amount not to exceed $1,000,000 during any fiscal year; provided, further, that the amount available in any fiscal year under this clause (d) may be increased by an amount not to exceed:

(i)   the cash proceeds from the sale of Equity Interests (other than any amount constituting Cure Proceeds or proceeds of an issuance of Disqualified Equity Interests) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Holdings Parent, in each case to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Holdings Parent that occurs after the Funding Date; plus

(ii) the cash proceeds of life insurance policies received by the Borrower or any other Loan Party (or by any Holdings Parent to the extent contributed to a Loan Party) after the Funding Date; minus

(iii) the amount of any Permitted Dividends previously made with the cash proceeds described in clauses (i) and (ii) of this clause (e);

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i) and (ii) of this clause (e) in any calendar year; provided further that cancellation of Indebtedness owing to the Borrower or any Subsidiary from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Holdings Parent or any Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Holdings Parent will not be deemed to constitute a Restricted Payment for purposes of Section 6.6 or any other provision of this Agreement;

(f)   (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Parent or any direct or indirect parent of the Parent in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Parent or any direct or indirect parent of the Parent or contributions to the equity capital of the Parent (other than any Disqualified Equity Interests or any Equity Interests sold to a Subsidiary of the Parent) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of Refunding Capital Stock;

(g) to the extent constituting Restricted Payments, payments required to be made pursuant to the Merger Agreement;

(h) dividends and distributions reflected in the Flow of Funds Agreement, including (without duplication) dividends and distributions in connection with the Transactions and the fees, payments and expenses related thereto or used to fund amounts owed to equityholders in connection therewith (including (A) dividends to any direct or indirect parent of the Parent to permit payment by such parent of such amount and (B) dividends paid to direct or indirect holders of Equity Interests of Keypath Education immediately prior to giving effect to the Take Private, or any assignee thereof, in connection with, or as a result of, their exercise of appraisal rights and the resolution or settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions); and

(i)   payments in connection with any class order guarantee entered into for the purpose of obtaining or complying with an order under Part 2M.6 of the Australian Corporations Act or an equivalent provision where the only members of that class order are other Loan Parties and Subsidiaries thereof.

For purposes of determining compliance with this definition and Section 6.6, (x) a Restricted Payment need not be made solely by reference to one category of Permitted Dividends described in this definition but may be made under any combination of such categories (including in part under one such category and in part under any other categories) and (y) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of such categories of Permitted Dividends, the Borrower shall, in its sole discretion, classify (or reclassify) such Restricted Payment (or any portion thereof) in any manner that complies with this definition.

“Permitted Encumbrances” means any of the following:

(a) Liens in favor of the Administrative Agent, the Collateral Agent or any other Secured Party securing all or any portion of the Obligations;

(b) Liens for Taxes or other Charges not yet delinquent or being Properly Contested;

(c) deposits or pledges (other than a pledge of all assets of the pledgor) to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(d) deposits or pledges (other than a pledge of all assets of the pledgor) to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance, surety and appeal bonds, letters of credit, bank guarantees and other obligations of like nature arising in the ordinary course of business;

(e) judgment Liens in existence for less than sixty (60) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1(i) hereof;

(f)   carriers’, landlords’, bailees’ repairmen’s, mechanics’, workers’, materialmen’s or other like Liens arising by statute and in the ordinary course of business with respect to obligations which are not yet due and payable or which are being Properly Contested;

(g) Liens placed upon fixed assets hereafter acquired by a Loan Party or Subsidiary thereof to secure Permitted Purchase Money Indebtedness; provided that any such Lien shall not encumber any assets of such Person not acquired with the proceeds of such Indebtedness except for any replacements, additions and accessions thereto and any proceeds, income or profits thereof;

(h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of Borrower and its Subsidiaries or are listed as exceptions in a title insurance policies delivered to, and accepted by, the Administrative Agent with respect to a mortgage;

(i)   Liens of the Borrower and its Subsidiaries existing, or provided for under binding contracts existing, as of the Funding Date and which are expected to remain after giving effect to the Funding Date and set forth on Schedule P-1; provided that (x) such Liens shall secure only those obligations which they secure after giving effect to the Funding Date and any Permitted Refinancing thereof and (y) such Liens shall not attach to any property or assets of any Loan Party or Subsidiary thereof other than the property and assets to which they apply as of the Funding Date and any replacements, additions and accessions thereto and any proceeds, income or profits thereof;

(j) Liens on unearned insurance premiums and proceeds thereof to secure premiums payable under insurance policies;

(k) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(l) non-exclusive licenses and sublicenses granted in the ordinary course of business or consistent with past practice;

(m) precautionary UCC or PPSA financing statements (or similar) filed with respect to any lease, bailment or consignment permitted by this Agreement;

(n) Liens in favor of collecting banks arising under Section 4-208 or Section 4-210 of the UCC;

(o) Liens (including the right of set-off, revocation, refund or chargeback) in favor of a bank or other depository institution encumbering deposits and solely relating to the maintenance of any applicable bank or deposit account;

(p) any cash collateral arrangement securing obligations incurred under clause (j) of the definition of Permitted Indebtedness;

(q) Liens arising out of consignment, title retention, conditional sale or similar arrangements for the sale of goods entered into by a Loan Party or any Subsidiary of a Loan Party in the ordinary course of business and to the extent any such arrangement is not otherwise prohibited under this Agreement;

(r)   Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s)   intercompany non-exclusive licenses, non-exclusive sublicenses, leases or subleases permitted pursuant to this Agreement;

(t)   Liens consisting solely of an agreement to Dispose of property or assets permitted by this Agreement;

(u) any source code escrow arrangements entered into in the ordinary course of business for the benefit of any customer of a Loan Party or Subsidiary thereof;

(v) Liens solely on any cash earnest money deposits made by a Loan Party (but not, for the avoidance of doubt, any amounts escrowed by a Loan Party with a third-party escrow agent) in connection with any letter of intent or purchase agreement permitted hereunder, but only to the extent such lien applies to an amount not exceeding ten percent (10%) of the anticipated purchase price or investment amount;

(w)   Liens securing Indebtedness permitted to be incurred pursuant to clauses (l) (provided that such Liens shall not secured by any assets other than the assets being acquired and any replacements, additions and accessions thereto and any proceeds, income or profits thereof), (m), (p), (q) (provided that such Lien shall rank junior to the Liens on the Collateral securing the Term Loan pursuant to an intercreditor agreement reasonably satisfactory to Administrative Agent), (s), (t) and (u) of the definition of Permitted Indebtedness; and

(x) other Liens which do not exceed $1,000,000 at any one time outstanding.

For purposes of determining compliance with this definition and Section 6.2, (x) a Lien need not be incurred solely by reference to one category of Permitted Encumbrances described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other categories) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Encumbrances, the Borrower shall, in its sole discretion, classify (or reclassify) such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Indebtedness” means any of the following:

(a) the Obligations and any Indebtedness under any Loan Document;

(b) Permitted Purchase Money Indebtedness;

(c) any guarantees permitted under Section 6.3 hereof;

(d) any Indebtedness of Borrower and its Subsidiaries existing, or provided for under binding contracts existing, as of the Funding Date and which are expected to remain after giving effect to the Funding Date, and set forth on Schedule P-3 hereof and (i) any Permitted Refinancing thereof and (ii) any renewals, extensions and refinancings expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the Funding Date, after giving effect to the Funding Date;

(e) Indebtedness incurred pursuant to a Permitted Intercompany Transfer;

(f)   Interest Rate Hedges and Foreign Currency Hedges that are entered into by any of the Loan Parties or any of their respective Subsidiaries to hedge their risks with respect to outstanding Indebtedness of Loan Parties and not for speculative or investment purposes;

(g) non-recourse Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(h) unsecured Indebtedness (i) incurred in the ordinary course of business of such Loan Party and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Loan Party or Subsidiary and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money;

(i)   unsecured Indebtedness consisting of Contingent Acquisition Consideration in connection with the Transactions, Permitted Acquisitions or other permitted Acquisitions in an aggregate principal amount at any time outstanding not to exceed, solely in respect of any such Indebtedness that is not subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent, $5,000,000; provided, that the total amount of Indebtedness at any time outstanding in reliance on this clause (i) shall not exceed $15,000,000;

(j)   Indebtedness in respect of any overdraft, local lines of credit, letters of credit and bank guarantee facilities, working capital facilities, bilateral financing lines or similar or equivalent facilities or financial accommodation in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Bank Products; provided that the aggregate outstanding principal amount of Indebtedness in reliance of this clause (j) at the time of issuance or incurrence shall not exceed $500,000;

(k) any other Indebtedness incurred by a Loan Party or any of its Subsidiaries in an aggregate outstanding principal amount not to exceed at the time of incurrence or issuance $1,000,000;

(l)   Permitted Acquired Indebtedness in an aggregate outstanding principal amount not to exceed at the time of incurrence or issuance $500,000;

(m)   Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any other Subsidiary to the extent permitted as an Investment pursuant to the definition of Permitted Investments;

(n) to the extent constituting Indebtedness, any Permitted Investment;

(o) unsecured Indebtedness of the Borrower that is evidenced by promissory notes issued by the Borrower to current or former directors, consultants, managers, officers and employees (or their Immediate Family Members) of the Borrower and its Subsidiaries or a Holdings Parent in connection with repurchases or redemptions of Equity Interests of the Parent or any Holdings Parent issued to such director, consultant, manager, officer or employee in an aggregate principal amount not to exceed $1,000,000 incurred in any fiscal year, so long as (i) such Indebtedness is not guaranteed by the Borrower or any Subsidiary thereof, (ii) such Indebtedness does not require the payment of any principal, premium, interest, fees or other amounts owing in respect thereof, (iii) such Indebtedness does not have any maturity, amortization, redemption, sinking fund or other similar payment prior to the Maturity Date then in effect, (iv) such Indebtedness does not have any covenants or defaults (other than a bankruptcy of the Borrower, change of control and non-payment of such Indebtedness but otherwise subject to the subordination provisions thereof), and (v) such Indebtedness is subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(p) Indebtedness of any Subsidiary of the Borrower that is not a Loan Party in an aggregate outstanding principal amount not to exceed $250,000 at the time of incurrence or issuance;

(q) Junior Indebtedness in an aggregate outstanding principal amount not to exceed at the time of incurrence or issuance $5,000,000 plus the amount of any paid in-kind interest that is added to the principal balance thereof and any Permitted Refinancing thereof; provided that such Indebtedness cannot be secured by a Lien on the Collateral on a pari passu basis with the Lien on the Collateral securing the Term Loans; provided, further, that any such Indebtedness shall be subject to a subordination or intercreditor agreement reasonably satisfactory to the Administrative Agent and shall not require amortization payments or mandatory prepayments (other than customary change of control mandatory prepayments) or, unless agreed to by the Administrative Agent, cash pay interest, in each case, until the date that is ninety-one (91) days after the Maturity Date;

(r) contingent obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain payroll services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the payroll services or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent obligations of Loan Parties incurred in the ordinary course of business;

(s) Indebtedness in respect of any financial accommodation of the type referred to in the definition of Bank Product and any other cash management services (including, daylight exposures, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds);

(t) any guarantee entered into for the purpose of obtaining or complying with an order under Part 2M.6 of the Australian Corporations Act where the only members of that class order are other Loan Parties and Subsidiaries thereof;

(u) any Indebtedness arising under any TFA and TSA and equivalent document for Indirect Tax purposes; and

(v) all premiums (if any), interest (including, post-petition interest, capitalized interest or interest otherwise payable in-kind), fees, payments, expenses, charges and additional or contingent interest on obligations described in the other clauses of this definition.

For purposes of determining compliance with this definition and Section 6.7, (x) Indebtedness need not be incurred solely by reference to one category of Permitted Indebtedness described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other categories) and (y) in the event that Indebtedness (or any portion thereof) meets the criteria of one or more of such categories of Permitted Indebtedness, the Borrower shall, in its sole discretion, classify (or reclassify) such Indebtedness (or any portion thereof) in any manner that complies with this definition.

“Permitted Intercompany Transfers” means (without duplication) any unsecured loans, advances or other Investments (a) made by a Subsidiary of the Parent to a Loan Party (provided that any amount owing from any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent), (b) made by a Subsidiary of the Parent that is not a Loan Party to another Subsidiary of the Parent that is not a Loan Party or (c) made by a Loan Party to a Subsidiary of Parent that is not a Loan Party; provided that in the case of this clause (c), no Event of Default under Section 8.1(a), (f), or (g) shall have occurred and be continuing or would immediately result therefrom, no Event of Default under Section 8.1(c) as a result of a breach of Section 5.5, 7.2 or 7.3 shall have occurred and be continuing or would immediately result therefrom, and the aggregate amount of Investments made in any fiscal year does not exceed (i) $500,000, plus (ii) $4,000,000 to fund ramp up costs and operating expenses for the businesses in Malaysia and Singapore; provided that (x) in the case of any Indebtedness issued after the Funding Date owed to any Loan Party, such Indebtedness is (i) to the extent the aggregate principal amount of all such Indebtedness at any time outstanding exceeds $500,000, subject to the Agreed Security Principles and the other applicable limitations set forth in this Agreement and/or any other Collateral Document, evidenced by a promissory note, the original of which has been delivered to Administrative Agent together with a duly executed allonge in form reasonably satisfactory to Administrative Agent and (ii) not forgiven or otherwise discharged for any consideration other than payment in full in cash unless otherwise consented to by the Administrative Agent and (y) any Investment made in, or loan made to, any Subsidiary of the Parent that is not a Loan Party at the date of the making of such Investment or loan and such Person becomes a Loan Party after such date, such Investment or loan shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (c) for so long as such Person continues to be a Loan Party.

“Permitted Investments” means any of the following:

(a) investments in cash and Cash Equivalents;

(b) Permitted Intercompany Transfers;

(c) Equity Interests held by the Parent or any Subsidiary thereof in any other Subsidiary of the Parent to the extent such Subsidiary was formed or acquired in compliance with the terms of this Agreement;

(d) investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers, or in connection with the settlement of disputes with any other Person;

(e) investments of the Borrower its Subsidiaries made as of the Funding Date, or made pursuant to binding commitments, as of the Funding Date and which are expected to remain after giving effect to the Funding Date, and set forth on Schedule P-2; or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Funding Date; provided that the amount of any such Investment or binding commitment may be increased only (i) as required by the terms of such Investment or binding commitment as in existence on the Funding Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), after giving effect to the Funding Date or (ii) as otherwise permitted under this Agreement;

(f) to the extent constituting investments, guarantees permitted by Section 6.3;

(g) investments consisting of Interest Rate Hedges and Foreign Currency Hedges otherwise permitted hereunder;

(h) to the extent constituting investments, deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business and other deposits constituting Permitted Encumbrances;

(i) to the extent constituting investments, deposit and securities accounts maintained in the ordinary course of business and in compliance with the provisions of this Agreement and the other Loan Documents;

(j) to the extent constituting an investment, transactions permitted under Section 6.1(a);

(k) the acquisition of operating assets in the ordinary course of business;

(l) investments (including promissory notes) received as the non-cash portion of consideration received in connection with a Disposition permitted under Section 6.1(b);

(m) Permitted Acquisitions and any Investments acquired in connection therewith;

(n) other investments so long as the aggregate amount of such investments shall not exceed $1,000,000 at any one time outstanding, plus amounts funded with proceeds of equity contributions to the Borrower (other than Cure Proceeds);

(o) to the extent constituting an Investment, advances in respect of transfer pricing and cost-sharing arrangements that are (x) in the ordinary course of business and (y) on an arm’s-length basis between the parties to such arrangements;

(p) investments which are the extension of trade credit in the ordinary course of business;

(q) investments which are advances made in connection with purchases of goods or services in the ordinary course of business;

(r) investments which are loans and advances existing or contractually committed at the date of any Permitted Acquisition (as amended, replaced, renewed or extended from time to time); provided that the amount of such loans are not increased after the date except to the extent permitted by other clauses of this definition;

(s) intercompany current liabilities owed by joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(t) investments which are loans and advances for the purpose of funding any payment to be made Parent, the Borrower or any of its Subsidiaries or any direct or indirect parent thereof in connection with its administrative costs, directors’ and employees’ remuneration, Taxes, professional fees, regulatory costs, insurance costs, establishment costs, central management services costs or to pay administration fees including, management services costs or to pay administration fees (including, administration fees, filing and audit fees and office expenses) required to maintain its existence and similar fees, costs and expenses reasonably incurred;

(u) any acquisition of any shares or securities owned by minority shareholders in any Person; provided that if immediately prior to the acquisition the shares already held by a Loan Party constitute Collateral, the shares so acquired will, to the extent required to become Collateral, become Collateral within the time periods provided in the respective Collateral Documents;

(v) to the extent constituting an Investment, a Permitted Dividend;

(w) loans and advances to or notes received from (i) employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent or any of its Subsidiaries for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) future, present and former employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent or any of its Subsidiaries and, in each of the cases in clause (w), their Controlled Investment Affiliates and Immediate Family Members, to fund such Person’s purchase of Equity Interests of the Borrower or any Holdings Parent thereof; provided that, to the extent such loans or advances are made in cash pursuant to this clause (w), the amount of all such advances made in cash shall not exceed $500,000 at any time outstanding; and

(x) any loan or credit arising under or in connection with any TFA or TSA.

For purposes of determining compliance with Section 6.4, (x) an Investment need not be made solely by reference to one category of Permitted Investments described in this definition but may be made under any combination of such categories (including in part under one such category and in part under any other categories) and (y) in the event that a proposed Investment (or a portion thereof) meets the criteria of one or more of the exceptions contained in this definition, the Borrower shall be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) among such clauses (a) through (x) above so long as such transaction continues to be classified as an Investment and is not being reclassified as a Permitted Dividend.

“Permitted Management Payments” means the Loan Parties may, to the extent required under the Management Agreement, (a) to the extent that no Event of Default pursuant to Section 8.1(a), (f) or (g) shall have occurred and be continuing (the “Management Fee Payment Conditions”), make payments of management, advisory, monitoring, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and similar fees to Sponsor or its Affiliates, in cash in accordance with the Management Agreement (with respect to the amount of such fees, as in effect on the Funding Date) in an aggregate amount not to exceed (i) from the Funding Date through and including the two (2) year anniversary of the Funding Date, an amount per annum equal to the greater of (I) $800,000 and (II) 5% of Consolidated EBITDA for the most recently ended measurement period for which financial statements have been (or were required to be) delivered pursuant to Section 7.2 or 7.3 and (ii) following the two (2) year anniversary of the Funding Date, an amount per annum equal to the greater of (I) $500,000 and (II) 5% of Consolidated EBITDA for the most recently ended measurement period for which financial statements have been (or were required to be) delivered pursuant to Section 7.2 or 7.3; provided that, if at any time any such fees are not permitted to be paid as a result of the failure to meet any Management Fee Payment Condition, then (x) such amounts shall continue to accrue and may bear interest, and (y) any such amounts that have accrued, including interest, but which were not permitted to be paid may, subject to the foregoing annual caps (it being agreed and understood that the amount actually paid in one year may exceed the amounts described above so long as the per annum amount is not exceeded across all relevant years), be paid at such time as the Management Fee Payment Conditions are satisfied, plus (b) notwithstanding whether any Event of Default hereunder shall have occurred and be continuing, pay any related indemnities and expenses (including any reimbursements and any unpaid indemnities and expenses accrued in any prior year).

“Permitted Purchase Money Indebtedness” means (a) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment or other assets by a Loan Party or any of its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Loan Party or any of its Subsidiaries; provided that such Indebtedness is incurred within 120 days of the acquisition of such property and (b) Capitalized Lease Obligations, in an aggregate amount for all Indebtedness outstanding under the foregoing clauses (a) and (b) not to exceed at the time of incurrence $500,000.

“Permitted Refinancing” means, with respect to Permitted Indebtedness under clause (d) or clause (q) of the definition of Permitted Indebtedness, Indebtedness incurred to refinance or replace such Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended (plus (i) accrued interest, expenses and premiums thereon and (ii) fees and reasonable and customary out-of-pocket costs and expenses incurred in connection with the Indebtedness to be incurred), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback or similar transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors in respect of the Indebtedness being refinanced or extended, (f) if such Indebtedness being refinanced or extended is contractually subordinated to the Obligations in right of payment (or the Liens on the Collateral securing such Indebtedness being refinanced or extended were contractually subordinated to the Liens on the Collateral securing the Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens on the Collateral securing such Indebtedness are contractually subordinated to the Liens on the Collateral securing the Obligations, as applicable) pursuant to a Subordination Agreement and (f) is otherwise on terms not materially less favorable to the Loan Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities (and where applicable, including series thereof), and Governmental Authorities.

“Personal Property Security Register” means the Australian personal property security register established under the PPS Regulations.

“PIK Interest” has the meaning specified in Section 2.7(f).

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Code or is a “defined benefit plan” as such term is defined under ERISA and, (i) is maintained by any Loan Party, (ii) to which any Loan Party is required to contribute (including on account of any member of the Controlled Group) or (iii) any Loan Party has any current or contingent liability (including on account of any member of the Controlled Group); provided that the term “Plan” shall not include any plan, program or arrangement required to by contributed to or sponsored by any Governmental Authority.

“Platform” has the meaning specified in Section 7.7.

“PPS Regulations” means the Personal Property Securities Regulations 2010 (Cth).

“PPSA” means, as applicable, (a) the Personal Property Securities Act 2009 (Cth), and any regulation in force at any time under the PPSA, including the PPS Regulations, and any legislative instrument made under the PPSA, each as amended (the “Australian PPSA”) or (b) the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute) (the “Canadian PPSA”), including the regulations thereto; provided that, if validity, perfection or the effect of perfection or non-perfection or opposability or the priority of any Lien created on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a Canadian jurisdiction other than Ontario, “Canadian PPSA” means the Personal Property Security Act or such other applicable legislation (including, without limitation, the Civil Code of Quebec) in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or opposability or priority.

“Precedent Documentation” has the meaning specified in Section 3.2.

“Prepayment Premium” means as of the date of the occurrence of a Prepayment Premium Trigger Event: (a) during the period of time from and after the Funding Date up to and including the date that is the second (2nd) anniversary of the Funding Date, an amount equal to the Make-Whole Amount on such date in cash to the Lenders, (b) during the period of time after the second (2nd) anniversary of the Funding Date up to and including the date that is the third (3rd) anniversary of the Funding Date, three percent (3.00%) of the principal amount of the Term Loans prepaid, (c) during the period of time after the third (3rd) anniversary of the Funding Date up to and including the date that is the fourth (4th) anniversary of the Funding Date, one percent (1.00%) of the principal amount of the Term Loans prepaid, and (d) after the fourth (4th) anniversary of the Funding Date, zero (0.00%).

“Prepayment Premium Trigger Event” means, at any time after the Funding Date,

(a) any optional prepayment pursuant to this Agreement or any mandatory prepayment pursuant to Section 2.13(a) or Section 2.13(d) prior to the Maturity Date by any Loan Party of all, or any part, of the principal balance of any Term Loans, whether before or after (i) the occurrence of an Event of Default or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations; and

(b) the acceleration of the Obligations in accordance with this Agreement for any reason, including, without limitation, acceleration in accordance with Section 8.1, including as a result of the commencement of an Insolvency Proceeding that constitutes an Event of Default.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s 10 largest banks), as in effect from time to time, or, if such source or rate is unavailable, any similar replacement or successor source or rate as reasonably determined by Administrative Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agents or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for the Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to the Borrower and each Lender.

“Pro Rata Share” means the percentage obtained by dividing (i) the Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Exposure of all Lenders.

“Properly Contested” means, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due (after giving effect to any applicable grace or cure periods) or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate actions promptly taken and diligently conducted; and (b) such Person has established appropriate reserves as shall be required in conformity with GAAP.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions, including Australia), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees related thereto, and listing fees, in each case, whether arising by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange) or in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange (or similar non-U.S. exchange).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, in the United States, Australia, the United Kingdom, and Canada, and which, solely after the date that is ninety (90) days after the Funding Date (as such date may be extended by the Collateral Agent in its sole discretion), such Deposit Account or Securities Account is the subject of a customary springing control agreement for the benefit of the Collateral Agent (on behalf of the Secured Parties) (including a Control Agreement) or the equivalent under the relevant jurisdiction of formation of the relevant Loan Party or Subsidiary.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Qualified Jurisdiction” means (a) Australia (including, where relevant, any State or province thereof), (b) Canada (including, where relevant, any province or territory thereof), (c) England and Wales and (d) the United States of America and any State or territory thereof and the District of Columbia.

“Real Estate Asset” means, at any time of determination, any interest (fee, freehold, leasehold or otherwise) then owned by any Loan Party in any real property.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates and located in the United States.

“Receivables” means and includes, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the UCC, Section 10 of the Australian PPSA and Section 1(1) of the Canadian PPSA or any equivalent legislation) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Refunding Capital Stock” has the meaning specified in clause (f) of the definition of “Permitted Dividends.”

“Register” has the meaning specified in 10.6(c)(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Reinvestment Casualty Proceeds” has the meaning specified term in Section 2.13(b).

“Reinvestment Disposition Proceeds” has the meaning specified term in Section 2.13(a).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, or leaching into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Released Subsidiary” has the meaning specified in Section 6.10.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reporting Parties” means the Borrower and its Subsidiaries.

“Report(s)” has the meaning specified in Section 9.10(a).

“Reportable ERISA Event” means a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder, other than an event for which the thirty (30)-day notice period is waived.

“Required Lenders” means Lenders whose Pro Rata Shares aggregate more than fifty percent (50%); provided, that, the portion of the total outstanding amount of Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Prepayment Date” has the meaning specified in Section 2.14(c).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” has the meaning specified in Section 6.6.

“Retired Capital Stock” has the meaning specified in clause (f) of the definition of “Permitted Dividends.”

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of comprehensive Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC (including that such Person is on the list of Specially Designated Nationals and Blocked Persons administered by OFAC).

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, (e) the Australian Transaction Reports and Analysis Centre, (f) the Australian Department of Foreign Affairs and Trade, or (g) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Secured Parties” means, collectively, the Agents, Lenders and each Bank Product Provider, together with any parties identified as “secured parties,” “charges,” “assignees” or otherwise specified as the recipients of security, and the respective successors and assigns of each of them.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933.

“Security Trust” means the security trust established by the Security Trust Deed Poll.

“Security Trustee” means the Collateral Agent in its capacity as security trustee of the Security Trust.

“Security Trust Deed” means the Security Trust Deed Poll, dated on or about the Funding Date, granted by the Security Trustee in favor of the Secured Parties.

“Software” means computer programs, including operating systems, applications, routines, and interfaces, whether in source code or object code, algorithms, electronic data and electronic collections of data, and all documentation (including technical specifications, functional specifications, schematics, user manuals and training materials) related to any of the foregoing.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit E.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital; provided, that with respect to any Australian Loan Party, “Solvent” has the meaning given to the term “solvent” in Section 95A of the Australian Corporations Act.

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to Keypath Education and each of its Subsidiaries in the Merger Agreement as are material to the interests of the Administrative Agent and the Lenders, but only to the extent the Parent or the Borrower has the right to terminate its obligations under the Merger Agreement as a result of the failure of such representations and warranties to be true and correct.

“Specified Insurance Policy” has the meaning specified in Section 5.6(a).

“Specified Representations” means the representations and warranties made solely by the Parent and the Borrower set forth in Sections 4.1(a) (with respect to (i) enforceability of the Loan Documents against the Loan Parties and (ii) organizational power and authority of Parent and Borrower and due authorization, execution and delivery by such Loan Parties, in each case, as they relate to their entry into and performance of, the Loan Documents) 4.1(b)(i) (with respect to Parent and Borrower only and as related to the entry into, and performance of, the Loan Documents by such Loan Parties), 4.2(a) (with respect to the organizational existence of Parent and Borrower only), 4.3, 4.7 (as to the first sentence only), 4.11, 4.12, 4.19 (as related to the use of proceeds of the Term Loans) and, except with respect to items referred to in Schedule 5.12, are subject to the Legal Reservations and Perfection Requirements.

“Specified Transactions” means any acquisitions, investments, restricted payments, debt repayments, dispositions, issuance or incurrence of debt or issuance or contribution to equity as permitted by this Agreement.

“Sponsor” means Sterling Fund Management, LLC and its Control Investment Affiliates and Controlled Investment Affiliates.

“Sponsor Model” means the model delivered to the Administrative Agent on May 13, 2024.

“Stock Certificates” has the meaning specified in Section 3.2.

“Subject Transaction” has the meaning specified in Section 1.2(b).

“Subordination Agreements” means any written subordination agreement accepted by the Administrative Agent with respect to any Junior Indebtedness.

“Subsequent Transaction” has the meaning specified in Section 1.7.

“Subsidiary” means, with respect to the Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and includes, in relation to an Australian Loan Party, a ‘Subsidiary’ as defined in the Australian Corporations Act, but as if ‘body corporate’ includes any person or entity; provided in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless the context otherwise requires, references to Subsidiaries are to Subsidiaries of the Borrower.

“Subsidiary Stock” means one hundred percent (100%) of the Equity Interests issued to a Loan Party by each Subsidiary thereof, including the Equity Interests described on Schedule 4.2(b) hereto; provided, however, such Equity Interests issued by a CFC or FSHCO that is not a Loan Party shall include no more than 65% of such Equity Interests entitled to vote (within the meaning of United States Treasury Regulations Section 1.956-2(c)(2)).

“Successor Parent” has the meaning specified in Section 6.8.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Take Private” has the meaning specified in the recitals hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) or similar charge in the nature of tax, in each case imposed by any Governmental Authority, and all interest, penalties, or additions to tax with respect thereto.

“Tax Consolidated Group” means a “consolidated group” or “MEC group” (each, as defined in the Australian Tax Act).

“Tax Funding Agreement” or “TFA” means a tax funding agreement between the members of a Tax Consolidated Group which includes: (a) reasonably appropriate arrangements for the funding of tax payments by the Head Company having regard to the position of each member of the Tax Consolidated Group; (b) an undertaking from the Head Company of the Tax Consolidated Group to compensate each other member adequately for loss of tax attributes (including tax losses and tax offsets) as a result of being a member of the Tax Consolidated Group; and (c) an undertaking from the Head Company to pay all group liabilities (as described in section 721-10 of the Australian Tax Act) of the Tax Consolidated Group.

“Tax Group” has the meaning specified in the definition of “Permitted Dividends.”

“Tax Sharing Agreement” or “TSA” means an agreement between the members of a Tax Consolidated Group that satisfies the requirements in section 721-25 of the Australian Tax Act for being a valid tax sharing agreement, and complies with the Australian Tax Act and any law, official directive, guideline or policy (whether or not having the force of law) issued in connection with the Australian Tax Act. The TSA may be contained in the same document as the TFA.

“Term Loans” means the term loans made to the Borrower by the Lenders pursuant to Section 2.1.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $40,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.

“Term Promissory Note” means a promissory note in the form of Exhibit H as it may be amended, supplemented or otherwise modified from time to time.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

Notwithstanding the foregoing, if Term SOFR determined in accordance with clause (a) or clause (b) above is less than the Floor, then Term SOFR shall be equal to the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of a Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of a Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon a Loan Party or any member of the Controlled Group.

“Toxic Substance” means and include any material present on the Real Property (including leasehold interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., analogous state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trade Announcements” has the meaning specified in Section 10.18.

“Transaction Costs” means the fees, costs and expenses payable by the Parent or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents.

“Transactions” means, collectively,

(a) the transactions contemplated by the Merger Agreement;

(b) the entering into of this Agreement on the Closing Date, the entrance into the other Loan Documents entered into on the Funding Date, the transactions contemplated by the Loan Documents and the funding on the Funding Date of the Term Loan and the payment of fees, Transaction Costs and expenses incurred in connection with each of the foregoing.

“Transformative Transaction” means any disposition by Parent or any of its Subsidiaries involving (x) a disposition of all or substantially all of the Parent and its Subsidiaries’ U.S. business and operations, (y) a disposition of all or substantially all of the Parent and its Subsidiaries’ Australian business and operations, and/or (z) an aggregate purchase price (including costs and expenses, deferred purchase price and Indebtedness assumed and/or incurred in connection therewith) in excess of $10,000,000.

“Treasury Rate” means a rate equal to the then current yield to maturity on actively traded U.S. Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor) the period from the date that payment of the Make-Whole Amount is received to the date that falls on the fifth anniversary of the Funding Date.

“Trust” means, in respect of an Australian Loan Party, each trust of which an Australian Loan Party enters into a Loan Document as trustee. It includes for an Australian Loan Party any trust specified in this Agreement.

“Trust Deed” means the trust deed or other document which establishes and sets out the terms of a Trust.

“TTM EBITDA” means, as of any date of determination, Consolidated EBITDA of the Reporting Parties determined for the twelve (12)-month period most recently ended for which financial statements have most recently been required to be delivered pursuant to Section 7.2, Section 7.3 or Section 7.4, as applicable.

“Type of Loan” means with respect to any Loan or portion of a Loan, a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“U.S. Guarantor” means each Guarantor incorporated in United States or any state thereof or the District of Columbia.

“U.S. Loan Party” means Borrower and each U.S. Guarantor.

“U.S. Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit F-2, together with supplements or joinders thereto.

“U.S. Subsidiary” means each Subsidiary of the Parent incorporated in United States or any state thereof or the District of Columbia.

“Warrants” means the detachable penny warrants issued to the Lenders on the Funding Date, in substantially the form set forth on Exhibit F-4 hereto and with the terms set forth on Exhibit F*.

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.14(c).

“Weighted Average Life” means, when applied to any Indebtedness at any date, the period of time (expressed in years) obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness (without giving effect to any prepayment made in respect thereof).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting and Other Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by any Loan Party to the Administrative Agent and the Lenders pursuant to Sections 7.2, 7.3, and 7.4 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for therein, if applicable). To the extent there are any changes in GAAP (or any changes in GAAP are implemented or take effect) after the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect immediately prior to such change (or the implementation of such change) therein. Notwithstanding the foregoing, (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Loan Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) unless otherwise elected by the Borrower, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting treatment of “operating” and “capital” leases scheduled to become effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases, (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018 (whether or not such lease was entered into on or after such date). For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Loan Document as if fully set forth therein, mutatis mutandis.

(b) With respect to any period during which a Permitted Acquisition, other permitted Acquisition or a Disposition has occurred (each, a “Subject Transaction”), Consolidated EBITDA and, with respect to a Permitted Acquisition or other permitted Acquisition, Contribution Margin shall be calculated with respect to such period on a pro forma basis (provided that, notwithstanding the foregoing, no adjustment shall be made to Consolidated EBITDA which is capped in the definition of “Consolidated EBITDA” to the extent such adjustment would exceed such cap as a result of such adjustment) using the historical audited financial statements (if available, and if such financial statements are not available, then historical financial statements in form that are reasonably acceptable to the Administrative Agent) of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period) and, for the avoidance of doubt, (x) any references herein with respect to pro forma compliance with any financial covenant shall mean to refer to such compliance as of the date of the most recent financial covenant testing date for which financial reporting has been delivered and (y) any other references herein to calculations and determinations made on a “pro forma basis” shall mean to provide that such calculation and determination shall give pro forma effect to the transaction(s) applicable to such context in which such references appear (for example, acquisitions, dispositions, investments, incurrence or repayment of debt) and which are consummated in any fiscal period subject to such calculation or determination as if they had occurred and were consummated as of the first (1st) day of such fiscal period.

(c) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise reasonably determine in consultation with (and notice to) the Borrower.

Section 1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 or Section 10.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) in the case of Obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (c) [reserved], (d) the payment or repayment in full in immediately available funds of all other outstanding Obligations (excluding unasserted contingent indemnification and unasserted expense reimbursement Obligations, but including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Bank Product Providers) other than any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (e) the termination of all of the Commitments of the Lenders. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) references to any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, restating, amending and restating, replacing, supplementing or interpreting such law, statute or regulation, (iii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and (iv) unless otherwise specifically indicated, any reference to “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective. All references to (a) “knowledge” of any Loan Party or a Subsidiary (as applicable) means the actual knowledge of an Authorized Officer of such Loan Party or Subsidiary (as applicable) and (b) “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower s and their Subsidiaries, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in Australia, the United States or any other jurisdiction in which the Borrower s or any Subsidiary does business, as applicable.

Section 1.4 Time References and Timing of Payment and Performances. Unless otherwise indicated herein, all references to time of day shall be references to New York City time on such day (whether daylight savings or otherwise). For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day. Except as otherwise provided herein or in any other applicable Loan Document, when the payment of any obligation or the performance of any covenant, duty or obligation under this Agreement or any other Loan Document is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.6 Rates. Except as expressly set forth in this Agreement, the Administrative Agent does not warrant or accept responsibility for, and shall not (except to the extent arising from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement or any other Loan Document by, the Administrative Agent, as determined by a court of competent jurisdiction in a final, non-appealable order) have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service (except to the extent arising from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement or any other Loan Document by, the Administrative Agent, as determined by a court of competent jurisdiction in a final, non-appealable order).

Section 1.7 Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, in connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of (a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including EBITDA less CapEx, (b) determining compliance with representations and warranties, or a requirement regarding the absence of Defaults or Events of Default (other than under Section 8.1(a), (f) or (g)), or (c) testing availability under baskets set forth in this Agreement including baskets measured as a percentage of Consolidated EBITDA, in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a pro forma basis as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower would have been permitted to take such action on the relevant LCA Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness (a “Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that Net Income (and any other defined term derived therefrom) shall not include any Net Income of, or attributable to, Person or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

Section 1.8 Baskets.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, (i) unless the Borrower elects otherwise, if the Borrower or its Subsidiaries in connection with any substantially concurrent transaction or series of such related transaction (A) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments or repays any Indebtedness or takes any other action under or as permitted by a ratio-based basket (any such amounts, the “Incurrence-Based Amounts”) and (B) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, or repays any Indebtedness or takes any other action under a non-ratio-based basket (including, without limitation, any basket with a fixed dollar amount or based on a percentage of Consolidated EBITDA) (any such amounts, the “Fixed Amounts”) (which shall occur concurrently or substantially concurrently with the events in clause (A) above), then the Fixed Amounts shall be disregarded in the calculation of the financial test or ratio test applicable to such Incurrence-Based Amounts and (ii) if the Borrower or its Subsidiaries enters into any committed revolving credit facility, the Borrower may elect to determine compliance of such facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility). In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis.

(b) If any Lien, Indebtedness, Disqualified Equity Interests, Preferred Stock, Disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in substantially concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of any amount, threshold, exception, value or other baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Equity Interests, Disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or re-classification), such percentage of Consolidated EBITDA will be deemed not to be exceeded.

(c) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including pro forma compliance with Section 5.5 or any test based on EBITDA less CapEx) and/or the amount of Consolidated EBITDA or Net Income, such financial ratio, financial test or amount shall, subject to this Section 1.8, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Section 1.9 Currency Generally.

(a) For purposes of determining compliance with any basket with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such basket utilization occurs or other basket measurement is made (so long as such basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a basket previously made in reliance on such basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such basket.

(b) For purposes of determining Contribution Margin, Liquidity or EBITDA less CapEx, amounts denominated in a currency other than Dollars will be converted into Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the applicable test period with respect to the applicable date of determination and shall, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Interest Rate Hedges and Foreign Currency Hedges permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness (as applicable).

Section 1.10 Agreed Security Principles.

The determination of the guarantees to be provided by Subsidiaries that are Foreign Subsidiaries and the determination of Collateral to be provided by the Foreign Subsidiaries and the Collateral Documents to be delivered under this Agreement by Foreign Subsidiaries, and any obligation to enter into such document or obligation and/or provide security in any Collateral, by any such Foreign Subsidiaries, shall be subject in all respects to the Agreed Security Principles.

Section 1.11 Banking Code of Practice.

The parties agree that the Banking Code of Practice of the Australian Banking Association does not apply to the Loan Documents or any transactions or banking service provided under them.

Section 1.12 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, to the extent that any Lender voluntarily extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans incurred under a new credit facility, in each case, to the extent such refinancing is effected by means of a “cashless roll” by such Lender, such refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” in “cash” or other similar requirement.

Section 1.13 Australian Interpretation. For purposes of any assets, liabilities or entities located in Australia and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of Australia or a court or tribunal exercising jurisdiction in Australia:

(a) Unless the context requires otherwise, a reference to “Australia” shall include the Commonwealth of Australia and each State or Territory of the Commonwealth of Australia (and “Australian” shall have a corresponding meaning).

(b) In relation to any Australian Loan Party or where the PPSA otherwise applies, a reference to a Lien or other security interest includes any “security interest” as defined in sections 12(1) or (2) of the PPSA.

(c) Where it relates to any Australian Loan Party, a reference to: (i) bankruptcy includes administration; (ii) liquidation includes winding up; (iii) a receiver includes a controller and a managing controller, each as defined in the Australian Corporations Act (and a reference to receivership has a corresponding meaning); and (iv) insolvency proceeding includes any corporate action, legal proceedings or other formal procedure, filing or step under the Bankruptcy Act 1966 (Cth) and Chapter 5 and Part 5C.9 of the Australian Corporations Act in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization or the appointment of a liquidator, receiver, administrator, compulsory manager or other similar officer.

Article II

Loans

Section 2.1 Term Loans.

(a) Term Loan Commitments. Subject to the terms hereof, and solely to the conditions set forth in Section 3.2, each Lender severally agrees to make, on the Funding Date, a Term Loan to the Borrower in an aggregate amount equal to such Lender’s Term Loan Commitment. The Borrower may make only one borrowing under the Term Loan Commitments which shall be on the Funding Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Funding Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date. Any Term Loan that is subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to any Term Loans shall be paid in accordance with the payment terms set forth herein (including, without limitation, payment terms with respect to interest payments set forth in Section 2.7, amortization payments set forth in Section 2.11 and mandatory prepayments, if any, set forth in Section 2.13) and, in any event, the Term Loans (inclusive of PIK Interest) shall be paid in full in cash no later than the Maturity Date.

(b) Termination of Term Loan Commitments. The Term Loan Commitments shall irrevocably terminate on the earlier of (i) the date that is five (5) Business Days after the End Date under, and as defined in, the Merger Agreement as in effect on the Closing Date and (ii) the date of the making of the Term Loans.

(c) Borrowing Mechanics for Term Loans.

(i) The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 12:00 noon (New York City time) three (3) Business Days (or such shorter period as Administrative Agent may agree in its sole discretion) prior to the Funding Date; provided such notice in respect of the Term Loans to be made on the Funding Date may be conditioned on the closing of the Merger. Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing. The Administrative Agent and Lenders (1) shall be entitled to rely conclusively on any Authorized Officer’s authority to borrow Term Loans on behalf of the Borrower until the Administrative Agent receives written notice to the contrary, and (2) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii) Each Lender shall make its portion of the Term Loans available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Funding Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent set forth in Section 3.2 and receipt of all funds requested in the applicable Funding Notice, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from the Lenders to be made by wire transfer to the account of the Borrower as may be designated in writing to the Administrative Agent by the Borrower in said Funding Notice.

Section 2.2 [Reserved].

Section 2.3 Interest Periods. At the time the Borrower gives a Funding Notice or Conversion/Continuation Notice, the Borrower shall give the Administration Agent written notice of the Interest Period applicable to such Credit Extension. If the Borrower fails to specify an Interest Period in any Funding Notice or Conversion/Continuation Notice, then the applicable Interest Period thereof shall be deemed to be an Interest Period identical to the Interest Period just ending or otherwise an Interest Period of three (3) months.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.5 Use of Proceeds. The proceeds of the Term Loans made on the Funding Date shall be used to (a) finance the Transactions, (b) pay Transaction Costs and (c) finance ongoing working capital and other general corporate needs of the Borrower and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.6 Evidence of Debt; Register; Lenders’ Books and Records; Loans.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it (including PIK Interest) and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to the Borrower at least two (2) Business Days prior to the Funding Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Funding Date (or, if such notice is delivered after the Funding Date, promptly after the Borrower’s receipt of such notice) a Term Promissory Note to evidence such Lender’s Term Loan.

Section 2.7 Interest.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made (for the avoidance of doubt with respect to Loans issued on the Funding Date, from the Funding Date) through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a SOFR Loan, at Term SOFR plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest (or with respect to which a Funding Notice or Conversion/Continuation Notice has been deemed to be rescinded pursuant to Section 2.16(a)), then for that day such Loan shall be a Base Rate Loan.

(c) In connection with SOFR Loans there shall be no more than five Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, then the applicable Interest Period thereof shall be deemed to be an Interest Period identical to the Interest Period just ending or otherwise an Interest Period of three (3) months. At any time that an Event of Default has occurred and is continuing, if notified by the Administrative Agent in writing, then the Borrower no longer shall have the option to request that any portion of the Loans be a SOFR Loan and any existing SOFR Loans shall automatically convert to Base Rate Loans on the last day of their current Interest Period if such Event of Default is continuing at such time. Promptly on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined and shall promptly give written notice thereof to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be (i)(x) with respect to Base Rate Loans for which the interest rate payable is based on the Prime Rate, computed on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed and (y) with respect to any other Loans, computed on the basis of a three hundred sixty (360) day year, in each case for the actual number of days elapsed in the period during which it accrues and (ii) paid to the Administrative Agent as set forth in Section 2.14(b). In computing interest on any Loan, the date of the making of such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in cash and in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment or redemption of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(f) On or prior to the twenty-four (24) month anniversary of the Funding Date, and so long as no Event of Default under Section 8.1(a), (f), or (g) has occurred and is continuing and no Event of Default under Section 8.1(c) as a result of a breach of Section 5.5, 7.2 or 7.3 has occurred and is continuing for at least the entirety of the first full fiscal quarter immediately succeeding the fiscal quarter in which such Event of Default initially occurred, the Borrower may elect to pay in kind a portion not to exceed 50% of the accrued and unpaid interest (any such interest paid in kind, the “PIK Interest”) on the Loans (other than any interest accruing at the Default Rate) payable on any Interest Payment Date at a rate per annum equal to the Applicable Margin then in effect (it being understood and agreed that any portion of such interest that has accrued pursuant to this Section 2.7 that is not permitted to be capitalized pursuant to this clause (f) shall be paid in cash). Such election to pay in kind interest in accordance with the immediately preceding sentence shall occur automatically without notice with respect to the first applicable Interest Payment Date, and will continue to apply to each subsequent Interest Payment Date until the Borrower shall have delivered written notice to the Administrative Agent at least five (5) Business Days prior to the applicable Interest Payment Date (or by such later date as agreed by the Administrative Agent) that the Borrower elects to pay all accrued and unpaid interest in cash. All interest due and payable hereunder that the Borrower elects to pay in the form of PIK Interest shall be capitalized, added to the then outstanding principal amount of the Loans as additional principal obligations thereunder automatically on and as of such Interest Payment Date, and shall automatically constitute a part of the outstanding principal amount of the Loans for all purposes hereof (including the accrual of interest thereon at the rates applicable to the Loans generally).

(g) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent and the Borrower shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.8 Conversion/Continuation.

(a) Subject to Section 2.17, and so long as no Event of Default has occurred and is continuing, and notice has not been given to the Borrower by the Administrative Agent in writing pursuant to Section 2.7(c), the Borrower shall have the option:

(i)   to convert at any time all or any part of any Loan equal to $1,000,000, and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless the Borrower shall pay any amounts due under Section 2.17 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Loan as a SOFR Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a SOFR Loan) (or, in each case, such shorter period in advance of such conversion/continuation date as the Administrative Agent may agree in its sole discretion). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Interest. Automatically upon any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, with respect to any Event of Default under Section 8.1(c) as a result of a breach of Section 5.5, 7.2 or 7.3 that has occurred and is continuing for at least the entirety of the first full fiscal quarter immediately succeeding the fiscal quarter in which such Event of Default initially occurred, at the election of the Required Lenders, the principal amount of all Loans outstanding (inclusive of any PIK Interest) shall be payable promptly after written demand therefor at a rate that is 2.00% per annum in excess of Applicable Margin then in effect and, to the extent permitted by applicable law, any overdue accrued and unpaid interest on the Loans and any overdue fees or other overdue amounts owed hereunder, shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable promptly after written demand therefor at a rate equal to 2.00% per annum (the foregoing rates, collectively, the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender. Default interest payable pursuant to this Section 2.9 shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues.

Section 2.10 Fees. The Borrower agrees to pay to the Agents and the Lenders, as applicable, all fees payable by them in the Fee Letter in the amounts and at the times specified therein.

Section 2.11 Amortization of Term Loans.

(a) Commencing with the last Business Day of the first full fiscal quarter following the two (2) year anniversary of the Funding Date and on the last Business Day of each March, June, September and December thereafter, the Borrower shall repay an aggregate principal amount of Term Loans equal to point six hundred twenty-five percent (0.625%) of the aggregate principal amount of all Term Loans funded on the Funding Date, and on the Maturity Date, all outstanding Term Loans shall be repaid in full.

(b) All amounts referred to in this Section 2.11 shall be paid to the Administrative Agent as set forth in Section 2.15(a) and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof (if applicable).

(c) All amounts payable pursuant to this Section 2.11 shall be payable in immediately available funds. Such amounts shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

Section 2.12 Voluntary Prepayments, Commitment Reductions and Call Protection.

(a) Voluntary Prepayments.

(i) Any time and from time to time (a) with respect to Base Rate Loans, the Borrower may prepay at par any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount and (b) with respect to SOFR Loans, the Borrower may prepay at par any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made upon one (1) Business Day’s prior written notice and the Administrative Agent will promptly notify each Lender of receipt of such notice. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

(b) Voluntary Commitment Reductions. The Borrower may, at any time and from time to time prior to the Funding Date, permanently reduce in part the Commitments in an amount not to exceed $10,000,000; provided, that any such reduction shall be in a minimum amount of $1,000,000 or $1,000,000 dollar increments in excess thereof. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day not less than one (1) Business Day in advance) of such reduction and the amount of such partial reduction, and such reduction of the Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c) Prepayment Premium.

(i) Upon the occurrence of a Prepayment Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the benefit of all Lenders in accordance with their respective Pro Rata Shares, the Prepayment Premium.

(ii) In addition, upon the repayment in full of the Obligations or the occurrence of a Prepayment Premium Trigger Event pursuant to clause (b) of the definition thereof, the Borrower shall pay to the Administrative Agent, for the benefit of all Lenders in accordance with their respective Pro Rata Shares, the MOIC Amount.

(iii) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), any Prepayment Premium and MOIC Amount determined as of the date of acceleration will also be due and payable and will be treated and deemed as though the Term Loan were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Each of the Prepayment Premium and MOIC Amount payable in accordance with this Section 2.12(c) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the repayment or Prepayment Premium Trigger Event, and the Borrower and other Loan Parties agree that it is reasonable under the circumstances currently existing. THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM OR MOIC AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (A) each of the Prepayment Premium or MOIC Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium and MOIC Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and MOIC Amount, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.12(c), (E) their agreement to pay the Prepayment Premium and MOIC Amount is a material inducement to the Lenders to make available the Term Loans, and (F) the Prepayment Premium and MOIC Amount represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such repayment or Prepayment Premium Trigger Event.

Section 2.13 Mandatory Prepayment.

(a) Dispositions. No later than the fifth (5th) Business Day following the date of receipt by any Loan Party or any of its Subsidiaries of any Net Disposition Proceeds from any Disposition pursuant to Section 6.1(b)(vii) or Section 6.1(b)(xix) or any Transformative Transaction (in each case, together with all Net Casualty Proceeds subject to Section 2.13(b)) in excess of $2,500,000 in the aggregate in any fiscal year (with only the amount in excess of $2,500,000 being subject to prepayment), the Borrower shall prepay Loans as set forth in Section 2.14(b) in an aggregate amount equal to such excess Net Disposition Proceeds; provided, other than with respect to any Net Disposition Proceeds related to any Transformative Transaction which may not be reinvested, so long as (i) the Borrower intends to reinvest all or any portion of such Net Disposition Proceeds (the “Reinvestment Disposition Proceeds”) in assets used or useful to the business of the Loan Parties and their Subsidiaries in a manner not in contravention of the provisions of this Agreement and (ii) the Borrower or its Subsidiaries, as applicable, apply such Reinvestment Disposition Proceeds within 270 days after the receipt of such Reinvestment Disposition Proceeds (which 270-day period shall be extended by an additional 180 days if Borrower Subsidiaries shall have entered into a binding commitment within such 270-day period to invest such Reinvestment Disposition Proceeds), the Borrower and its Subsidiaries shall not be required to make such prepayment out of the Reinvestment Disposition Proceeds; provided further that to the extent any such Reinvestment Disposition Proceeds have not been so applied by the end of such 270-day period (or if only a commitment to invest has been made during the initial 270-day period, such additional 180-day period), then, at such time, a prepayment shall be required in an amount equal to such Reinvestment Disposition Proceeds that have not been so applied. The foregoing shall not be deemed to be implied consent to any Disposition or other transaction prohibited by the terms and conditions of this Agreement or any Loan Document.

(b) Casualty Events. No later than the fifth (5th) Business Day following the date of receipt by the Parent or any of its Subsidiaries of any Net Casualty Proceeds (together with all Net Disposition Proceeds subject to Section 2.13(a)) in excess of $2,500,000 in the aggregate in any fiscal year (with only the amount in excess of $2,500,000 being subject to prepayment), the Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Casualty Proceeds; provided, so long as (i) the Borrower intends to reinvest all or any portion of such Net Casualty Proceeds (the “Reinvestment Casualty Proceeds”) in assets used or useful to the business of the Loan Parties and their Subsidiaries and (ii) the Borrower or its Subsidiaries, as applicable, apply such Reinvestment Casualty Proceeds within 270 days after the receipt of such Reinvestment Casualty Proceeds (which 270-day period shall be extended by an additional 180 days if Borrower Subsidiaries shall have entered into a binding commitment within such 270-day period to invest such Reinvestment Casualty Proceeds), the Borrower and its Subsidiaries shall not be required to make such prepayment out of the Reinvestment Casualty Proceeds; provided further that to the extent any such Reinvestment Casualty Proceeds have not been so applied by the end of such 270-day period (or if only a commitment to invest has been made during the initial 270-day period, such additional 180-day period), then, at such time, a prepayment shall be required in an amount equal to such Reinvestment Casualty Proceeds that have not been so applied.

(c) [Reserved].

(d) Issuance of Debt. No later than the fifth (5th) Business Day following the date of receipt by the Parent or any of its Subsidiaries of any Net Issuance Proceeds from the incurrence of any Indebtedness or issuance or sale of Disqualified Equity Interests of the Parent or any of its Subsidiaries (other than with respect to any Permitted Indebtedness), the Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such Net Issuance Proceeds.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) Equity Cure. No later than the fifth (5th) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Cure Proceeds pursuant to Section 5.5 in the case of a breach of Non-Liquidity Covenants, the Borrower shall prepay the Loans as set forth in Section 2.14(b) in an amount equal to fifty percent (50%) of such Cure Proceeds.

(i) Notwithstanding the foregoing, if the Borrower reasonably determines in good faith that any amounts attributable to any Subsidiaries that are required to be prepaid pursuant to Section 2.13(a) or (b) would result in materially adverse tax consequences or violate local law in respect of transferring such proceeds to the Borrower (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent, then the Loan Parties and their Subsidiaries shall not be required to prepay such amounts as required under Section 2.13(a) or (b) until such tax consequences or local law violation no longer exists; provided that the Borrower and its Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring adverse tax consequences (provided that no Loan Party and none of its Subsidiaries shall be required to repatriate any amounts pursuant to this Section 2.13(i)); provided, further that, if any amounts attributable to Subsidiaries are required to be prepaid pursuant to Section 2.13(a) or (b), notwithstanding this Section 2.13(i), such amounts required to be prepaid under Section 2.13(a) or (b) shall be reduced by the amount of any taxes that apply upon the transfer of the applicable proceeds to the Borrower.

Section 2.14 Application of Prepayments.

(a) [Reserved].

(b) Application of Prepayments. (i) Any prepayment of any Term Loan pursuant to Section 2.12 shall be applied as directed by the Borrower and (ii) except in connection with any Waivable Mandatory Prepayment provided for in Section 2.14(c), so long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.13, in each case, shall be applied to prepay the principal of the Term Loans in the direct order of maturity (including in respect of the final installment on the Maturity Date).

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, by 12:00 p.m. (New York City time) at least two (2) Business Days before the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent in writing (including by email) of the amount of such prepayment and may request that the Lenders opt to decline to accept any or all of such amount, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse or decline such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so by 12:00 p.m. (New York City time) at least one (1) Business Days prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first (1st) Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option as determined in accordance with the Pro Rata Share thereof owing to such Lender as though no Lenders have exercised such option, to prepay the Term Loans of such Lenders and (ii) to the extent of any excess, to the Borrower for working capital and general corporate purposes.

(d) Application of Prepayments of Loans to Base Rate Loans and SOFR Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before application to SOFR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.17(c).

(e) At any time an Application Event has occurred and is continuing, all prepayments shall be applied pursuant to Section 2.15(g). Nothing contained herein shall modify the provisions of Section 2.12(c) or Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.15 General Provisions Regarding Payments.

(a) Except as expressly provided in this Agreement, including with respect to PIK Interest, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent, for the account of the Lenders, not later than 3:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may, in the Administrative Agent’s discretion, be deemed (without resulting in a Default or Event of Default) to have been paid by the Borrower on the next Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, the Prepayment Premium (if applicable) and MOIC Amount (if applicable), and all commitment fees and other amounts payable with respect to the principal amount being repaid or prepaid.

(c) The Administrative Agent shall promptly distribute to each Lender at such account as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any affected Lender or if any affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (unless, in the case of interest payments, no further Business Day occurs in such month, in which case such payment shall be made on the immediately preceding Business Day) and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)   The Administrative Agent may deem any payment (other than PIK Interest, which shall be paid automatically in accordance with Section 2.7(f)) by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. The Administrative Agent shall give prompt notice to the Borrower and each applicable Lender (and such notice may be by email) if any payment is non-conforming. Any non-conforming payment that is made on the due date but after 3:00 p.m. (New York City time) shall not constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal outstanding as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable thereto pursuant to Section 2.7 from the date such amount was due and payable until the date such funds become available funds.

(g) At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:

first, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium or MOIC Amount), expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full;

second, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium or MOIC Amount) and indemnities then due and payable to the Lenders until paid in full;

third, ratably to pay interest then due and payable in respect of the Obligations (including the Bank Product Obligations) and any fees, premiums, scheduled periodic payments, breakage, termination or other payments then due and payable under any Bank Product Obligations until the same has been paid in full;

fourth, ratably to pay principal balance of the Obligations and any breakage, termination or other payments under Bank Product Obligations until paid in full;

fifth, ratably to pay the Obligations in respect of any Prepayment Premium and an MOIC Amount then due and payable to the Lenders with a Commitment until paid in full;

sixth, to the payment of all other Obligations (other than to Defaulting Lenders);

seventh, to the Borrower or such other Person entitled thereto under applicable law; and

eighth, ratably to pay any Obligations owed to Defaulting Lenders.

(h) For purposes of Section 2.15(g), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding.

(i) In the event of a direct conflict between the priority provisions of Section 2.15(g) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(g) shall control and govern.

Section 2.16 Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or other applicable Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due”) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Loans of the same Class, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Loans of the same Class in proportion to the Aggregate Amounts Due to them; provided if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.17 Making or Maintaining SOFR Loans.

(a) Inability to Determine Applicable Interest Rate. Subject to Section 2.22, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (or with respect to clause (a)(ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.17(c). Subject to Section 2.22, if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make SOFR Loans, and any right of Borrower to continue such Lender’s SOFR Loans or to convert such Lender’s Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.17(c).

(c) Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan prior to the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan prior to the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan prior to the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(b), then, in any such event, the Borrower shall compensate each Lender for any actual out-of-pocket loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds, but excluding any loss of profits and the Applicable Margin. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.18 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. In the event that any Change in Law with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(i) subject the Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any SOFR Loan, or change the basis of taxation of payments to the Administrative Agent or such Lender in respect thereof (in each case except for Excluded Taxes, Indemnified Taxes or Other Taxes);

(ii) impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Administrative Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii) impose on the Administrative Agent or any Lender, or the relevant market, any other condition, loss or expense (other than Taxes) affecting this Agreement or any other Loan Document or any Credit Extension made by any Lender;

and the result of any of the foregoing is to increase the cost to the Administrative Agent or any Lender of making, converting to, continuing, renewing or maintaining its advances hereunder by an amount that the Administrative Agent or such Lender reasonably deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Credit Extensions by an amount that the Administrative Agent or such Lender reasonably deems to be material, then, in any case the Borrower shall promptly pay the Administrative Agent or such Lender, following written demand therefor (together with reasonably detailed supporting documentation), such additional amount as will compensate the Administrative Agent or such Lender for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs which are reflected in Term SOFR or the Base Rate, as the case may be, or to any increased costs for which a written demand pursuant this Section 2.18(a) was not received within (180) days of the events and circumstances giving rise to such increased costs (provided that, if the events and circumstances giving rise to such increased costs have retroactive effect, the aforementioned one hundred and eighty (180) day period shall be extended to include the period of retroactive effect). The Administrative Agent or such Lender shall certify the amount of such additional cost or reduced amount to the Borrower, and such certification shall be conclusive absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date (or, for a Lender who becomes a party to this Agreement after the Closing Date, for the purpose of this definition, references to Closing Date shall instead be references to the date that such Lender becomes a party this Agreement) of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after timely receipt by the Borrower from such Lender of the statement (absent manifest error) referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction. Such Lender shall deliver to the Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error, within one hundred and eighty (180) days of the events and circumstances giving rise to such additional amounts (provided that, if the events and circumstances giving rise to such additional amounts have retroactive effect, the aforementioned one hundred and eighty (180) day period shall be extended to include the period of retroactive effect). Notwithstanding the foregoing, this paragraph (b) will not apply to (A) Indemnified Taxes or (B) Excluded Taxes.

Notwithstanding any other provision of this Section 2.18, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.18, if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements governing indebtedness of similarly situated borrowers.

Section 2.19 Taxes; Withholding, Etc.

(a) Withholding of Taxes. All sums payable by or on behalf of any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes imposed on (or required to be withheld from any payment to) the recipient in lieu of net income Taxes, in each case, (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires an interest in such Loan or Commitment (other than pursuant to an assignment required by the Borrower under Section 2.21(b)) or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.19(e), (iv) any Taxes imposed under FATCA, (v) any Australian Taxes to the extent to which the payment of which is required pursuant to a direction or notice under section 255 of the Australian Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (Cth), and (vi) an Australian Tax imposed as a result of a failure of a Lender to provide details of its Australian Business Number, Australian Tax File Number or proof of other applicable exemption from relevant Taxes (all such Taxes described in clauses (i) through (vi), collectively or individually, “Excluded Taxes”). If any Loan Party or any other Person (including the Administrative Agent) is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to any Agent or any Lender under any of the Loan Documents: (1) the Borrower shall notify the Administrative Agent in writing of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (2) the Borrower or other applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law; (3) if such Tax is an Indemnified Tax, then the Loan Parties shall pay an additional amount as is necessary so that, after the making of that deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 2.19), such Agent or such Lender, as the case may be, receives on the due date a sum equal to what it would have received had no such deduction or withholding been required or made; and (4) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(b) Indirect Tax. All payments to be made by a Loan Party under or in connection with any Loan Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when the Loan Party makes the payment: (i) it must pay to the Administrative Agent and the Lenders an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and (ii) the Administrative Agent or any Lender (as case may be) will promptly provide to the Loan Party a tax invoice complying with the relevant law relating to that Indirect Tax. Where a Loan Document requires a Loan Party to reimburse or indemnify the Administrative Agent and each Lender for any costs or expenses, that Loan Party shall also at the same time pay and indemnify that Agent and the Lenders against all Indirect Tax incurred by that Agent and the Lenders in respect of the costs or expenses save to the extent that that Agent and the Lenders are entitled to repayment or credit in respect of the Indirect Tax. The Agent and the Lenders will promptly provide to the Loan Party a tax invoice complying with the relevant law relating to that Indirect Tax.

(c) Other Taxes. Without duplication of any obligation of Section 2.19(a), Section 2.19(b) or Section 2.19(d), the Loan Parties shall timely pay to the relevant Governmental Authorities (or, at the option of the Administrative Agent, timely reimburse it for the payment of) any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.21(b)) or a sale of a participation (“Other Taxes”). Within thirty (30) days after paying any such Other Taxes, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that such Other Taxes have been paid to the relevant Governmental Authority.

(d) Tax Indemnification. Without duplication of any additional amounts paid under Section 2.19(a), (b), or (c), the Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and Lender harmless from and against all Indemnified Taxes (including, without limitation, Indemnified Taxes imposed or asserted on or attributable to any amounts payable under this Section 2.19) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) Business Days from the date on which any Agent or Lender makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or another Agent, shall be conclusive absent manifest error.

(e) Evidence of Exemption From Withholding Tax.

(i) Any Lender and Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the Internal Revenue Service Forms W-8 and W-9, Certificate Regarding Non-Bank Status and FATCA documentation described in this Section 2.19(e)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or would result in a waiver of legal professional privilege.

(ii) To the extent the Borrower is or is treated for applicable Tax purposes as (now or at a later date) a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code), without limiting the generality of the foregoing, each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall, to the extent it is legally eligible to do so, deliver to the Administrative Agent and the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times upon the reasonable request of the Borrower or the Administrative Agent, (A) two valid duly executed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, (B) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, an applicable version of Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender, and (C) to the extent a Non-US Lender is not the beneficial owner, two valid duly executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E or W-9, applicable version of Certificate Regarding Non-Bank Status, or other certification documents from each beneficial owner, as applicable, and in each case properly completed and duly executed by such Lender and each beneficial owner to establish that such Lender and each beneficial owner is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender or beneficial owner of principal, interest, fees or other amounts payable under any of the Loan Documents. Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.19(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any respect, that such Lender shall update such form or certification and deliver to the Administrative Agent and the Borrower, or notify the Administrative Agent and the Borrower of its legal inability to deliver any such forms or certificates. Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to this Section 2.19(e)(ii) that such Non-US Lender is not legally able to deliver.

(iii) To the extent the Borrower is or is treated for applicable Tax purposes as (now or at a later date) a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) and if a payment made to a Lender or Agent under any Loan Document would be subject to Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.19(e)(iii), FATCA shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.19(e)(iii) that such Lender is not legally able to deliver.

(iv) To the extent the Borrower is or is treated for applicable Tax purposes as (now or at a later date) a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code), each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to the Administrative Agent and the Borrower, on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of the Administrative Agent or the Borrower (each in its reasonable exercise of its discretion), two valid duly executed copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d)(ii) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lenders from any other source against any amount due to the Administrative Agent under this Section 2.19(f).

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) [Reserved].

(i) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) To the extent the Borrower is or is treated for applicable Tax purposes as (now or at a later date) a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code), each Agent (including any successor thereto) shall provide the Borrower and the Administrative Agent with two (2) valid duly executed copies of, if such Agent is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code), Internal Revenue Service Form W-9 certifying that such Agent is exempt from U.S. federal backup withholding tax, or, if such Agent is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code), (1) Internal Revenue Service Form W-8ECI with respect to payments to be received by such Agent as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) evidencing its agreement with the applicable Borrower to be treated as a United States person with respect to payments to be received by such Agent on behalf of the Lenders, and such Agent shall update such forms periodically upon the reasonable request of the Borrower or the Administrative Agent.

Section 2.20 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an affected Lender under, or that would entitle such Lender to receive payments under, Section 2.17, 2.18 or 2.19, as applicable, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Loans affected by any of the circumstances described in Section 2.17 or Section 2.18, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an affected Lender under Section 2.17, 2.18 or 2.19 would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as reasabonly determined by such Lender, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrower agrees to pay all reasonable and documented out-of-pocket incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such reasonable and documtened out-of-pocket expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.21 Defaulting Lenders; Replacement of Lenders.

(a) Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Term Loan (in each case, a “Defaulted Loan”), then (i) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, and (ii) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (I) any voluntary prepayment of the Term Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Term Loans of other Lenders as if such Defaulting Lender had no Term Loans outstanding and the outstanding Term Loans of such Defaulting Lender were zero, and (II) any mandatory prepayment of the Term Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Term Loans of other Lenders (but not to the Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (ii). No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any other Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

(b) If (i) any Lender or Agent requests compensation under Section 2.18 or gives notice under Section 2.17, (ii) the Borrower is required to pay any additional amount to any Lender or Agent or to any Governmental Authority for the account of any Lender or Agent pursuant to Section 2.19, (iii) any Lender is a Disqualified Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender, Agent and the Administrative Agent, (I) require such Lender or Agent to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender or Agent, if a Lender or Agent accepts such assignment and delegation) or (II) repay the Loans of such Disqualified Lender or such Defaulting Lender, as applicable; provided that (A) in the case of preceding clause (I), the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 10.6(c) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender or Agent shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from (x) in the case of preceding clause (I), the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of preceding clause (II), from the Borrower, (C) in the case of preceding clause (I), the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 10.6(c)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.17, or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.22 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent and the Borrower will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d). Any determination, decision or election that may be made by the Administrative Agent, the Borrower or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22 (or the definitions used herein).

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Article III

CONDITIONS PRECEDENT

Section 3.1 Closing Date. The effectiveness of this Agreement, including the Commitments herein, is subject to the Administrative Agent having received the below Loan Documents, each of which shall be originals, facsimiles or copies in “.pdf” form duly executed by, in the case of this Agreement, the Parent and the Borrower and, in the case of the Fee Letter, the Borrower:

(a) executed counterparts of this Agreement, with Appendices A and B and Exhibits E and F* (but for the avoidance of doubt, no other Appendices or Exhibits, or any Schedules) attached; and

(b) executed counterparts of the Fee Letter.

Section 3.2 Funding Date. Subject to the Certain Funds Provision and Section 5.12, the obligation of each Lender to make the Term Loans on the Funding Date is subject solely to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Funding Date:

(a) Loan Documents. The Administrative Agent shall have received, each of which shall be originals, facsimiles or copies in “.pdf” format, where applicable, duly executed by each Loan Party that is required to be a party thereto on the Funding Date:

(i) Appendices, Schedules and Exhibits to this Agreement not referenced in Section 3.1(a) above, in form and substance reasonably satisfactory to the Agents and the Loan Parties (with such agreed in writing final versions being attached to this Agreement without further action by any Person);

(ii) executed counterparts of the Guaranty;

(iii) executed counterparts of the U.S. Security Agreement;

(iv) executed counterparts of the Canadian Security Agreement; and

(v) executed counterparts of the Flow of Funds Agreement;

provided, however, that the foregoing items identified in this clause (a), and all other Loan Documents and related certificates and other documents required to be delivered on the Funding Date pursuant to any Loan Document, (A) shall be based upon (if available), and (except as expressly set forth in this Agreement) no less favorable to the Loan Parties than, the loan documentation entered into in connection with that certain Note Purchase Agreement, dated as of February 20, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Precedent Documentation”), identified among counsel to the parties hereto prior to the Closing Date; provided, further, that the Precedent Documentation shall be modified to reflect changes consistent with those set forth in this Agreement (including, without limitation, with respect to the Canadian Security Agreement, that the Canadian Security Agreement shall be based upon and consistent with the terms and provisions of the U.S. Security Agreement, subject only to customary terms and provisions related to governing law and the application of the applicable laws of Canada and the granting and perfection of a security interest thereunder) and be negotiated in good faith to finalize the same (giving effect to the Certain Funds Provision) as promptly as reasonably practicable after the Closing Date and, in any event, by the date on which the Take Private is required to be consummated pursuant to the Merger Agreement and (B) shall give due regard to the operational and strategic requirements of the Parent and its Subsidiaries in light of their consolidated size, industries, practices, leverage profile, projected free cash flow and proposed business plan, in each case, after giving effect to the Transactions.

(b) Collateral. The Agents shall have received original share certificates, and original blank share transfer forms, with respect to all outstanding certificated equity interests of the Borrower that are or will be directly owned by the Parent on the Funding Date and required to be pledged pursuant to the Collateral Documents and such equity interests shall have been pledged pursuant thereto.

(c) Secretary’s Certificate. The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party (other than any Australian Loan Party) in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Funding Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing, as applicable, the execution, delivery and performance of this Agreement and each other Loan Document to which such Loan Party is a party, including, as applicable, authorization of the borrowing of the Term Loan, the granting of a Lien on the Collateral to secure the Obligations and the guaranty of payment of the Obligations, and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate, (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the other Loan Documents to which such Loan Party is a party, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated reasonably prior to the Funding Date, issued by the Secretary of State or other appropriate official of each such jurisdiction.

(d) Bank Regulations. Prior to the Funding Date, the Agents shall have received all documentation (including a duly executed Beneficial Ownership Certification and Internal Revenue Service Form W-9 (or such other applicable tax form reasonably requested) from each Loan Party) and other information to the extent reasonably requested by the Administrative Agent at least ten (10) Business Days prior to the Funding Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, the Proceeds of Crime Act and the requirements of 31 C.F.R. §1010.230.

(e) Take Private; Officer’s Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that on the Funding Date, upon the making of the Term Loans, the Take Private shall be consummated in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any amendments, consents or waivers by the parties thereto that are materially adverse to the Lenders, without the prior consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned; provided that the Administrative Agent shall be deemed to have consented to such amendment, waiver or consent unless it shall object thereto within five (5) days after written notice of such amendment, waiver or consent is delivered); provided that it is agreed and understood that (i) any decrease in the purchase price will not be materially adverse to the Lenders so long as such decrease is allocated to reduce the Commitments on a pro rata, dollar-for-dollar basis, and in any event shall not result in a decrease of the Commitments to less than $30,000,000, (ii) any increase in the purchase price will not be materially adverse to the Lenders so long as such increase is funded by equity contributions or rollover equity, (iii) any purchase price adjustment expressly contemplated by the Merger Agreement shall not be considered an amendment or waiver of the Merger Agreement, (iv) the granting of any consent under the Merger Agreement that is not materially adverse to the interests of the Lenders will not otherwise constitute an amendment or waiver and (v) any adverse waivers, modifications, consents or amendments to, or in respect of, the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) shall be deemed materially adverse to the Lenders; provided, further, that after giving effect to the Transactions occurring on the Funding Date, the Sponsor shall beneficially own and control, directly or indirectly, at least fifty point one percent (50.1%) of the Equity Interests of the Borrower and Keypath Education entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or similar governing body) of the Borrower and Keypath Education (without regard to the occurrence of any contingency).

(f) Insurance. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect and (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as the Administrative Agent shall request and naming the Administrative Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable.

(g) Opinions of Counsel to Loan Parties. The Agents shall have received an executed copy of a customary legal opinion of Kirkland & Ellis LLP, New York counsel to the Loan Parties as of the Funding Date.

(h) Warrants. The Lenders shall have received the Warrants exercisable into up to 3.0% (as of the date of issue) of the common equity of Parent (or a direct or indirect parent thereof) on a fully diluted basis pursuant to warrant documentation in usual and customary form and substance, including exercise features and term, weighted-average anti-dilution protection (with customary exceptions), pre-emptive rights, tag-along rights and piggyback registration rights. The final limited liability company agreements of the Loan Parties shall be in form and substance reasonably satisfactory to the Agents.

(i) Fees. The fees and (subject to the limitations thereon provided in Section 10.2) expenses required to be paid on the Funding Date pursuant to Section 2.10, Section 10.2 and the Fee Letter (in the case of expenses, to the extent invoiced at least two (2) Business Days prior to the Funding Date) shall have been paid, or shall be paid substantially concurrently with the making of the Term Loans on the Funding Date (which amounts may be offset against the proceeds of the Term Loans).

(j) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, dated as of the Funding Date, from the chief executive officer, the president, the chief financial officer, the treasurer, the vice president-finance, a director, a manager, or any other senior financial officer of the Parent (after giving effect to the Transactions).

(k) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Merger Agreement).

(l) Cash and Cash Equivalents. On the Funding Date (after giving effect to the Transactions to occur on the Funding Date), Liquidity shall be not less than $5,000,000.

(m) Funding Notice. Administrative Agent shall have received the applicable fully executed and delivered Funding Notice.

(n) Specified Representations. The Specified Representations and, solely to the extent required by the definition thereof, the Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Funding Date without duplication of materiality qualifiers; provided that to the extent any of the Specified Representations or Specified Acquisition Agreement Representations, as applicable, are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” as defined in the Merger Agreement as in effect on the Closing Date for purposes of any such representations and warranties made or deemed made on, or as of, the Funding Date (or any date prior thereto).

(o) EBITDA Calculation. The Administrative Agent shall have received a calculation of historical Consolidated EBITDA plug numbers as set forth in Schedule 3.2(o) calculated in accordance with and after giving effect to clause (ii) of the last paragraph of the definition of “Consolidated EBITDA”.

Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Funding Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, on the Funding Date.

Notwithstanding anything herein to the contrary, upon satisfaction (or waiver by the Administrative Agent) of the conditions set forth in this Section 3.2, the initial funding of the Loans shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or the provision or funding thereof, including compliance with the terms of this Agreement or the Fee Letter; it being further understood that, other than with respect to Filing Collateral or Stock Certificates (each as defined below), to the extent any security interest in or Lien on any Collateral or lien search is not or cannot be provided and/or perfected on the Funding Date after Parent’s and the Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, the provision and/or perfection of a Lien on such Collateral or delivery of such Collateral, certificate or lien search shall not constitute a condition precedent for purposes of this Section 3.2, but instead shall be required to be perfected after the Funding Date within ninety (90) days after the Funding Date (or, in the case of Stock Certificates with respect to Karpos Intermediate and Keypath Education, ten (10) Business Days) (or such later date as the Administrative Agent may in its sole discretion agree, including pursuant to Section 5.12) (this paragraph, the “Certain Funds Provision”). Furthermore, and notwithstanding anything herein to the contrary, upon the Borrower’s delivery of a Funding Notice in accordance with this Agreement requesting an earlier funding, the proceeds of the Loans will be made available to the Borrower in advance of the consummation of the Take Private and the occurrence of the Funding Date in order to facilitate the conversion of the proceeds of the Loans funded in Dollars into Australian Dollars in order to fund the Acquisition consideration on the Funding Date, so long as (x) such prefunded amounts will bear interest in accordance with this Agreement from the date of such funding, (y) such prefunded amounts will only be used for the purposes permitted by this Agreement, and (z) the consummation of the Take Private and the occurrence of the Funding Date will occur within two (2) Business Days of such prefunding (or such later date as agreed by the Administrative Agent in its discretion), and, if the Take Private is not consummated, and the Funding Date does not occur, by such date (as may have been extended), then the Borrower will return the funds with interest thereon to the Lenders (it being agreed and understood that no Prepayment Premium or MOIC Amount will be payable in respect of such returned amounts).

For purposes of this Section 3.2, “Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC or PPSA financing statement. “Stock Certificates” means any certificate representing Equity Interests of the Borrower and Keypath Education (solely with respect to Keypath Education on the Funding Date, to the extent available to the Borrower as of the Funding Date following the use of commercially reasonable efforts), together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

Notwithstanding anything herein to the contrary, if the Funding Date does not occur on or before the Expiration Date, then this Agreement, any other Loan Document and the Commitments of the Lenders hereunder shall automatically terminate unless with respect to the Commitments of each Lender, such Lender agrees, in its sole discretion, to an extension of such Commitment; provided, that the termination of the Commitments of the Lenders hereunder pursuant to this paragraph shall not prejudice the rights and remedies of any Loan Party in respect of any breach of this Agreement by the Administrative Agent or any Lender.

Article IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows as of the Funding Date and as of the date of the making of any extension of credit thereafter, as though made on and as of the date of such extension of credit (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement (provided that all representations and warranties made with respect to any non-U.S. Person (including any Non-U.S. Loan Party) at any time are subject to the Legal Reservations and Perfection Requirements):

Section 4.1 Authority.

(a) Each Loan Party has full power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the other Loan Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, subject to (i) applicable bankruptcy, concurso mercantile, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (iii) with respect to enforceability against Foreign Subsidiaries or under foreign laws, and the effect of foreign laws, rules and regulations as they relate to the applicable Collateral Documents, the Legal Reservations and the Perfection Requirements and (iv) the Agreed Security Principles.

(b) The execution, delivery and performance of this Agreement and of the other Loan Documents to which it is a party (i) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, and are not in contravention of the terms of such Loan Party’s certificate of incorporation, by-laws, articles or other Organizational Documents, (ii) will not conflict with or violate any Requirement of Law, or any judgment, order or decree of any Governmental Authority, (iii) subject to the Agreed Security Principles, will not require the Consent of any Governmental Authority or any other Person, except those Consents set forth on Schedule 4.1 hereto, all of which will have been duly obtained, made or compiled prior to the Funding Date and which are in full force and effect and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of the Borrower under the provisions of any agreement, instrument, or other document to which the Borrower is a party or by which it or its property may be bound, including the Junior Indebtedness Documents (if any), in each case of the foregoing (other than the preceding clause (i)), other than any such contravention, breach or Lien that would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Formation and Qualification; Subsidiaries.

(a) Each Loan Party (x) is duly incorporated or formed, as applicable, and in good standing or equivalent status (if any) under the laws of its jurisdiction of incorporation or formation, as applicable, and, as of the Funding Date, the jurisdictions listed on Schedule 4.2(a), which constitute all jurisdictions in which qualification and good standing or equivalent status (if any) are necessary for such Loan Party to conduct its business and own its property except where the failure to so qualify or be in good standing in states other than the state of its incorporation or formation would not reasonably be expected to have a Material Adverse Effect and (y) has delivered to the Agents and the Lenders true and complete copies of its Organizational Documents.

(b) The only Subsidiaries of each Loan Party, as of the Funding Date after giving effect to the Transactions, are listed on Schedule 4.2(b).

Section 4.3 Liens. Subject to the Agreed Security Principles, the Certain Funds Provision and Section 5.12, the Collateral Agent’s Liens on the Collateral are validly created, perfected (except to the extent such perfection is not required pursuant to any applicable provision of this Agreement or the Loan Documents), and subject only to the delivery to the Security Trustee of any title documents required to be delivered under this Agreement or any other Loan Document and the filing of financing statements, the recordation of Intellectual Property security agreements (with respect to Collateral located in the United States), and the recordation of Mortgages, if any, in each case, on the applicable Personal Property Securities Register or in the appropriate filing offices, and first priority Liens subject only to Permitted Encumbrances and to any applicable Intercreditor Agreement.

Section 4.4 Tax Returns. Each Loan Party has filed all federal, state and local income and other material Tax returns and other reports each is required by law to file and has paid all Taxes of $500,000 or more reported on such returns and reports as due and payable (except those which are being Properly Contested). The provision for Taxes on the books of each Loan Party is adequate for its current fiscal year.

Section 4.5 Financial Statements.

(a) The consolidated financial statements of Keypath Education included in the reports most recently required to be filed or furnished by such Person with the ASX prior to the Funding Date (the “Borrower ASX Documents”) (or, if any such Borrower ASX Document is amended or superseded by a filing prior to the Funding Date, such amended or superseding Borrower ASX Document) fairly presented in all material respects the consolidated financial position of such Person and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except as may be indicated therein or in the notes thereto).

(b) No Material Adverse Effect has occurred since the Funding Date.

Section 4.6 O.S.H.A. Environmental Compliance; Flood Insurance.

(a) Except as set forth on Schedule 4.6 hereto or as would not reasonably be expected to result in a Material Adverse Effect, (i) each U.S. Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations and (ii) no Loan Party, nor, to the knowledge of the Loan Parties, any other Person has caused any Release of any Hazardous Materials at any Real Property requiring any reporting, response, investigation, monitoring, cleanup, removal or remedial action pursuant to any applicable Environmental Laws.

(b) Except as set forth on Schedule 4.6 hereto or as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) All Material Real Estate subject to a Mortgage is insured pursuant to policies which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each applicable Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by the Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral of any U.S. Guarantor, including, but not limited to, providing the Agent with the address and/or description of each structure located upon any Material Real Estate in the United States that will be subject to a Mortgage in favor of Agent, for the benefit of Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

Section 4.7 Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) As of the Funding Date, after giving effect to the Transactions, the Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts as and when they fall due and accordingly, the Parent and its Subsidiaries, on a consolidated basis, are Solvent. This Agreement and the other Loan Documents were and will be executed and delivered by the Loan Parties to the Agent in good faith and in exchange for reasonably equivalent value and fair consideration. The Loan Parties have not executed this Agreement or the other Loan Documents, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay, or defraud either present or future creditors.

(b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits or proceedings with asserted liabilities that would reasonably be expected to have a Material Adverse Effect that, as of the Funding Date, are pending or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened in writing against any Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits or proceedings, (iii) the procedural status, as of the Funding Date, with respect to such actions, suits or proceedings and (iv) whether any liability of the Loan Parties and their Subsidiaries in connection with such actions, suits or proceedings is covered by insurance.

(c) No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which would reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Authority or arbitration board or tribunal except to the extent being Properly Contested or it would not reasonably be expected to have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided that this Section 4.7(d) shall not apply in respect of any Non-U.S. Loan Party): (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (iii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Service; (iv) neither any Loan Party nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code with respect to a Plan that would result in liability other than a de minimis civil penalty, excise tax, fiduciary liability, or correction obligations under ERISA or the Code being imposed on any Loan Party nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (v) no Termination Event has occurred or is reasonably likely to occur; (vi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA; (vii) no Loan Party maintains or is required to contribute to any welfare benefit plan which provides health, accident or life insurance benefits to former employees, their spouses, or dependents, other than in accordance with Section 4980B of the Code; (viii) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; and (ix) no Pension Benefit Plan is in “at risk” status under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA.

Section 4.8 Intellectual Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect (other than with respect to Material Intellectual Property), all registered copyrights, registered trademarks and service marks, and issued patents, and filed applications for any of the foregoing, that are owned by such Loan Party or its Subsidiary, to the knowledge of such Loan Party, are subsisting and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect and are valid and enforceable. Except as would not reasonably be expected to have a Material Adverse Effect, there is no written objection to or pending challenge to the validity of, or proceeding by or before any Governmental Authority to suspend, revoke, terminate or adversely modify, any Material Intellectual Property owned by any Loan Party or Subsidiary thereof, and no Loan Party is aware of any grounds for any such challenge or proceedings.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party or its Subsidiary owns exclusively or otherwise has a valid right to use all Intellectual Property used in its business and (ii) each Loan Party and its Subsidiaries have taken reasonable steps to maintain the confidentiality of and to otherwise protect and enforce its rights in all trade secrets that are material to the conduct of the business of the Loan Party and its Subsidiaries.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, to each Loan Party’s knowledge, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating any Material Intellectual Property owned by any Loan Party or Subsidiary thereof.

(d) Except to the extent that such activity would not reasonably be expected to have a Material Adverse Effect, to each Loan Party’s knowledge, (i) no Loan Party or Subsidiary thereof is currently infringing, misappropriating or otherwise violating any Intellectual Property of any Person, and (ii) no product (including any Software) manufactured, used, distributed, licensed, or sold by or service provided by any Loan Party or Subsidiary thereof is currently infringing, misappropriating or otherwise violating any Intellectual Property of any Person. Except as would not reasonably be expected to have a Material Adverse Effect, to each Loan Party’s knowledge, (i) there are no infringement or misappropriation claims or proceedings or other claims or proceedings regarding violation of any Intellectual Property pending or threatened in writing against any Loan Party or Subsidiary thereof, and (ii) no Loan Party or Subsidiary thereof has received in the last year any written notice or other communication of any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any Person.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, to each Loan Party’s knowledge, none of the proprietary Software licensed, distributed or otherwise made available by any Loan Party or Subsidiary thereof has been or is being used, modified or distributed in any manner that requires that the proprietary Software (A) be disclosed, licensed or distributed to any Person in source code form, (B) be licensed for the purpose of making derivative works and/or (C) be used or redistributable at no charge, or is otherwise subject to any “copyleft” or other obligation or condition (including any obligation or condition under any license for Open Source Software).

Section 4.9 Licenses and Permits. Except as would not reasonably be expected to have a Material Adverse Effect, all licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of any Loan Party’s business in each jurisdiction wherein it is conducting business have been procured or obtained by such Loan Party.

Section 4.10 Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect, as of the Funding Date, (a) no Loan Party is involved in any labor dispute and (b) there are no strikes or walkouts against any Loan Party or, to the knowledge of the Loan Parties, union organization of any Loan Party’s employees threatened or in existence. No Loan Party is, as of the Funding Date, party or otherwise subject to a collective bargaining agreement with any labor union representing employees of any Loan Party that is scheduled to expire during the term of this Agreement other than as set forth on Schedule 4.10 hereto. The hours worked and payments made to employees of each Loan Party and its Subsidiaries in the past three (3) years have not been in violation of the Fair Labor Standards Act or any similar Requirements of Law concerning wage and hour matters, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the Funding Date, all payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Person, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.11 Margin Regulations. No U.S. Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loan will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

Section 4.12 Investment Company Act. No U.S. Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

Section 4.13 Disclosure. All written information (other than forward-looking information, projections and information of a general economic nature not specifically related to a Loan Party or Subsidiary thereof or general information about the industry in which the Loan Parties and their Subsidiaries operate not specifically related to a Loan Party or Subsidiary thereof) furnished by or on behalf of a Loan Party or Subsidiary thereof to the Agent or any Secured Party pursuant to or otherwise in connection the Transactions, this Agreement and/or the Loan Documents, is true and correct in all material respects, taken as a whole, as of the date provided, and does not contain any untrue statement of a fact or omits to state any fact necessary to make such information not misleading in any material respect, taken as a whole and after giving effect to all supplements thereto. There is no fact known to any Loan Party which such Loan Party has not disclosed to Agent with respect to the Transactions which would reasonably be expected to have a Material Adverse Effect.

Section 4.14 [Reserved].

Section 4.15 Business and Property of Loan Parties.

(a) As of the Funding Date, the Loan Parties do not propose to engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries as of the Funding Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and its Subsidiaries as of Funding Date. Each Loan Party owns (subject to Permitted Encumbrances) all the property and possesses all of the rights, Consents, Approvals, licenses and permits necessary for the conduct of the business of such Loan Party.

(b) Parent has not engaged in any business or activity, held any assets or incurred any Indebtedness other than as permitted by Section 6.8(b).

Section 4.16 Federal Securities Laws. As of the Funding Date after giving effect to the consummation of the Transactions, (a) no U.S. Loan Party, nor any of its Subsidiaries, has filed a registration statement that has not yet become effective under the Securities Act and (b) assuming the effectiveness of the Form 15 to be filed by Keypath Education following the consummation of the Transactions, no U.S. Loan Party, nor any of its Subsidiaries, (i) will be required to file periodic reports under the Exchange Act or (ii) will have any securities registered under the Exchange Act.

Section 4.17 Equity Interests. The authorized and outstanding Equity Interests of each Loan Party, and each legal and beneficial holder thereof, in each case on the Funding Date, are as set forth on Schedule 4.17(a) hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued, and to the extent applicable, are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance, in all material respects, with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Authority governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 4.17(b), on the Funding Date, and after giving effect to the Transactions on the Funding Date, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any preemptive rights held by any Person with respect to the Equity Interests of any Loan Party. Except as set forth on Schedule 4.17(c), on the Funding Date, and after giving effect to the Transactions on the Funding Date, no Loan Party has issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares. As of the Funding Date, no Disqualified Equity Interests of any Loan Party or Subsidiary thereof are issued and outstanding.

Section 4.18 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Agent and Lenders for the Borrower on or prior to the Funding Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Funding Date and as of the date any such update is delivered.

Section 4.19 PATRIOT ACT and FCPA. To the extent applicable, each Loan Party is in material compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001 (the “PATRIOT Act”). Neither the Loan Parties nor to the knowledge of the Loan Parties any of their officers, directors, employees, agents or shareholders acting on the Loan Parties’ behalf shall use the proceeds of the Loans to make any payments, directly or knowingly indirectly (including through any third-party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations thereunder (the “FCPA”) or other applicable anti-corruption laws. None of the Loan Parties nor, to the Loan Parties’ knowledge, any Affiliates of any Loan Parties, is in violation of any Anti-Terrorism Law or applicable anti-corruption laws or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws or applicable anti-corruption laws. None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliates of any Loan Parties or any agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Sanctioned Entity. None of the Loan Parties, nor to the knowledge of the Loan Parties, any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Entity, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions.

Section 4.20 [Reserved].

Section 4.21 No Financial Assistance or Benefit to Related Party. The execution and delivery by any Australian Loan Party of any Loan Documents to which it is a party or the participation by an Australian Loan Party in any transaction in connection with any Loan Document to which it is a party will not contravene Part 2J.3 or Chapter 2E of the Australian Corporations Act.

Section 4.22 Australian Trusts. Each Australian Loan Party represents and warrants that on the Funding Date it does not enter into any Loan Document or hold any property as trustee. If an Australian Loan Party comes to be on a later date, or is on the date that it becomes a Guarantor, the trustee or responsible entity of a Trust, it represents and warrants to the Administrative Agent and Lenders that, on that date, with respect to the relevant Trust:

(a)	trustee: it has been duly appointed as sole trustee or responsible entity of the Trust and no meeting has been called or other action taken to remove it as trustee or responsible entity;

(b)	due constitution: the Trust is duly and properly constituted as a trust in accordance with all applicable laws, and its constituent documents comply with all applicable laws;

(c)	disclosure of terms: certified copies of the constituent documents of the Trust (as may have been amended or restated from time to time) have been provided to the Administrative Agent and disclose all terms of the Trust;

(d)	right of indemnity: (i) it has a right to be fully indemnified out of the property the subject of the Trust in relation to the obligations under each Loan Document to which it is expressed to be a party; and (ii) it has not committed any breach of trust or done or omitted to do anything which has prejudiced or limited its rights of indemnity or equitable lien;

(e)	power and authority: it has full and valid power and authority under the Trust, and all necessary resolutions, consents, approvals and procedures have been obtained or duly satisfied, to enter into each Loan Document to which it is a party and to carry out the transactions contemplated by those documents; and

(f)	no termination: the Trust has not been terminated and no action has been taken or, to the best of the Loan Party’s knowledge and belief, is proposed to be taken to terminate the Trust or distribute the assets of the Trust.

Section 4.23 Tax Consolidation. In the event that an Australian Loan Party is a member of a Tax Consolidated Group, it is a party to a TSA and TFA for that Tax Consolidated Group.

Article V

AFFIRMATIVE COVENANTS

After the Funding Date, each Loan Party shall, and shall cause its Subsidiaries to, until payment in full of all Obligations (other than contingent indemnification and unasserted expense reimbursement obligations for which no claim has been made):

Section 5.1 Compliance with Laws. Comply in all respects with all Requirements of Law with respect to the Collateral or any part thereof or with respect to the operation of such Person’s business, in each case, the noncompliance with which would reasonably be expected to have a Material Adverse Effect.

Section 5.2 Conduct of Business and Maintenance of Existence. (a) Conduct continuously and operate actively its business according to good business practices or consistent with industry practice and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear and casualty excepted and except as may be Disposed of in accordance with the terms of this Agreement); (b) keep in full force and effect its existence and comply in all respects with the laws and regulations governing the conduct of its business where the failure to so comply would reasonably be expected to have a Material Adverse Effect; (c) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, keep in full force and effect all consents, approvals, licenses and permits, maintain qualifications to do business in its jurisdiction of formation and, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect, in all other states where it does business, and, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect, remain in compliance with all laws and regulations governing the conduct of its business; and (d) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof (to the extent applicable).

Section 5.3 Books and Records. Keep proper books of record and account in which entires that are full, true and correct in all material respects shall be made of all material financial transactions and matters involve the assets of the Borrower and the Subsidiaries, all in accordance with past practice or consistent with industry practice (it being understood that certain Subsidiaries may maintain individual books and records in conformity with generally accepted acccounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 5.4 Payment of Taxes. Pay, when due, all Taxes and Charges in an amount of $500,000 or more levied or assessed upon such Person or any of the Collateral, including real and personal property Taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales Taxes. If any Tax or Charge by any Governmental Authority is or may be imposed on or as a result of any transaction between any Loan Party and the Administrative Agent or any Secured Party which the Administrative Agent or such Secured Party may be required to withhold or pay or if any Taxes or Charges in an amount of $500,000 or more remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the Administrative Agent’s reasonable discretion, may create a valid Lien on the Collateral, the Administrative Agent may, following three (3) Business Days’ advance notice to the Borrower, if such Tax or Charge remains unpaid, pay such Taxes or Charges and each Loan Party hereby indemnifies and holds the Administrative Agent and each Secured Party harmless in respect thereof. Notwithstanding the foregoing, the Administrative Agent will not pay any Taxes or Charges to the extent that any applicable Loan Party has Properly Contested such Taxes or Charges.

Section 5.5 Financial Covenants.

(a) Contribution Margin. Commencing with the four consecutive fiscal quarter measurement period ending December 31, 2024, each Loan Party shall, and shall cause its Subsidiaries to, maintain, when measured on a consolidated basis for each measurement period set forth below and tested as of the last day of such measurement period, a Contribution Margin of at least the Contribution Margin set forth opposite thereto:

Measurement Period (four fiscal quarter period ending):	Contribution Margin (USD in Millions)
December 31, 2024	$23.994
March 31, 2025	$26.756
June 30, 2025	$28.207
September 30, 2025	$29.937
December 31, 2025	$31.668
March 31, 2026	$33.398
June 30, 2026	$35.129
September 30, 2026	$37.431
December 31, 2026	$39.734
March 31, 2027	$42.036
June 30, 2027	$44.338
September 30, 2027	$46.704
December 31, 2027	$49.069
March 31, 2028	$51.436
June 30,2028	$53.799
September 30, 2028	$53.799
December 31, 2028	$53.799
March 31, 2029	$53.799
June 30, 2029	$53.799

(b) Minimum Liquidity. Following the Funding Date, the Borrower and its Subsidiaries shall have Liquidity, at all times and on a consolidated basis, as of the end of each day, of $5,000,000.

(c) EBITDA less CapEx. Commencing with the four consecutive fiscal quarter measurement period ending on December 31, 2024, each Loan Party shall, and shall cause its Subsidiaries to, maintain, when measured on a consolidated basis for each measurement period set forth below and tested as of the last day of such measurement period, EBITDA less CapEx of at least the amount set forth opposite thereto:

Measurement Period (four fiscal quarter period ending):	EBITDA less CapEx (USD in Millions)
December 31, 2024	$(9.024)
March 31, 2025	$(4.653)
June 30, 2025	$(2.810)
September 30, 2025	$(2.765)
December 31, 2025	$(1.595)
March 31, 2026	$(2.700)
June 30, 2026	$3.487
September 30, 2026	$5.318
December 31, 2026	$7.149
March 31, 2027	$8.981
June 30, 2027	$10.812
September 30, 2027	$12.669
December 31, 2027	$14.527
March 31, 2028	$16.385
June 30,2028	$18.243
September 30, 2028	$18.243
December 31, 2028	$18.243
March 31, 2029	$18.243
June 30, 2029	$18.243

In the event that the Loan Parties fail to comply with the requirements of Section 5.5(a), Section 5.5(b) or Section 5.5(c) for any measurement period or date, as applicable, (i) with respect to Section 5.5(a) and Section 5.5(c) (the “Non-Liquidity Covenants”), until the tenth (10th) Business Day after delivery of the Compliance Certificate for such measurement period, and (ii) with respect to Section 5.5(b), until the fifth (5th) Business Day after the applicable breach (the “Liquidity Covenant”), Parent shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to its capital (the proceeds thereof being the “Cure Proceeds”), and, in each case, to contribute any such cash to the capital of the Borrower and apply the amount of the proceeds thereof to increase (x) revenues of the Loan Parties and their Subsidiaries in the case of breaches of Section 5.5(a), (y) cash and Cash Equivalents of the Loan Parties in the case of breaches of Section 5.5(b) and (z) Consolidated EBITDA in the case of breaches of Section 5.5(c), with respect to such measurement period or date (as applicable) (the “Cure Right”); provided that, (A) (1) with respect to the Non-Liquidity Covenants, such proceeds are actually received by the Borrower no later than ten (10) Business Days after the date on which the Compliance Certificate for such measurement period are required to be delivered with respect to such measurement period and 50% of such proceeds are remitted to the Administrative Agent for application to the Obligations as required under Section 2.13(h) (it being understood and agreed that any such proceeds received by the Borrower in excess of the Cure Amount are not required to be so remitted to the Administrative Agent) and (2) with respect to the Liquidity Covenant, such proceeds are actually received by the Borrower no later than five (5) Business Days after the applicable breach and are deposited in a Deposit Account in which the Collateral Agent has a perfected Lien, (B) such proceeds do not exceed the aggregate amount necessary to cure the failure to comply with Section 5.5(a), Section 5.5(b) or Section 5.5(c) for such measurement period (the “Cure Amount”), (C) the Cure Right shall not be exercised more than five (5) times over the life of this Agreement, (D) in each period of four (4) fiscal quarters, there shall be at least two (2) fiscal quarters during which the Cure Right is not exercised, and (E) fifty percent (50%) of such proceeds used to cure a breach under the Non-Liquidity Covenants shall be applied to prepayment of the Loans in the manner specified in Section 2.13(h). If, after giving effect to the addition of the Cure Amount to revenues (in the case of breaches of Section 5.5(a)), cash and Cash Equivalents (in the case of breaches of Section 5.5(b)) or Consolidated EBITDA (in the case of breaches of Section 5.5(c)), in each case, for the applicable measurement period or date, the Loan Parties are in compliance with the applicable financial covenants for the relevant measurement period or date, as applicable, the Loan Parties shall be deemed to have satisfied the requirements of Section 5.5(a), Section 5.5(b) or Section 5.5(c), as applicable, for such measurement period or date with the same effect as though there had been no such failure to comply with Section 5.5(a), Section 5.5(b) or Section 5.5(c), as applicable, and the applicable Default and Event of Default (and any related Default or Event of Default) arising therefrom shall be deemed not to have occurred for purposes of this Agreement. Anything to the contrary contained herein notwithstanding, Cure Proceeds may be included in the calculation of either (x) the Liquidity Covenant, or (y) the Non-Liquidity Covenants, but not, for the avoidance of doubt, with respect to the exercise of any one Cure Right in the calculation of both the Liquidity Covenant and the Non-Liquidity Covenants simultaneously; provided that, notwithstanding the foregoing, the Borrower shall be permitted to simultaneously exercise separate Cure Rights with respect to each of the Liquidity Covenant and any or all of the Non-Liquidity Covenants.

The parties hereby acknowledge that the exercise of the Cure Right may not be relied on for purposes of calculating any financial performance calculation or other financial test specified in this Agreement or any Loan Document (including the effect of any payment of the Loans made with the proceeds of the Cure Amount) other than compliance with Section 5.5(a), Section 5.5(b) or Section 5.5(c), as applicable, as of the date such compliance is required under this Agreement; provided, that if any covenant in Section 5.5(a) or Section 5.5(c), as applicable, is subject to an exercise of the Cure Right, such Cure Amount shall be included in revenues or Consolidated EBITDA (as applicable) solely for purposes of determining compliance with the covenant in Section 5.5(a) or Section 5.5(c) for such measurement period (and, for the avoidance of doubt, not for any other financial incurrence test hereunder) and the next three fiscal quarters but may not result in any adjustment to any amounts with respect to the fiscal quarter with respect to which such Cure Amount was received other than the amount of the revenues and/or Consolidated EBITDA referred to above (except to the extent such proceeds are applied to prepay, repay or redeem Indebtedness, in which case such repayment, prepayment or redemption shall be given effect in subsequent fiscal quarters, but in no event shall any reduction be given effect during the fiscal quarter for which the applicable financial covenant is being tested after giving effect to the Cure Amount).

Prior to the expiration of any ten (10) Business Day or five (5) Business Day (as applicable) period referred to above (each, a “Cure Deadline”), the Administrative Agent and the Lenders shall not be permitted to accelerate the Obligations or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of Section 5.5(a), Section 5.5(b) or Section 5.5(c) (as applicable) until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the applicable Cure Deadline; provided, that no Default or Event of Default shall be deemed to exist under this Agreement for all purposes of the Loan Documents until the applicable Cure Deadline has occurred (provided, further, that if there is a failure to comply with Section 5.5(a), Section 5.5(b) or Section 5.5(c), in no event shall any Loan Party or any of their Subsidiaries be permitted to incur any amounts or make any Restricted Payments or Investments which are conditioned on the absence of a Default or Event of Default unless the Cure Amount is received on or prior to the Cure Deadline).

Section 5.6 Insurance.

(a) (i) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to the Borrower’s and the Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; (ii) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; and (iii) subject to Section 5.12 (excluding in respect of any business interruption insurance policy or any policy of insurance maintained by a Foreign Subsidiary), furnish the Administrative Agent with (A) upon request by Administrative Agent, copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to the Administrative Agent in its reasonable discretion, naming the Administrative Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all property and liability insurance coverage referred to above (each, a “Specified Insurance Policy”), and use commercially reasonable efforts to cause the insurance provider to provide on the endorsement (I) that all proceeds thereunder shall be payable to the Administrative Agent as its interests may appear, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that the Administrative Agent shall receive notice of the cancellation or termination of any such policy from either the policy holder or the Loan Parties’ insurance broker at least thirty (30) days prior thereto (or in the case of non-payment, at least ten (10) days prior thereto), in each case, to the extent such endorsements are customarily provided by the applicable insurance carrier for policies covering Collateral located outside of the United States. In the event of any loss thereunder during the existence of an Event of Default or with respect to which the proceeds thereof are required to be remitted to the Administrative Agent pursuant to Section 2.13(b), the carriers named therein hereby are directed by the Administrative Agent and the applicable Loan Party to make payment for such loss to the Administrative Agent and not to such Loan Party and the Administrative Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and the Administrative Agent jointly, the Administrative Agent may, during the continuance of an Event of Default, endorse such Loan Party’s name thereon and do such other things as the Administrative Agent may deem advisable to reduce the same to cash.

(b) Take all actions required under the Flood Laws and/or requested by the Administrative Agent in its reasonable discretion to assist in ensuring that the Administrative Agent and the Lenders are in compliance with the Flood Laws applicable to any Material Real Estate located in the United States subject to a Mortgage, including, but not limited to, providing the Administrative Agent with the address and/or description of each structure on any Material Real Estate that will be subject to a Mortgage, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming subject to a Mortgage, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws; provided that this Section 5.6(b) shall not apply to any Non-U.S. Loan Party or Foreign Subsidiary.

(c) The Administrative Agent is hereby authorized, during the continuance of an Event of Default, after providing three (3) Business Days’ advance notice to the Borrower, to adjust and compromise claims under Specified Insurance Policies and flood insurance policies referenced in Section 5.6(b) above. All such loss recoveries received by the Administrative Agent shall be applied as set forth in Section 2.13(b). Any surplus shall be paid by the Administrative Agent to the applicable Loan Party or applied as may be otherwise required by law. For the avoidance of doubt, this Section 5.6(c) shall not apply in respect of any business interruption insurance policy or any policy of insurance maintained by a Foreign Subsidiary.

Section 5.7 [Reserved].

Section 5.8 Environmental Matters. Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.9 Federal Securities Laws. Promptly notify the Administrative Agent in writing if any U.S. Loan Party or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

Section 5.10 Keepwell. If it is a Qualified ECP Guarantor, then jointly and severally, together with each other Qualified ECP Guarantor, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each other Loan Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Loan Party to honor all of such Loan Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.10, or otherwise under this Agreement or any other Loan Document, voidable under Requirements of Law, including Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 5.10 shall remain in full force and effect until the Maturity Date. Each Qualified ECP Guarantor intends that this Section 5.10 constitute, and this Section 5.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

Section 5.11 Intellectual Property.

(a) Upon the request of the Administrative Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, promptly execute and deliver to the Administrative Agent one or more copyright security agreements, trademark security agreements, or patent security agreements, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, to further evidence the Administrative Agent’s Lien on the Loan Parties’ Collateral consisting of United States federal issued or registered Intellectual Property and applications for the same.

(b) Maintain (i) as applicable, exclusive ownership of, or valid and enforceable licenses with respect to, all Material Intellectual Property, (ii) the Material Intellectual Property owned by any Loan Party or Subsidiary thereof so as to preserve the validity of the Loan Parties’ and their Subsidiaries’ right to use such Material Intellectual Property, and (iii) the confidentiality of, and otherwise protect and enforce its rights in, the confidential Material Intellectual Property.

(c) Take steps reasonably designed to ensure that (i) all registered copyrights, registered trademarks and service marks, and issued patents, or filed applications for any of the foregoing, that are owned by any Loan Party or Subsidiary thereof and that are Material Intellectual Property are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect, (ii) each Loan Party secures ownership of all Material Intellectual Property developed by employees and contractors of each Loan Party or Subsidiary thereof, and (iii) none of the proprietary Software code constituting Material Intellectual Property that is licensed, distributed, or otherwise made available by any Loan Party or Subsidiary thereof is subject to any “copyleft” obligation under any license for Open Source Software.

Section 5.12 Post-Closing Deliveries. Subject to (i) such extensions as the Administrative Agent may grant in its sole discretion (which may be granted via an electronic record), acting reasonably and including to reasonably accommodate circumstances unforeseen on the Closing Date, (ii) the Agreed Security Principles, (iii) the Guarantee Limitations and (iv) the Legal Reservations and Perfection Requirements, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.12 within the applicable time periods specified therein. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.12 within the time periods required by this Section 5.12, rather than as elsewhere provided in the Loan Documents).

Section 5.13 Guarantor Coverage Test. Subject to the Agreed Security Principles, the Guarantee Limitations, the terms of any applicable Intercreditor Agreement and, with respect to any Non-U.S. Loan Party and the Non-U.S. Collateral, the Legal Reservations and Perfection Requirements, if, as of each Guarantor Coverage Test Date, the revenues of all Subsidiaries that are not Guarantors as of such date (calculated on the same basis as consolidated revenues but on an unconsolidated basis) exceed 10.0% of consolidated revenues of the Borrower and its Subsidiaries (such test, the “Guarantor Coverage Test”), then, in each case, absent any adverse tax consequences (other than immaterial tax consequences) to Parent, Borrower and their Subsidiaries that would arise therefrom as reasonably determined by Parent and Administrative Agent, to the extent such consequences cannot be avoided or mitigated, within ninety (90) days after the Guarantor Coverage Test Date (or such later date as the Administrative Agent may in its sole discretion agree), the Borrower (in consultation with the Administrative Agent) will cause such Subsidiaries to comply with the requirements set forth in Section 6.10 and be joined to the applicable Loans Documents as a “Guarantor” for all purposes as required under this Agreement and/or any other Loan Document such that after converting such Subsidiaries into “Guarantors,” the Guarantor Coverage Test is satisfied; provided that compliance with the Guarantor Coverage Test shall only require customary foreign-law governed security documents in accordance with the Agreed Security Principles and subject to the Legal Reservations and Perfection Requirements. Any document, agreement, or instrument executed or issued pursuant to this Section 5.13 shall constitute a Loan Document.

Section 5.14 Lender Calls. If so requested by the Agent or the Required Lenders, upon reasonable notice and at a time mutually agreed between the Agent and the Loan Parties within normal business hours but, so long as no Event of Default shall have occurred and be continuing, no more than once each fiscal quarter, and otherwise as frequently as required by the Agent or the Required Lenders, the Loan Parties shall make their chief executive officer and chief financial officer available to participate in a telephone conference call with the Lenders. The purpose of the call will be to present the Loan Parties’ previous fiscal period’s (including monthly, quarterly, or annual) financial results.

Section 5.15 Tax Consolidation. Ensure that each relevant Australian Loan Party which is a member of a Tax Consolidated Group ensures that any TFA and TSA entered into continues to be legal, binding and enforceable and in full force and effect and for a TSA, it meets all the requirements of section 721-25 of the Australian Tax Act in respect of each relevant group liability (within the meaning of section 721-10 of the Australian Tax Act) of the Tax Consolidated Group and is not amended in a manner that could materially and adversely affect the rights of the Secured Parties.

Section 5.16 Policies for Sanctions, Etc. The Loan Parties and their Subsidiaries shall, within one hundred and eighty (180) days after the Funding Date (or such later date as may be agreed to in writing by the Administrative Agent), implement and maintain in effect policies and procedures reasonably designed to ensure compliance with Sanctions, other Anti-Terrorism Laws and applicable anti-corruption laws.

Article VI

NEGATIVE COVENANTS

After the Funding Date, no Loan Party shall, nor permit any of its Subsidiaries to, until payment in full of all Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations for which no claim has been made):

Section 6.1 Merger, Consolidation, Acquisition; Dispositions.

(a) Enter into any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any other Person or permit any other Person to consolidate with or merge with it, except:

(i) that any Loan Party and any other Loan Party or Subsidiary thereof (other than the Parent) may merge, amalgamate, consolidate or reorganize with another Loan Party or Subsidiary thereof, dissolve and transfer its assets, if any, to a Loan Party or Subsidiary thereof or acquire the assets or Equity Interest of another Loan Party or Subsidiary thereof so long as (A) if the Borrower is party to any such transaction, then the Borrower is the surviving entity with respect to any such merger, recipient of any such assets, including those of any dissolving Person, (B) if the Borrower is not a party to any such transaction but a Guarantor is a party to an such transaction, then a Guarantor is the surviving entity with respect to any such merger or amalgamation, recipient of any such assets, including those of any dissolving Person, (C) no such transaction results in the Parent ceasing to be the owner, directly or indirectly, of all of the Equity Interests of each other Loan Party and each of its other Subsidiaries and (D) in the case of any merger, amalgamation or consolidation involving a Loan Party, Borrower delivers all of the relevant documents evidencing such transaction to the Administrative Agent; and

(ii) for Permitted Acquisitions.

(b) Make or permit any Disposition of its properties or assets, except any of the following:

(i) the disposition of surplus, obsolete and worn-out equipment, or other equipment no longer used in its business, in each case in the ordinary course of business;

(ii) the disposition of any tangible asset to the extent that such tangible asset is exchanged for credit against the purchase price of similar replacement tangible asset, or the proceeds of such dispositions are reasonably promptly applied to the purchase price of similar replacement tangible asset, all in the ordinary course of business and in accordance with Section 2.13(a);

(iii) the use or disposition of cash and Cash Equivalents in the ordinary course of business;

(iv) the non-exclusive license or non-exclusive sublicense of Intellectual Property, in each case in the ordinary course of business;

(v) to the extent constituting a disposition, Permitted Encumbrances, Permitted Dividends, Permitted Investments, and transactions expressly permitted by Section 7.1(a);

(vi) to the extent constituting a disposition, casualties and condemnations in respect of properties or assets which do not otherwise constitute or give rise to an Event of Default so long as the proceeds thereof are remitted to the Administrative Agent or reinvested in accordance with Section 2.13;

(vii) so long as no Event of Default has occurred and is continuing, any sale, lease, assignment, transfer or disposition by the Borrower or any Subsidiary (other than any sale, lease, assignment, transfer or disposition of Material Intellectual Property) of assets with a fair market value not to exceed $1,000,000 in any fiscal year; provided that (1) the Borrower or its Subsidiaries receive at least seventy-five percent (75%) of the consideration for the assets subject to such sale, lease, assignment, transfer or disposition since the Funding Date (on a cumulative basis) in the form of cash or Cash Equivalents and (2) the Borrower or its Subsidiaries receive consideration for such transaction that is not less than the fair market value of the assets sold, leased, assigned, transferred or disposed of; provided that each of the following will be deemed to be cash or Cash Equivalents solely for the purpose of this clause (b)(vii) (and, for the avoidance of doubt, not for the purpose of Net Disposition Proceeds):

(A)any liabilities (as shown on the Reporting Parties most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Reporting Parties balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Reporting Parties, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or a Subsidiary);

(B) any securities, notes or other obligations or assets received by a Loan Party or Subsidiary thereof from such transferee or in connection with such sale, lease, assignment, transfer or other disposition (including earnouts and similar obligations) that are converted by such Loan Party or Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Disposition; or

(C) Indebtedness of any Guarantor that ceases to be a Guarantor as a result of such sale, lease, assignment, transfer or other disposition (other than intercompany debt owed to the Borrower or a Subsidiary), to the extent that the Loan Parties and their Subsidiaries are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such sale, lease, assignment, transfer or other disposition;

(viii) the disposition of property or assets by (A) the Parent or any Subsidiary of the Parent to any Loan Party, and (B) any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent that is not a Loan Party or to a Loan Party;

(ix) the lapse or abandonment of, or termination of any license or sub-license for, or other agreement granting to any Loan Party or Subsidiary any right to access and/or use, Intellectual Property to the extent such lapse, abandonment or termination does not adversely affect the value or use of any Material Intellectual Property;

(x) non-exclusive licenses, non-exclusive sublicenses, leases or subleases granted to third parties, in each case under this clause (b)(x), in the ordinary course of business or consistent with past practice and that do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(xi) the terminating or unwinding of any Swap Obligation in accordance with its terms;

(xii) dispositions of delinquent accounts in connection with the compromise, settlement or collection thereof (and not as part of any financing transaction) in the ordinary course of business;

(xiii) terminations of leases, subleases, licenses, sublicenses or similar use and occupancy agreements (which, for avoidance of doubt, do not affect any Intellectual Property) by the applicable Loan Party or Subsidiary in the ordinary course of business that do not interfere in any material respect with the business of the Loan Parties and the Subsidiaries, taken as a whole;

(xiv) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the ordinary course of business;

(xv) dispositions of Inventory in the ordinary course of business;

(xvi) dispositions of Equity Interests to the extent permitted by Section 6.19;

(xvii) the sale or other disposition of non-core assets obtained in a Permitted Acquisition;

(xviii) [reserved];

(xix) any disposition of assets that do not constitute Collateral with an aggregate fair market value of less than $500,000 in any fiscal year;

(xx) [reserved]; and

(xxi) the unwinding of any Hedge Obligations.

Notwithstanding anything to the contrary in any Loan Document, to the extent any Collateral is disposed of as expressly permitted by this Section 6.1 to any Person (other than any Loan Party), such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents.

Notwithstanding anything to the contrary in this covenant, in no event shall this Section 6.1 permit any Loan Party to (x) Dispose of, or otherwise transfer (including the grant of an exclusive license in), any Material Intellectual Property to any Affiliate or Subsidiary that is not a Loan Party or (y) Dispose of, or otherwise transfer, the Equity Interests of any Person that, directly or indirectly, owns or exclusively licenses any Material Intellectual Property to any Affiliate or Subsidiary that is not a Loan Party; provided, further, that the foregoing shall not prohibit the non-exclusive licensing of any such Intellectual Property to any such Person.

Section 6.2 Creation of Liens. Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

Section 6.3 Guarantees. Become liable upon the obligations or liabilities of any other Person by assumption, endorsement or guaranty thereof or otherwise (other than to Administrative Agent) except any of the following:

(a) guarantees by one or more Loan Parties or Subsidiaries thereof of the Indebtedness or obligations of any other Loan Party or any Subsidiary thereof to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and such guaranty is not otherwise prohibited under the terms of this Agreement;

(b) the endorsement of checks in the ordinary course of business;

(c) to the extent constituting a Permitted Investment;

(d) indemnification obligations of a Loan Party or any of its Subsidiaries entered into in the ordinary course of business (including any indemnities issued to a title company in connection with a title policy issued to Administrative Agent in connection with any Mortgage required to be delivered hereunder);

(e) contingent obligations under performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid or appeal bonds, completion guarantees, letters of credit, bank guarantees and payment obligations in connection with self-insurance or similar obligations in the ordinary course of business;

(f) any guarantee entered into for the purpose of obtaining or complying with an order under Part 2M.6 of the Australian Corporations Act where the only members of that class order are other Loan Parties and Subsidiaries thereof; and

(g) any guarantee arising under any TFA and TSA and equivalent document for Indirect Tax purposes.

Section 6.4 Investments. Other than Permitted Investments, make any Investment in any assets or in any other Person. Notwithstanding anything to the contrary in this covenant, in no event shall this Section 6.4 permit any Loan Party to (x) transfer (through an in-kind Investment or otherwise) any Material Intellectual Property to any Affiliate or Subsidiary that is not a Loan Party or (y) transfer (through an in-kind Investment or otherwise) the Equity Interests of any Person that, directly or indirectly, owns or exclusively licenses any Material Intellectual Property to any Affiliate or Subsidiary that is not a Loan Party; provided, further, that the foregoing shall not prohibit the non-exclusive licensing of such Intellectual Property to any such Person.

Section 6.5 Financial Accommodation. Make advances, loans or extensions of credit to any Person, including any other Loan Party or Affiliate thereof, other than Permitted Intercompany Transfers and Permitted Investments.

Section 6.6 Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party (each a “Restricted Payment”) other than Permitted Dividends. Notwithstanding anything to the contrary in this covenant, in no event shall this Section 6.6 permit any Loan Party to (x) transfer (through an in-kind Restricted Payment or otherwise) any Material Intellectual Property to any Affiliate or Subsidiary that is not a Loan Party or (y) transfer (through an in-kind Restricted Payment or otherwise) the Equity Interests of any Person that, directly or indirectly, owns or exclusively licenses any Material Intellectual Property to any Affiliate or Subsidiary that is not a Loan Party; provided, further, that the foregoing shall not prohibit the non-exclusive licensing of such Intellectual Property to any such Person.

Section 6.7 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

Section 6.8 Nature of Business.

(a) After giving effect to the Transactions, make any change, or permit any Subsidiary to make any change (whether directly or due to the effect of any Permitted Acquisition), in the principal nature of its or their business as disclosed to the Administrative Agent as of the Funding Date (after giving effect to the Transactions), or acquire any properties or assets that are not similar, ancillary or reasonably related to the conduct of such business activities; provided that the foregoing shall not prevent the Borrower or any Subsidiary thereof from engaging in any business that is reasonably similar, ancillary, complementary or incidental to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and its Subsidiaries as of the Funding Date (as identified in writing to the Administrative Agent on or prior to the Closing Date).

(b) With respect to the Parent, engage in any business or activity, hold any assets or incur any Indebtedness or other liabilities, other than:

(i) the ownership of all outstanding Equity Interests in its Subsidiaries existing as of the Funding Date or permitted to be formed or acquired after the Closing Date under the terms of this Agreement, intercompany notes permitted hereunder, cash and Cash Equivalents, notes of officers, directors and employees permitted hereunder, and all other assets incidental to each of its ownership of Equity Interests in the Borrower, or related to the management of its investment in the Borrower and its Subsidiaries;

(ii) maintaining its corporate existence;

(iii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Loan Parties and their respective Subsidiaries;

(iv) executing, delivering and the performance of rights and obligations under this Agreement and the other documents and agreements evidencing the Loan Documents or any investment permitted hereunder to which it is a party, including, for the avoidance of doubt (and to the extent permitted hereunder and otherwise in accordance herewith), the formation, maintenance, merger, amalgamation, consolidation, liquidation or dissolution of a Subsidiary in connection with an investment permitted hereunder;

(v) making any Permitted Dividend;

(vi) issuing and selling its Equity Interests to the extent not otherwise prohibited under this Agreement;

(vii) making capital contributions to its Subsidiaries to the extent not otherwise prohibited under this Agreement;

(viii) transactions described herein as involving the Parent, as the case may be, and permitted under this Agreement; and

(ix) activities incidental to the businesses or activities described in clauses (i)-(viii) above.

In addition, the Parent may consolidate or amalgamate with, or merge with or into (or, in the case of clause (B) below, convey, lease, transfer, sell or otherwise dispose of all or substantially all of its assets to) any other Person (other than the Borrower and any of its Subsidiaries) if at the time thereof and immediately after giving effect thereto, no Event of Default (including, for the avoidance of doubt, any Event of Default as a result of a Change of Control) shall have occurred and be continuing, and so long as (A) the Parent is the continuing or surviving Person or (B) if the Person formed by or surviving any such consolidation, amalgamation or merger (or the Person to whom the Parent conveyed, leased, transferred, sold or otherwise disposed of all or substantially all of its assets to) is not the Parent (x) the successor Person (such successor Person, which shall not be an operating company, and shall not hold any Equity Interests directly or indirectly in any operating company, “Successor Parent”) (i) shall deliver to the Administrative Agent all information of the type delivered to the Administrative Agent on or prior to the Funding Date to satisfy any applicable “know your customer” requirements and any other information or documents that may be reasonably requested by the Administrative Agent, (ii) shall be an entity organized or existing under the law of a Qualified Jurisdiction or any state of the U.S. or the District of Columbia (to the extent not constituting a Qualified Jurisdiction at such time), (iii) shall deliver to the Administrative Agent, the Collateral Agent and their counsel, documentation (including opinions of counsel) and other deliverables of the type, and in substantially the same form as (with modifications as may be reasonably be agreed to by the Administrative Agent) previously delivered to the Administrative Agent and the Collateral Agent with respect to the Parent on or prior to the Closing Date and (iv) shall expressly assume all obligations of the Parent under this Agreement and the other Loan Documents to which the Parent is a party pursuant to a supplement hereto and/or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (y) the Borrower delivers a certificate of an Authorized Officer, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the satisfaction of the conditions set forth in clause (x) of this clause (B) and (z) one hundred percent (100%) of the Equity Interests of the Borrower remains pledged as security for the Obligations by Successor Parent; provided that (1) if the conditions set forth in this sentence are satisfied, Successor Parent will succeed to, and be substituted for, the Parent under this Agreement and (2) it is understood and agreed that the Parent may convert into another form of entity so long as such conversion does not adversely affect the value of its Guaranty or the Collateral and subject to compliance with any applicable requirements in any Collateral Documents.

Section 6.9 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or Dispose of any property to, enter into any agreements for (x) the payment of any management, monitoring or consulting fees, indemnities or other similar transactions or (y) otherwise enter into any transaction or deal with, any Affiliate involving aggregate payments or consideration in any fiscal year in excess of $250,000, except for:

(a) transactions among the Parent, the Borrower and the Subsidiaries which are not expressly prohibited by the terms of this Agreement and which are in the ordinary course of business;

(b) transactions among the Loan Parties and their Subsidiaries which are expressly permitted under Section 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, or 6.10 hereof;

(c) Permitted Management Payments;

(d) so long as it has been approved by such Loan Parties’ or its applicable Subsidiary’s board of directors in accordance with applicable law, (i) customary fees to, and indemnifications of, non-officer directors of the Loan Parties and their respective Subsidiaries pursuant to clause (c) of the definition of Permitted Dividends and (ii) the payment of reasonable and customary compensation and indemnification arrangements, bonuses, severance and benefit plans for officers and employees of the Loan Parties and their respective Subsidiaries in the ordinary course of business;

(e) the issuance and sale of Equity Interests by the Parent to the extent not otherwise prohibited under the terms of this Agreement;

(f) any payments or investments made by a Sponsor or its Affiliate in connection with any TFA or TSA; and

(g) transactions which are on an arm’s-length basis on terms and conditions, taken as a whole, that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s length basis, or if in the good faith judgment of the board of directors no comparable transaction is available which to compare such transaction, such transaction is otherwise fair to the Borrower or such Subsidiary from a financial view point.

Section 6.10 New Subsidiaries; Further Assurances.

(a) Form or acquire any Subsidiary, unless, subject to the applicable limitations set forth in this Agreement and/or any other Collateral Document, including, if applicable, the Agreed Security Principles, to the extent applicable, the time periods (and extensions thereof) set forth in this Agreement and the Legal Reservations and Perfection Requirements:

(i) in the case of (x) a U.S. Subsidiary that is a Material Subsidiary, within sixty (60) days or (y) a Subsidiary incorporated in Australia that is a Material Subsidiary, within ninety (90) days, in each case, after (and excluding) the date on which the financial statements for the fiscal quarters ending June 30 and December 31 of each fiscal year are required to be delivered pursuant to Section 7.2 (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), cause such Domestic Subsidiary to become a Guarantor with respect to the Obligations and execute a joinder agreement to the Guaranty and any applicable Loan Documents in favor of the Administrative Agent,

(ii) in the case of a Subsidiary that is not an Excluded Subsidiary and that is required to become a Guarantor pursuant to the Guarantor Coverage Test, become a Guarantor (within the time set forth in Section 5.13) with respect to the Obligations and execute a joinder to the Guaranty and execute customary foreign-law governed security documents in the applicable jurisdiction (as reasonably determined by Parent in good faith) (it being acknowledged and agreed that unless such Subsidiary meets requirements set forth in the Guarantor Coverage Test, there shall be no requirement to cause such Subsidiary to become a Guarantor with respect to the Obligations).

(b) Ensure that any Material Subsidiary or any Subsidiary formed or incorporated in the United States or Australia that is required to become a Material Subsidiary pursuant to the definition of Material Subsidiary (excluding, for the avoidance of doubt, any Material Subsidiary or Domestic Subsidiaries that were formed, incorporated or acquired within the prior twelve (12) consecutive months ended on the applicable date of determination, which shall instead be subject to clause (a) above), cause such Subsidiary to become a Guarantor with respect to the Obligations and execute a joinder agreement to the Guaranty and any applicable Loan Documents in favor of the Administrative Agent within (x) in the case of a U.S. Subsidiary, sixty (60) days or (y) in the case of a Subsidiary incorporated in Australia, within ninety (90) days, in each case, after (and excluding) the date on which the financial statements for the fiscal quarter during which such Subsidiary became a Material Subsidiary are required to be delivered pursuant to Section 7.2 (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) Subject to the Agreed Security Principles, the Administrative Agent shall have received all documents and information, including without limitation, updated Schedules to this Agreement, legal opinions, authorizations and resolutions, that may be reasonably required to establish compliance with the foregoing clauses and the provisions of this Agreement, and to perfect the Administrative Agent’s first-priority (subject to Permitted Encumbrances) Lien on the assets of such Subsidiary that constitute Collateral and any Subsidiary Stock acquired or held by any Loan Party with respect to such Subsidiary, in each case, falling within the scope of the Agreed Security Principles (and, for the avoidance of doubt, the Overriding Principle (as defined therein)). Subject to the Agreed Security Principles, each Loan Party will execute or deliver to the Administrative Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, charges, and all other documents that the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent, to create, perfect and continue perfected to the extent necessary to perfect the Administrative Agent’s Liens in the Collateral.

(d) Ensure that, within 90 days of the date (i) any U.S. Guarantor that owns any Deposit Account or Securities Account (in each case, other than any Excluded Deposit Account) or (ii) the Borrower or any U.S. Guarantor opens or acquires any Deposit Account or Securities Account (in each case, other than any Excluded Deposit Account), the Borrower or U.S. Guarantor shall cause to be delivered to the Administrative Agent a Control Agreement with respect to each such Deposit Account or Securities Account (in each case under clauses (d)(i) and (d)(ii), other than any Excluded Deposit Account).

Notwithstanding anything to the contrary in this Agreement, with respect to each Material Subsidiary incorporated under the laws of Australia which is required to become a Guarantor pursuant to Section 5.12 or this Section 6.10, if doing so constitutes financial assistance for the purposes of section 260A of the Australian Corporations Act (i) each such Subsidiary shall comply with section 260B of the Australian Corporations Act and (ii) the shareholders of each such Subsidiary shall approve the giving of financial assistance by undertaking the procedures referred to in section 260B of the Australian Corporations Act, in each case, in connection with the entry into and performance of obligations by such Subsidiaries under and in connection with the Loan Documents prior to the date on which it is required to become a Guarantor pursuant to Section 5.12 or this Section 6.10.

Notwithstanding the foregoing or anything to the contrary in any Loan Document, there shall be no requirement, and the Loan Documents shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, mortgages on, or the obtaining of mortgage policies, surveys, abstracts or appraisals, legal opinions or other deliverables, or taking other actions with respect to, any Excluded Assets (or take any other actions which the definition of “Excluded Assets,” if applicable, states are not required with respect to such category of assets pursuant to the definition of “Excluded Assets”). No Loan Party nor any of their respective Subsidiaries shall be required to (w) enter into any source code escrow arrangement, register or apply to register any Intellectual Property, or take any steps to perfect a lien on Intellectual Property outside of the United States, (x) prepare or procure any environmental surveys or reports with respect to the real property of any such Person, or (y) seek or procure the consent of any counterparty, joint venture partner, Governmental Authority or authority to grant any security in respect of any items referred to in the definition of “Excluded Assets” or this definition.

The Collateral Agent (acting in its own discretion) may grant extensions of time for the creation, perfection or maintenance of security interests in particular assets (including extensions beyond the Funding Date for the creation, perfection or maintenance of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation, perfection or maintenance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents, and any such extensions may, in the discretion of the Collateral Agent, be effective retroactively.

Notwithstanding anything to the contrary and subject to the Agreed Security Principles, there shall be (I) no actions required by the Laws of any jurisdiction which is not a Qualified Jurisdiction under the Loan Documents in order to create any security interests in any assets or to perfect or make enforceable such security interests in any assets, (II) no actions required by any Guarantor to grant, maintain or perfect any security interest in any IP Rights registered or applied for in any non-U.S. jurisdiction and (III) (x) except to the extent required by the law of a Qualified Jurisdiction with respect to any non-Australian Loan Party, there shall be no separately documented Guaranties, and (y) no Collateral Documents (including security agreements and pledge agreements) governed under the laws of any jurisdiction that is not a Qualified Jurisdiction. Notwithstanding anything else provided in the Loan Documents, the Borrower may, in its sole discretion, elect to join any Foreign Subsidiary, any non-wholly owned Foreign Subsidiary or any Excluded Subsidiary as a Guarantor subject to, in the case of a Foreign Subsidiary, (x) the jurisdiction of incorporation of such Foreign Subsidiary being reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (as reasonably determined by the Administrative Agent) and (y) collateral and security provisions to be negotiated in good faith and having regard to the Agreed Security Principles (such election to so join the “Excluded Subsidiary Joinder Exception”); provided that, subject to Section 9.8 hereof, the Borrower may elect to release (a “Guarantor Release Election”) any such non-wholly owned Subsidiary or Excluded Subsidiary, in each case other than the Borrower (a “Released Subsidiary”), from its obligations as a Guarantor in its sole discretion subject to the following conditions: (A) the Borrower would be in compliance with the Guarantor Coverage Test immediately following the release, (B) such Guarantor Release Election shall be subject to the Loan Parties having capacity to make an Investment in such Released Subsidiary immediately after ceasing to be a Guarantor, with the fair market value of the Loan Parties’ direct or indirect Investments in such Released Subsidiary being deemed to be a new Investment in such Released Subsidiary immediately after that Released Subsidiary ceases to be a Guarantor, (C) such Guarantor Release Election shall be subject to such Released Subsidiary having capacity to incur any Indebtedness or Liens immediately after ceasing to be a Guarantor, with the aggregate existing Indebtedness and Liens of such Released Subsidiary being deemed to have been incurred immediately after such Released Subsidiary ceases to be a Guarantor and (D) no such Released Subsidiary shall (x) own or exclusively license any Material Intellectual Property or (y) directly or indirectly own any Equity Interests of any Subsidiary that owns or exclusively licenses any Material Intellectual Property; provided, further, that to the extent any Subsidiary is joined pursuant to the Excluded Subsidiary Joinder Exception, any requirements under this Section 6.10 and any related provisions under the Loan Documents as applied to such Subsidiary (solely to the extent any such provision would not otherwise have applied in respect of such Subsidiary if it were a Subsidiary that did not constitute a Loan Party) may be modified (including with respect to the modifications to the Agreed Security Principles or other customary limitations applicable to the provision of guarantees and collateral in the applicable jurisdiction and providing for the granting of collateral customary for secured financings in such jurisdiction) as reasonably determined by the Borrower and the Administrative Agent.

Other than with respect to any U.S. Loan Party, no perfection through control agreements shall be required with respect to any assets under the Loan Documents (other than to the extent required pursuant to Section 6.10(d)). There shall be no (x) requirement to obtain any landlord waivers, estoppels, collateral access letters or similar rights and agreements, (y) requirement to perfect a security interest in any letter of credit rights, other than by the filing of a UCC or PPSA financing statement (or similar) or (z) requirement to delivery certificates representing the Equity Interests of any Excluded Subsidiary, or any related transfer power, to any Agent.

Section 6.11 Fiscal Year and Accounting Changes. Change its fiscal year from the period ending on June 30 of each year, or make any change in (i) accounting treatment and reporting practices except as required by GAAP, or (ii) material tax reporting treatment except as required by law or with written notice to Administrative Agent; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year, and, notwithstanding anything to the contrary herein, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.12 [Reserved].

Section 6.13 Amendments of Certain Documents.

(a) Enter into any amendment, waiver or other modification of the Management Agreement unless such amendment, waiver or modification is not, when taken as a whole, materially adverse to the Secured Parties (in their capacity as such); provided, that the increase of any fee or other amount payable pursuant to the Management Agreement shall be deemed to be materially adverse.

(b) Make or consent to any amendment or other modification or waiver with respect to any operating agreement, limited partnership agreement or similar agreement constituting or giving rise to any Investment Property Collateral, unless such amendment or modification is not, when taken as a whole, materially adverse to the Secured Parties (in their capacity as such).

(c) Enter into any amendment, waiver or other modification of any Junior Indebtedness Documents unless such amendment, waiver or modification is not, when taken as a whole, materially adverse to the Secured Parties (in their capacity as such).

Section 6.14 Repayments of Junior Indebtedness. No Loan Party nor any Subsidiary shall, directly or indirectly, repay, purchase, repurchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Junior Indebtedness prior to its scheduled maturity, other than:

(a) payment of regularly scheduled interest payments, mandatory offers to repay, repurchase or redeem or mandatory prepayments of principal (in each case in connection with a change of control), and payment of fees, expenses and indemnification obligations, with respect to such Junior Indebtedness, other than payments in respect of such Junior Indebtedness expressly prohibited by any subordination provisions applicable thereto;

(b) so long as (i) no Event of Default shall have occurred and be continuing or would otherwise immediately result therefrom and (ii) the Loan Parties shall be in pro forma compliance (after giving effect to the payment of the applicable repurchase, redemption or acquisition) with the applicable covenants set forth in Section 5.5 as of the last day of the most recently ended fiscal quarter for which financial statements were required to be delivered under this Agreement, prepayments, redemptions, repurchases or otherwise acquisitions or retirements for value of any Junior Indebtedness permitted by subordination provisions applicable to any such Junior Indebtedness in an aggregate amount when taken together with all other such payments made pursuant to this clause (b) not exceeding $1,000,000;

(c) the redemption, repurchase, retirement, defeasance or other acquisition of Junior Indebtedness made in exchange for, or out of the proceeds of, a sale within sixty (60) days thereof of, new, replacement or refinancing Indebtedness, which is incurred in compliance with Section 6.7, so long as:

(i) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Junior Indebtedness, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(ii) such new Indebtedness, (I) in the case of the redemption, repurchase, retirement, defeasance or other acquisition of Junior Indebtedness that is subordinated in right of payment, is subordinated to the Loans or the applicable Guaranty at least substantially to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value and (II) in the case of the redemption, repurchase, retirement, defeasance or other acquisition of Junior Indebtedness that is secured on a junior basis, either (i) ranks junior in right of security to the Loans or the applicable Guaranty at least substantially to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value or (ii) is unsecured;

(iii) such new Indebtedness has a final scheduled maturity date equal to or later than the earlier of (i) the final scheduled maturity date of the Junior Indebtedness being so redeemed, repurchased, acquired or retired and (ii) the date that is ninety-one (91) days after the Latest Maturity Date of the Loans;

(iv) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the lesser of (i) the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, acquired or retired and (ii) the remaining Weighted Average Life to Maturity of the Term Loans; and

(v) the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are not materially less favorable (taken as a whole) to the Borrower than either (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole);

(d) the conversion or exchange of any Junior Indebtedness to Qualified Equity Interests of the Borrower or any of its direct or indirect parents;

(e) the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness not prohibited under Section 6.7;

(f) any Contingent Acquisition Consideration required to be paid in connection with the Take Private, any Permitted Acquisition or any other Acquisition permitted hereunder, in each case, as applicable, to the extent permitted by any subordination provisions applicable to any such Contingent Acquisition Consideration (if any);

(g) any repayment, purchase, repurchase, redemption, defeasance or prepayment expressly permitted by the terms of any Intercreditor Agreement or Subordination Agreement; and

(h) any payments to purchase, repurchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Junior Indebtedness made using proceeds of any Qualified Equity Interests within six (6) months after the receipt thereof.

Section 6.15 Use of Proceeds. The Loan Parties will not, and will not permit any of their Subsidiaries to, use the proceeds of any Loans to directly, or to any Loan Party’s knowledge after due care and inquiry, indirectly, to make any payments to a Sanctioned Entity, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity, to fund any operations, activities or business of a Sanctioned Entity or in any other manner that would result in a violation of Sanctions by any Person, and no part of the proceeds of any Loan will be used directly or, to any Loan Party’s knowledge after due care and inquiry, indirectly in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, the FCPA, the United Kingdom Bribery Act of 2010, other applicable anti-corruption laws or Anti-Terrorism Laws.

Section 6.16 Sale and Leaseback. At any time, directly or indirectly, enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 6.17 No Burdensome Restrictions. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any encumbrance or restriction of any kind arising pursuant to an agreement executed by a Loan Party or Subsidiary thereof which materially and adversely affects the ability of:

(a) any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on its Equity Interests owned by its Holdings Parent, (ii) to pay or prepay or to subordinate any Indebtedness owed to its Holdings Parent or any other Loan Party, (iii) to make loans or advances to its Holdings Parent or any other Loan Party, or (iv) to transfer any of its property or assets to its Holdings Parent or any other Loan Party; or

(b) any Loan Party to (i) grant Liens on the Collateral to the Administrative Agent, (ii) amend or otherwise modify this Agreement or any other Loan Document or (iii) otherwise comply, in all material respects, with all of its obligations under, and otherwise remain in material compliance with, this Agreement and the other Loan Documents as and when required;

in the case of each of the immediately preceding clauses (a) and (b), except for

(1) encumbrances or restrictions in effect on the Funding Date; (2) under applicable law or any applicable rule, regulation or order; (3) any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired or designated and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated; (4) contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Equity Interests or assets of such Subsidiary; (5) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Permitted Encumbrances or any applicable Intercreditor Agreement; (6) provisions in agreements governing Permitted Indebtedness; (7) provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business or consistent with industry practice; (8) customary provisions restricting assignment of any agreement; (9) customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Encumbrance and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.17; (10) any dividend or liquidation priority between or among classes or series of Equity Interests and the subordination of any obligation (including the application of any remedy bars thereto); (11) the documents and agreements governing any Permitted Purchase Money Indebtedness to the extent any such restrictions or encumbrances thereunder relate to the fixed assets financed thereby (and any proceeds or products thereof); (12) this Agreement and the other Loan Documents; (13) the Junior Indebtedness Documents; (14) customary restrictions in leases, licenses, franchises, charters or other governmental authorizations; (15) customary restrictions in other contracts or agreements which are, or concern assets which are, Excluded Assets; and (16) restrictions and conditions contained in agreements relating to Dispositions permitted hereunder; provided that such restrictions are limited to the assets being Disposed of.

Section 6.18 Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action, or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act of 1940; provided that this Section 6.18 shall not apply to any Non-U.S. Loan Party or any Foreign Subsidiary.

Section 6.19 Limitation on Issuances of Equity Interests. Issue, sell or transfer, or enter into any agreement or arrangement for the issuance, sale or transfer of, or permit any of its Subsidiaries to issue, sell or transfer, or enter into any agreement or arrangement for the issuance, sale or transfer of any of its Equity Interests other than (a) the sale or issuance of Qualified Equity Interests of the Parent to any Person who holds Equity Interests of Parent prior to the date of such issuance or to any Controlled Investment Affiliate of such Person to the extent not made in order to exercise the Cure Right, (b) the sale or issuance of Qualified Equity Interests of the Parent to directors, officers, employees or consultants of Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements), (c) the issuance of Equity Interests by a Subsidiary of the Parent to its parent, (d) the issuance by any Foreign Subsidiary of a de minimis number of Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Requirements of Law, (e) issuances and sales made in order to exercise the Cure Right, and (f) other issuances, sales and transfers otherwise permitted under this Agreement which do not result in a Change of Control, including Permitted Dividends.

Section 6.20 Anti-Terrorism Laws, Etc. None of the Loan Parties, nor, to any Loan Party’s knowledge any of their Affiliates or their agents shall:

(i)   conduct any business or engage in any transaction or dealing with any Sanctioned Entity, including the making or receiving any contribution of funds, goods or services to or, to the knowledge of the Loan Parties, for the benefit of any Sanctioned Entity,

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Sanctions, or

(iii)   engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Sanctions, the USA PATRIOT Act or any other Anti-Terrorism Law or applicable anti-corruption laws.

Section 6.21 Australian Trusts. If an Australian Loan Party enters into a Loan Document as trustee or responsible entity of a Trust, it must, unless the Administrative Agent otherwise consents:

(a)	compliance: comply with its obligations as trustee of the Trust under the Trust Deed;

(b)	Trust maintenance: ensure that:

(i)	the Trust is not terminated or its terms (including the vesting date) varied;

(ii)	it does not resign and is not removed or replaced as trustee of the Trust, and no other person is appointed as trustee of the Trust;

(iii)	the property of the Trust is not resettled or set aside; and

(iv)	the capital of the property of the Trust is not distributed at any time;

(c)	Trust property: ensure that the property of the Trust is not mixed with any other property other than property of another Loan Party or as permitted by the Loan Documents; and

(d)	right of indemnity: not release, dispose of or otherwise prejudice its right of indemnity against, and equitable lien over, the property of the Trust and its right of indemnity (if any) against the beneficiaries of the Trust in relation to its obligations under the Loan Documents.

Section 6.22 Additional Material Real Estate. Subject to the Agreed Security Principles, in the event that any Loan Party after the Funding Date acquires any Material Real Estate located in the United States and to the extent mortgages and such other actions are customary for perfecting a First Priority Lien in such a Material Real Estate, for the benefit of Secured Parties, then such Loan Party shall use commercially reasonable endeavors for a period of one hundred and fifty (150) days after the date that such Material Real Estate was acquired (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion) to take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages or such other agreements and documents with respect to each such Material Real Estate that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in such Material Real Estate.

Section 6.23 Tax Consolidation. No Australian Loan Party will be a member of a Tax Consolidated Group or equivalent for Indirect Tax purposes except: (i) in the case of a Tax Consolidated Group: (A) the Tax Consolidated Group has in place a valid TSA that meets all the requirements of section 721-25 of the Australian Tax Act in respect of each relevant group liability (within the meaning of section 721-10 of the Australian Tax Act); (B) all members of the Tax Consolidated Group are party to the TSA and a TFA but no member shall be required to become a party to the TSA and TFA until the date upon which the first group liability (within the meaning of section 721-10 of the Australian Tax Act) becomes due and payable after that member joins the Tax Consolidated Group; or (ii) in the case of a consolidated group for Indirect Tax purposes, (A) as approved by the Administrative Agent (acting reasonably); and (B) the consolidated group for Indirect Tax purposes has in place a valid indirect tax sharing agreement as contemplated by section 444-90(1A) of Schedule 1 to the Taxation Administration Act 1953 (Cth) to which each member of the group is a party.

Section 6.24 No Financial Assistance or Benefit to Related Party. Each Australian Loan Party must comply in all respects with Chapter 2E and Part 2J.3 of the Australian Corporations Act to the extent applicable to it.

Article VII

INFORMATION AS TO Loan Parties

Following the Funding Date, each Loan Party shall, or (except with respect to Section 7.5) shall cause the Borrower on its behalf to, until payment in full of all Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations for which no claim has been made):

Section 7.1 Material Occurrences. Within ten (10) Business Days of any Authorized Officer of the Borrower obtaining knowledge thereof, notify the Agent in writing of the occurrence or knowledge of:

(a) (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, which written notice thereof shall be accompanied by such other non-privileged information as may be reasonably available to the Loan Parties and permitted to be disclosed to enable the Administrative Agent and its counsel to evaluate such matters; and

(b) the occurrence of any event that constitutes an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposed to take with respect thereto.

Section 7.2 Annual Financial Statements. Furnish to the Administrative Agent within one hundred twenty (120) days (or, with respect to the first fiscal year ending after the Funding Date, one hundred fifty (150) days) (or by such later date as agreed by the Administrative Agent in writing in its discretion) after the end of each fiscal year of the Borrower, (a) financial statements of the Reporting Parties on a consolidated basis, consisting of statements of profit or loss and other comprehensive loss, cash flows and changes in equity from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, reported on by an Acceptable Accountant that states that such consolidated financial statements fairly present, in all material respects, or give a true and fair view, of the financial position of the Reporting Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP and reported upon without qualification about the ability of the Reporting Parties to continue as a going concern (other than in connection with (i) the maturity or impending maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant on a future date or for a future period, or (iii) any actual financial covenant breach), and (b) a Compliance Certificate.

Section 7.3 Quarterly Financial Statements. Furnish to the Administrative Agent for each fiscal quarter of the Borrower, within forty-five (45) days (or by such later date as agreed by the Administrative Agent in writing in its discretion) after the end of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter of the Borrower ending after the Funding Date, (a) an unaudited balance sheet of the Reporting Parties on a consolidated basis, and unaudited statements of profit or loss and other comprehensive loss and cash flow of the Borrower and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, and including a comparison to the same period and year to date period in the prior year, prepared in a form customarily prepared by management of the Borrower and fairly presenting in all material respects the consolidated financial position of the Reporting Parties on a consolidated basis as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP in all material respects, subject to the absence of footnotes and normal and recurring year-end adjustments and which may exclude the effects of purchase accounting with respect to the Transactions or any Permitted Acquisition or Investment and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (it being understood for the period from the Funding Date until such financial statements are delivered for the first full fiscal quarter ending after the first anniversary of the Funding Date, the Borrower shall only be required to use commercially reasonable efforts to deliver the reports and financial statements in comparative form), (b) a written report consistent with past practices, either a discussion and analysis by management (prepared in a form customarily prepared by management of the Borrower) or a call with management of the Borrower with respect to such report, and (c) a Compliance Certificate.

Section 7.4 Monthly Financial Statements. Furnish to the Administrative Agent, (I) within thirty (30) days (or by such later date as agreed by the Administrative Agent in writing in its discretion) after the end each fiscal month of Borrower commencing with the first full fiscal month of Borrower ending after the Funding Date, each as certified by an Authorized Officer of the Borrower, (a) an unaudited balance sheet of the Reporting Parties on a consolidated basis (b) unaudited statements of profit or loss and other comprehensive loss and cash flow of the Reporting Parties on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such fiscal month and for such fiscal month, prepared in a form customarily prepared by management of the Borrower and, to the knowledge of the Borrower, fairly presenting in all material respects the consolidated financial position of the Reporting Parties as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP in all material respects, subject to absence of footnotes and normal and recurring year-end adjustments and which may exclude the effects of purchase accounting with respect to the Transactions or any Permitted Acquisition or Investment and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (it being understood for the period from the Funding Date until such financial statements are delivered for the first full fiscal month ending after the first anniversary of the Funding Date, the Borrower shall only be required to use commercially reasonable efforts to deliver the reports and financial statements in comparative form), and (c) a monthly internal financial reporting package in form and scope substantially consistent with the monthly internal financial reporting package provided to the Administrative Agent prior to the Closing Date and (II) within ten (10) Business Days (or by such later date as agreed by the Administrative Agent in writing in its discretion) after the Funding Date, with respect to each fiscal month ended on and after April 30, 2024 and ended at least thirty (30) days prior to the Funding Date, a monthly internal financial reporting package in form and scope substantially consistent with the monthly internal financial reporting package provided to the Administrative Agent prior to the Closing Date (in each case under this clause (II), to the extent not delivered to the Administrative Agent prior to the Funding Date).

Section 7.5 Additional Information. Furnish the Administrative Agent with such additional information (including, without limitation, bank account balance snapshots reflecting current Liquidity) and documentation (to the extent readily available) as the Agent or the Required Lenders shall reasonably request in writing with respect to the Loan Parties and their Subsidiaries regarding the business or financial condition of any Loan Party to determine whether the terms, covenants, provisions and conditions of this Agreement and the Loan Documents have been complied with by the Loan Parties; provided that such additional information (i) does not constitute non-financial trade secrets or nonfinancial proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is not prohibited by Law or any binding agreement with any third party, (iii) is not subject to attorney-client or similar privilege and does not constitute attorney work product and (iv) is otherwise prepared by such Loan Party in the ordinary course of business and is of a type customarily provided to lenders in similar credit facilities.

Section 7.6 Variances From Operating Budget. Furnish to the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 7.3, a written report or a discussion and analysis by management with respect to such variances from the operating budget (in each case, prepared in a form customarily prepared by management of the Borrower).

Section 7.7 Projected Operating Budget. Furnish to the Administratve Agent, no later than (a) with respect to the fiscal year ending June 30, 2025, the later of (x) one hundred twenty (120) days after the commencement of such fiscal year and (y) sixty (60) days after the Funding Date (or by such later date as agreed by the Administrative Agent in writing in its discretion); provided, that if any such projected operating budget is prepared prior to the Funding Date and later revised or restated, the Borrower shall furnish to the Administrative Agent such prior projected operating budget on the Funding Date, and such revised or restated projected operating budget within the time periods set forth in this clause (a), and (b) sixty (60) days after the commencment of the fiscal year ending June 30, 2026 and each fiscal year thereafter (or by such later date as agreed by the Administrative Agent in writing in its discretion), a month by month projected operating budget and cash flow of the Reporting Parties on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of each month), such projections to be accompanied by a certificate signed by an Authorized Officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared (it being recognized that such projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from projected results and such differences may be material).

If consolidated financial statements of any target and their respective Subsidiaries to be acquired pursuant to a Permitted Acquisition (each such Person, together with its Subsidiaries, being “Acquired Entity”) cannot be provided due to the lack of appropriate financial systems and/or the application of GAAP are not consistent with those of the Reporting Parties, then for accounting periods any part of which fall on or prior to the date that is three (3) months from the date of completion of such acquisition (or such longer period as the Administrative Agent may grant in its sole discretion (not to be unreasonably withheld or delayed), which may be granted via an electronic record): (x) any management accounts and financial statements delivered pursuant to Section 7.2, 7.3 or 7.4 solely with respect to the Acquired Entity may be in a form customarily prepared by the Acquired Entity prior to the date of completion of such acquisition (and management accounts and financial statements delivered in such form shall satisfy the requirements of such clauses), and (y) for the purpose of any financial ratio under this Agreement, any management accounts and financial statements delivered pursuant to Section 7.2, 7.3 or 7.4 above with respect to the Acquired Entity may be aggregated with the applicable financials of the Reporting Parties for the relevant period (and appropriate adjustments and reconciliations reasonably acceptable to the Administrative Agent made for any intra-group transactions such that the Acquired Entity’s results are treated as if they were consolidated with the Reporting Parties); provided any Compliance Certificate delivered in respect of the relevant period must provide sufficient details of that aggregation.

Notwithstanding the foregoing, the obligations in Section 7.2, 7.3 or 7.4 may be satisfied with respect to financial information of the Reporting Parties by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower, (B) the applicable financial statements of Keypath Education or (C) the Borrower’s (or any direct or indirect parent thereof) or Keypath Education’s, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or financial statements filed with the ASIC or the ASX or any comparable report filed with any other applicable Governmental Authority; provided that, with respect to each of subclauses (A), (B) and (C) of this paragraph, to the extent such information relates to a parent of the Borrower or to Keypath Education and such information differs materially from the information relating to Borrower and its Subsidiaries on a standalone basis, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail such differences. Documents required to be delivered pursuant to this Article VII (to the extent any such documents are included in materials otherwise filed with the SEC, ASIC or the ASX or any comparable report filed with any other applicable Governmental Authority) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on DebtDomain, IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov or on the website of ASIC or the ASX or any comparable report filed with any other applicable Governmental Authority; provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Article VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any one or more of the following conditions or events shall occur after the Funding date:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within three (3) Business Days after the same shall have become due, any interest on any Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of any items of Indebtedness (other than the Obligations) in an aggregate principal amount of $1,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) any item of Indebtedness (other than the Obligations) in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than the Obligations), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Loan Party or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including a casualty or condemnation event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is promptly repaid in full upon receipt of the proceeds of such sale, transfer or other disposition (including a casualty or condemnation event), (y) events of default, termination events or any other similar event under the documents governing Hedge Agreements for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts (or the same remedy of the holders of such Indebtedness is to convert) into Equity Interests (other than Disqualified Equity Interests) in accordance with its terms; provided, further, that, if the “Event of Default” in foregoing clauses (i) or (ii) is (A) remedied by the Borrower or the applicable Subsidiary or (B) waived (including in the form of amendment or forbearance) by the necessary holders of such Indebtedness prior to any termination of the outstanding Commitments by the Lenders pursuant to the last paragraph of this Section 8.1, acceleration of all of the outstanding Loans by the Lenders pursuant to the last paragraph of this Section 8.1, or other exercise of material remedies pursuant to any of the Loan Documents, then such “Event of Default” shall cease to constitute an Event of Default under this clause (b); or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.5, Section 5.2 (solely with respect to the Borrower’s existence), Section 5.5, Section 5.16, Section 7.1(b) or Article VI; provided that an Event of Default under Section 5.5 is subject to the cure pursuant to Section 5.5; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made in writing on or after the Funding Date by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of, or compliance with, any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days (or, in the case of a default in the performance of, or compliance with, any term contained in Section 7.2, Section 7.3, or Section 7.4, within seven (7) Business Days) after the earlier to occur of (i) an Authorized Officer of any Loan Party becoming aware of such default or (ii) receipt by any Loan Party of notice from Administrative Agent or any Lender of such default; provided, further, that (x) the delivery of a notice required under Section 7.1(b) at any time will cure any Event of Default arising from a breach of Section 7.1(b) arising solely from the failure to timely deliver such notice and (y) any Event of Default under Section 5.2, to the extent such Event of Default shall have occurred solely due to a failure by the Borrower or the Parent to maintain such entity’s good standing or equivalent status (if any) in its jurisdiction of organization or incorporation, shall be deemed cured automatically, without further action by the Administrative Agent or the Loan Parties, upon the reinstatement of such entity in such jurisdiction of organization or incorporation; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Parent, the Borrower or any of the Borrower’s Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any other similar relief shall be granted under any applicable federal or state law, which decree or order or similar relief shall continue for sixty (60) days without having been stayed, dismissed, bonded or discharged; or (ii) an involuntary case shall be commenced against the Parent, the Borrower or any of the Borrower’s Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Parent, the Borrower or any of the Borrower’s Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, administrator, administrative receiver, liquidator, trustee or other custodian of the Parent, the Borrower or any of the Borrower’s Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Parent, the Borrower or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) consecutive days without having been stayed, dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Parent, the Borrower or any of the Borrower’s Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, administrator, administrative receiver, liquidator, trustee or other custodian for all or a substantial part of its property; (ii) the Parent, the Borrower or any of the Borrower’s Material Subsidiaries shall make any assignment for the benefit of creditors; (iii) the Parent, the Borrower or any of the Borrower’s Material Subsidiaries shall admit in writing its inability, to pay its debts as such debts become due; or (iv) with respect to any Australian Loan Party or any Trust thereof, an Insolvency Event occurs; or

(h) [Reserved]; or

(i) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance or indemnity as to which a solvent and unaffiliated insurance company or indemnifying party has not refused coverage in writing) shall be entered or filed against the Parent, the Borrower or any of the Borrower’s or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(j) [Reserved]; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Loan Documents. Subject to the Legal Reservations, at any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations), shall cease to be in full force and effect (other than by reason of a release of such Guaranty in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations) in accordance with the terms hereof, or otherwise as permitted by a Loan Document or as a result of any act or omission on the party of any of the Agents and Lenders) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document securing any material portion of the Collateral ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations) in accordance with the terms hereof, or otherwise as permitted by a Loan Document or as a result of any act or omission on the party of any of the Agents or Lenders) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be provided by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the taking of, or the failure to take by the Collateral Agent or any other Secured Party of any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; provided that none of the foregoing shall apply to any Guarantor that is not a Material Subsidiary incorporated or organized in a Qualified Jurisdiction; or

(m) Junior Indebtedness. Any subordination provisions of the documents (including, without limitation, any Subordination Agreement) evidencing or governing any Junior Indebtedness with an aggregate principal amount in excess of $1,000,000 shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Junior Indebtedness, in each case, except in accordance with its terms; or

THEN (A) upon the occurrence and during the continuance of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and (B) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to the Borrower by Administrative Agent, (1) the Commitments, if any, of each Lender having such Commitments shall terminate; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (x) the unpaid principal amount of and accrued interest on the Loans and (y) all other Obligations (other than Bank Product Obligations); (3) the Collateral Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents; and (4) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence and during the continuance of any Event of Default specified in Section 8.1(f) or Section 8.1(g), to pay) to the Administrative Agent Bank Product Collateralization to be held as security for the Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products. In addition to the rights and remedies set forth in this Agreement, the Collateral Agent shall have all the other rights and remedies accorded a secured party under all applicable laws or in equity or under any other instrument, document or agreement now existing or hereafter arising.

Section 8.2 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising. Exercise or partial exercise by any Agent of one or more of its rights or remedies in accordance with this Agreement or any other Loan Document or at law or in equity shall not be deemed an election or bar such Agent from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of any Agent to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid (other than unasserted contingent indemnification and unasserted expense reimbursement obligations).

Article IX

AGENTS

Section 9.1 Appointment of Agents.

(a) MS PRIVATE CREDIT ADMINISTRATIVE SERVICES LLC is hereby appointed the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to appoint and authorize) MS PRIVATE CREDIT ADMINISTRATIVE SERVICES LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans, for such Agent or on behalf of the applicable Lenders and Bank Product Providers as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders and Bank Product Providers with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

(b) Without limiting the Security Trust Deed, MS PRIVATE CREDIT ADMINISTRATIVE SERVICES LLC is hereby appointed Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to appoint and authorize) MS PRIVATE CREDIT ADMINISTRATIVE SERVICES LLC, in such capacity, to act as its agent and trustee in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans, for such Agent or on behalf of and as trustee for the applicable Lenders and Bank Product Providers as provided in this Agreement or any other Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders and Bank Product Providers with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

(c) Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. Except as expressly set forth in Section 9.7, Section 9.8, Section 9.11 and Section 9.15, the provisions of this Article IX are solely for the benefit of Agents, Bank Product Providers and Lenders and no Loan Party shall have any rights as a third-party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and Bank Product Providers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

(d) Each Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the applicable Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. No Agent shall be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and Section 9.7 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties, Bank Product Providers and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent or the Collateral Agent, as applicable, and not to any Loan Party, Lender, Bank Product Provider or any other Person and no Loan Party, Lender, Bank Product Provider or any other Person shall have the rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.

(e) Each of the Lenders irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to (i) provide any release or evidence of release, termination or subordination contemplated by Section 9.8 (and upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and Section 9.8), (ii) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Term Loans); and (iii) enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties.

(f)   Except as otherwise expressly set forth herein, the Lead Arranger shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Lead Arranger shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lead Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.2 Powers and Duties. The Agents’ duties under the Loan Documents are solely mechanical and administrative in nature. Each Lender irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) each Agent to take such action on such Lender’s or Bank Product Provider’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that it has under any applicable law or that are expressly specified herein and the other Loan Documents to which that Agent is a party (and no others shall be implied). Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Neither the Agent nor the Lead Arranger shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Bank Product Provider; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Each Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any of its Subsidiaries. Unless a Loan Document expressly provides otherwise and subject to Section 10.17, an Agent may disclose to any other party any information it reasonably believes it has received as agent under this Agreement. Notwithstanding any other provision of any Loan Document to the contrary, no Agent is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty, breach of trust or duty of confidentiality.

Section 9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or Bank Product Provider for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or Bank Product Providers or by or on behalf of any Loan Party to any Agent, Bank Product Provider or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or any other breach of a Loan Document or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, no Agent shall have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof. No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by an Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose. Nothing in this Agreement shall oblige an Agent to conduct: (i) any “know your customer” or other procedures in relation to any person; or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or Bank Product Provider or for any Affiliate of any Lender or Bank Product Provider, on behalf of any Lender or Bank Product Provider and each Lender or Bank Product Provider confirms to each Agent that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by any Agent.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees, attorney or delegate or agents (“Agent-Related Persons”) shall be liable to Lenders or Bank Product Providers for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders or Bank Product Providers as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders or Bank Product Providers, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it (and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying); (ii) no Lender or Bank Product Provider shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders or Bank Product Providers as may be required to give such instructions under Section 10.5), (iii) notwithstanding any provision of any Loan Document to the contrary, no Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it, and (iv) no Agent shall be deemed to have knowledge or notice of whether any request made by the Borrower is made on behalf of and with the consent and knowledge of all the Loan Parties or (unless exercised through an Agent), whether any right, power, authority or discretion vested in any Party or any group of Lenders or Bank Product Providers has or has not been exercised. Subject to Section 10.2, each Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts and each Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent. Each Agent may assume that (i) any instructions received by it from the Required Lenders, any Lender or Bank Product Provider or any group of Lenders or Bank Product Providers are duly given in accordance with the terms of the Loan Documents, and (ii) unless it has received notice of revocation, that those instructions have not been revoked. Except where a Loan Document specifically provides otherwise, no Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party and is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Agent, a Loan Party or any other Person given in or in connection with any Loan Document or the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document (including the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document). No party (other than an Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against an Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document and any officer, employee or agent of an Agent may rely on this Section 9.3(b).

(c) Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Agent shall have received written notice from a Lender, a Bank Product Provider or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Each Agent will notify the Lenders of its receipt of any such notice and take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders or Bank Product Providers.

Section 9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5 Beneficiaries’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent and warrant) that it has made its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties and their Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Bank Product Providers or to provide any Lender or Bank Product Provider with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders or Bank Product Providers.

(b) Each Lender and Bank Product Provider, by delivering its signature page to this Agreement, a Bank Product Agreement, or an Assignment Agreement, as applicable, and funding its Loans on the applicable Credit Date, or providing Bank Products, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the applicable Credit Date or on the date of the applicable Bank Product Agreement.

(c) Each Lender and Bank Product Provider (i) represents and warrants that as of the Closing Date and the Funding Date neither such Lender nor such Bank Product Provider nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Equity Interests of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor Bank Product Provider nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Equity Interests described in clause (i) above without the prior written consent of Administrative Agent.

Section 9.6 Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO, WITHIN THREE (3) BUSINESS DAYS’ OF DEMAND, INDEMNIFY EACH AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, MEMBERS, INVESTORS, ADVISORS, REPRESENTATIVES AND AGENTS OF EACH AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED, FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.7 Successor Administrative Agent and Collateral Agent.

(a) Any Agent may resign at any time by giving thirty (30) days’ (or such shorter period as shall be agreed by the Required Lenders and the Borrower) prior written notice thereof to Lenders, the Borrower and the other Agent. Upon any such notice of resignation, Required Lenders shall have the right, with the written consent of the Borrower, to appoint a successor Agent (provided that no consent of the Borrower shall be required for any such appointment (x) of any Lender, an Affiliate of any Lender or an Approved Fund or (y) if an Event of Default under Section 8.1(a), (f) or (g) with respect to the Borrower has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and Bank Product Providers appoint a successor Administrative Agent or Collateral Agent, as applicable, from among the Lenders. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as the case may be, that successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder (other than its confidentiality obligations). After any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder. Notwithstanding any of the foregoing to the contrary, no Disqualified Lender or Defaulting Lender may become or be appointed a successor Administrative Agent or Collateral Agent.

(b) Notwithstanding anything herein to the contrary, any Agent may assign their rights and duties as Administrative Agent or Collateral Agent, as applicable, hereunder to an Affiliate of the Administrative Agent, the Collateral Agent or the Lead Arranger without the prior written consent of, or prior written notice to, the Borrower or the Lenders; provided that the Borrower and the Lenders may deem and treat such assigning Agent as Administrative Agent or Collateral Agent, as applicable, for all purposes hereof, unless and until such assigning Agent provides written notice to the Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents.

Section 9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Collateral Agent, on behalf of and for the benefit of Lenders and Bank Product Providers, to be the agent for and representative of Lenders and Bank Product Providers with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders or Bank Product Providers, the Administrative Agent or the Collateral Agent, as applicable, may, and shall at the written request of the Borrower, execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (A) upon the termination of all Commitments and the payment in full of all Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations for which no claim has been made), (B) that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders or Bank Product Providers as may be required to give such consent under Section 10.5) have otherwise consented, (C) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guaranty otherwise in accordance with the Loan Documents, (D) as to the extent provided in the Collateral Documents, (E) that constitutes Excluded Assets or (F) if approved, authorized or ratified in writing in accordance herein by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.5), (ii) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary or otherwise); provided that if any Guarantor becomes an Excluded Subsidiary as a result of such Guarantor becoming a non-wholly owned Subsidiary then such Guarantor shall not be released from its obligations under the Guaranty unless (w) the transaction by which such Guarantor became a non-wholly owned Subsidiary had a bona fide business purpose and was not intended primarily to cause the release of such Guarantor from its obligations under the Guaranty, (x) such Guarantor does not (1) own or exclusively license any Material Intellectual Property or (2) directly or indirectly own any Equity Interests of any Person that owns or exclusively licenses any Material Intellectual Property and (y) the Loan Parties shall have the capacity to make an Investment in such released Guarantor once it is no longer a Guarantor, with the fair market value of the Loan Parties’ direct or indirect Investments in such released Guarantor being deemed to be a new Investment in such released Guarantor on the date of its release or (iii) enter into any Intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such Intercreditor Agreement.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that (i) no Lender or Bank Product Provider shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of Lenders and Bank Product Providers in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, the Collateral Agent, any Bank Product Provider or any Lender may be the Lender of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Bank Product Provider or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled (at the instruction of the Required Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

Section 9.9 Agency for Perfection. Each Agent and Lender hereby appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to appoint) each other Agent, Bank Product Provider and Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC or the PPSA (or equivalent legislation), can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent, Bank Product Provider and Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents, Bank Product Providers and the Lenders as secured party. Should the Administrative Agent, any Bank Product Provider or any Lender obtain possession or control of any such Collateral, the Administrative Agent, such Bank Product Provider or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefore shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10 Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender and other Agent:

(a) is deemed to have requested that Administrative Agent furnish such Lender or Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to the Borrower or its Subsidiaries (each, a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender and Agent with such Reports;

(b) expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower’s and their Subsidiaries’ books and records, as well as on representations of such Person’s personnel;

(d) agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any other Lender or Agent preparing a Report harmless from any action the indemnifying Lender or Agent may take or fail to take or any conclusion the indemnifying Lender or Agent may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender or Agent has made or may make to the Borrower, or the indemnifying Lender’s or Agent’s participation in, or the indemnifying Lender’s or Agent’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender or Agent preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by the Administrative Agent and any such other Lender or Agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

(f) In addition to the foregoing: (x) any Lender or other Agent may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender or other Agent a copy of any report or document provided by the Borrower or its Subsidiaries to the Administrative Agent that has not been contemporaneously provided by the Borrower or such Subsidiary to such Lender or other Agent, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender and (y) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrower or its Subsidiaries, any Lender or other Agent may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s or other Agent’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Borrower the additional reports or information reasonably specified by such Lender or other Agent, and, upon receipt thereof from the Borrower or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender or other Agent.

(g) In addition to the foregoing: (i) in acting as agent for the Lenders and the Bank Product Providers, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments; (ii) if information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it; and (iii) no Agent shall be obliged to disclose to any Lender or Bank Product Provider any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Loan Document.

Section 9.11 Intercreditor Agreement. Each Secured Party hereby agrees that the Administrative Agent and/or the Collateral Agent may enter into any Intercreditor Agreement and/or Subordination Agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.7, any applicable Liens on Collateral permitted pursuant to Section 6.2 and, in each case, together with the defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of the Administrative Agent and/or the Collateral Agent (or its affiliated designee, representative, agent or successor) on its behalf as administrative agent and/or collateral agent, respectively, thereunder. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any applicable Intercreditor Agreement or Subordination Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement and any Subordination Agreement (and, in each case, any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements, and, if applicable, to subject the Liens on the Collateral securing the Obligations to the provisions thereof).

Section 9.12 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. This Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 9.13 “Know your customer” checks. Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender or Bank Product Provider) in order for the Administrative Agent, such Lender or Bank Product Provider to conduct all “know your customer” or other similar procedures with any that it is required (or deems desirable) to conduct and in order for the Administrative Agent, such Lender or Bank Product Provider to comply with all applicable anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation and the Australian AML/CTF Laws. Each Lender or Bank Product Provider shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Administrative Agent to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct and in order for the Administrative Agent to comply with all applicable anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation and the Australian AML/CTF Laws.

Section 9.14 Miscellaneous

(a) The provisions of this Section 9.14 apply notwithstanding any other provision of this Agreement.

(b) All other Secured Parties (other than the Agents to the extent provided herein) agree and acknowledge that they will take no action in respect of a Loan Document (including communicating with the Loan Parties) except through the Collateral Agent or the Administrative Agent, as applicable.  The express powers granted to the Collateral Agent and the Administrative Agent are in addition to any other power or rights it has under any other law.

(c) The Collateral Agent shall promptly forward to a party the original or a copy of any document which is delivered to the Collateral Agent for that party by any other party.  If the Collateral Agent receives notice from a party referring to this Agreement, describing a Default or an Event of Default and stating that the circumstance described is a Default or an Event of Default, it shall promptly notify the Administrative Agent.  If the Collateral Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to any other Secured Party under this Agreement, it shall promptly notify such other Secured Party.

(d) Unless a contrary indication appears in any Loan Document, the Collateral Agent shall: (i) exercise any right, power, authority or discretion vested in it as Collateral Agent in accordance with any instructions given to it by the Administrative Agent (or, if so instructed by the Administrative Agent, refrain from acting or exercising any right, power, authority or discretion vested in it as Collateral Agent); and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Secured Parties.  Unless a contrary indication appears in a Loan Document, any instructions given to the Collateral Agent by the Administrative Agent will be binding on all the Secured Parties.

(e) In relation to anything any Agent does or omits to do, a Loan Party need not enquire (i) whether the relevant Agent needed to consult with or has consulted with the Lender s or Bank Product Providers or any other Agent, (ii) whether any Lender, Bank Product Provider or any other Agent has instructed the relevant Agent, or (iii) about the terms of any instructions.  As between any Agent and any Loan Party, all action any Agent under or in relation to the Loan Documents is taken to be authorized unless such Loan Party has actual notice to the contrary.

(f)   Notwithstanding any other provision of any Loan Document to the contrary, the Collateral Agent need not exercise any power or performance any duty (even if it receives the requisite instructions, or would otherwise be obliged to exercise it or perform it): (x) unless and until it has received such security or indemnity as it may require for any cost, loss or liability (together with any associated indirect Tax) which it believes in its absolute discretion that it may incur in relation to that exercise or performance; (y) if it believes it is impossible to act or act lawfully due to any cause beyond its control for so long as it is unable to act; or (z) if to do so would require it to enter into a contract or other document, or incur an obligation which is not subject to limitation of liability provisions acceptable to it in its absolute discretion (acting in its own interest).

(g) The Collateral Agent may assume (i) any power vested in any Secured Party or group of Secured Parties has not been exercised; (ii) any notice or request made by the Borrower or Loan Parties is made on behalf of and with the consent and knowledge of all the Loan Parties; and (iii) everything done or purported to be done by the Administrative Agent has been duly authorized and properly done.

(h) The Collateral Agent will only be taken to have notice or knowledge of anything if: (i) it is notified of it as Collateral Agent; or (ii) it is received or held by the division or department responsible for performing the role of Collateral Agent when acting in relation to the Collateral Agent’s role as Collateral Agent.

(i)   The Collateral Agent shall not be bound to enquire: (i) whether or not any Event of Default or Default has occurred; (ii) as to the performance, default or any breach by any party of its obligations, under any Collateral Document or any other agreement, arrangement or document; or (iii) whether any other event specified in any Collateral Document has occurred.

(j)   To the extent permitted by law, each Secured Party releases the Collateral Agent and its Agent-Related Persons, from liability of any type to it under or in connection with this Agreement or any Collateral Document (or any other document to which the Collateral Agent is a party or under which it may have rights or benefits as Collateral Agent) or any related transaction or past or future conduct (including omissions), except to the extent that the Secured Party suffers a liability as a result of gross negligence or willful misconduct by the Collateral Agent or an Agent-Related Persons (as the case may be).  Without limiting the rest of this paragraph, neither the Collateral Agent nor any of its Agent-Related Persons is responsible to the Secured Parties for, nor will be liable in respect of the following, whether before or after the date of this Agreement: (i) if it acts (or refrains from taking any action) in accordance with an instruction given to it by the Administrative Agent or the Required Lenders or (where so specified) by all Lenders or all Lenders with exposures, or any other instruction binding on it under the Collateral Documents; and (ii), any other action taken or not taken by it or them under any Collateral Document except in the case of its or its own gross negligence or willful misconduct.  The Collateral Agent holds the benefit of this Section 9.14(j) on trust for its officers, personnel, agents, attorneys and delegates as well as for itself.

(k) Without prejudice to Section 9.14(j) above, Section 9.14(l) below or any other provision of this Agreement or any Collateral Document excluding or limiting the liability or responsibility of the Collateral Agent and to the extent permitted by law, each Secured Party releases the Collateral Agent from any liability for:

(i)   any liability to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with this Agreement or any Collateral Document, unless directly caused by its gross negligence or willful misconduct;

(ii) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, this Agreement or any Collateral Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, this Agreement or any Collateral Document, other than by reason of its gross negligence or willful misconduct; or

(iii)   without limiting paragraphs (i) and (ii), any liability to any person, any diminution in value or any liability whatsoever (including, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Collateral Agent) arising as a result of: (x) any act, event or circumstance not reasonably within its control; or (y) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses to any person, any diminution in value or any liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(l) No party (other than the Collateral Agent) may take any proceedings against any director, officer, personnel, agent, attorney or delegate of the Collateral Agent in respect of any claim it might have against the Collateral Agent or in respect of any act or omission of any kind by that officer, employee or Collateral Agent in relation to this Agreement or any Collateral Document and any director, officer, personnel, agent, attorney or delegate of the Collateral Agent may rely on this Section.

(m) The Collateral Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Collateral Documents to be paid by the Collateral Agent if the Collateral Agent has taken all necessary steps on its part as soon as reasonably practicable to pay that amount.

(n) Without prejudice to any provision of this Agreement or any Collateral Document excluding or limiting the Collateral Agent’s liability, to the extent permitted by law, any liability of the Collateral Agent arising under or in connection with this Agreement or any Collateral Document (or any other document to which the Collateral Agent is a party or under which it may have rights or benefits as Collateral Agent) or any related transaction or part or future conduct (including omissions) shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Collateral Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Collateral Agent at any time which increase the amount of that loss.  In no event shall the Collateral Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Collateral Agent has been advised of the possibility of such loss or damages.

(o) The Collateral Agent enters into this Agreement and the Collateral Documents solely in its capacity as Collateral Agent. Except in the case of gross negligence or willful misconduct on the part of the Collateral Agent, any liability incurred by the Collateral Agent under this Agreement will be limited to the extent to which the Collateral Agent is entitled to be indemnified out of the assets held as Collateral Agent.

(p) The Collateral Agent may rely on information supplied by:

(i)   the Administrative Agent as to: (1) the identity, commitments, exposures, and other details of the Lenders, Bank Product Providers or any other Secured Party, and the parties identified by the Agent as the Lenders, Bank Product Providers or Secured Parties; (2) decisions made by and among the Lenders; and (3) the respective amounts of secured moneys owing to the Agents and the Lenders;

(ii) a former Collateral Agent or former Agent as to the respective amount of secured moneys owed to it.

(q) The Collateral Agent may treat the Administrative Agent as the Agent entitled to payments under this Agreement and acting through its facility office unless it has received not less than five Business Days prior notice from the Administrative Agent to the contrary in accordance with the terms of this Agreement.

Section 9.15 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.15(b)) that any funds (as set forth in such notice by the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.15(a) and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or other Payment Recipient who has received funds on behalf of a Lender, Secured Party or other Payment Recipient (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then, in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.15(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 9.15(a).

(d)

(i) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 9.15(a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to the Platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Promissory Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Term Promissory Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under Section 9.6 and its applicable Commitments and requirement to fund such Commitments which, in each case, shall survive as to such assigning Lender, (D) the Administrative Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.6 (including all consent or approval requirements running in favor of the Borrower, which shall apply hereto), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment in accordance with Section 10.6 and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of, the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the payment in full of all Obligations (or any portion thereof) under any Loan Document.

Article X

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, the Lead Arranger or any Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or registered mail or courier service (or electronic communication as set forth in Section 10.2(b)) and shall be deemed to have been given when delivered in person or by registered mail or courier service and signed for against receipt thereof or upon receipt of facsimile.

(b) Electronic Communications.

(i)   Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent and the Borrower otherwise agree, (A) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) The Administrative Agent may establish a secure website to which access is restricted to the Administrative Agent and the Lenders and the Bank Product Holders (and, where applicable, their respective financial and legal advisers). After the Administrative Agent notifies the Lenders and the Bank Product Holders of the establishment of the secure website, then any communication or document given or delivered by or to the Administrative Agent to or by Lenders and the Bank Product Holders may be given by means of the secure website in the manner specified by the Administrative Agent (or in the absence of such specification, as specified by the operator of the website); and unless otherwise agreed will be taken to be made or delivered upon satisfaction of the following: (A) a communication or document being posted on that secure website; (B) either receipt by the Administrative Agent of an email from the relevant website confirming that the website has sent an email to the relevant party’s email addresses nominated under this paragraph notifying that a communication or document has been uploaded on the website or the website containing or providing confirmation that the communication or document has been opened by the intended recipient; and (C) compliance with any other requirements specified by the Administrative Agent. By notice to the Lenders and the Bank Product Holders the Administrative Agent acting reasonably may from time to time specify and amend rules concerning the operation of the secure website in the manner in which communications or documents may be posted, and will be taken to have been made or delivered. Those rules or moments will bind the recipients of the notice and the Administrative Agent. When it establishes the secure website, the Administrative Agent shall nominate to the website for each Lender and the Bank Product Holder the email address given to it by that Lender and Bank Product Holder under this Section 10.1(b)(iii). Subsequently, the nominated email address for each Lender and Bank Product Holder for that website will be the address nominated by that Lender or Bank Product Holder to the secure website or by the Administrative Agent (who will notify the relevant Lender or Bank Product Holder accordingly). It is the responsibility of each Lender and Bank Product Holder to ensure that the email address nominated for it is up-to-date. The Administrative Agent is under no obligation to notify the secure website of any change in email address notified to it. The Borrower consents to the inclusion in the secure website of its company logo.

Section 10.2 Expenses. The Borrower agrees to pay promptly (and in no event later than ten (10) Business Days after such request) (a) all of the Lead Arranger’s and each Agent’s actual and reasonable and documented (in reasonable detail) out-of-pocket costs and expenses of negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Lead Arranger and Agents (which shall be limited to one primary counsel for the Lead Arranger and Agents and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (c) all the actual reasonable and documented (in reasonable detail) out-of-pocket costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes (without duplication of any obligation of Section 2.19(b)), search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Lead Arranger and the Agents (which shall be limited to one primary counsel for the Lead Arranger and the Agents and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all of Lead Arranger’s and each Agent’s actual reasonable and documented (in reasonable detail) costs, fees, expenses for, and dusbirsements of, any of the Lead Arranger’s or such Agent’s accountants in connection with the Transctions; provided that such accountants have been identified by name to the Borrower prior to the Closing Date; (e) [reserved]; (f) all other actual and reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by the Lead Arranger and each Agent in connection with the syndication of the Loans and Commitments and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses, including reasonable attorneys’ fees (excluding any allocated costs of internal counsel) and costs of settlement, incurred by the Lead Arranger, any Agent and/or the Lenders in the custody, preservation of, or enforcement against, the Collateral or enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents, including all such costs and expenses in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings (which shall be limited to one primary counsel for the Lead Arranger, Agents and the Lenders and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)).

Section 10.3 Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, THE LEAD ARRANGER, EACH AGENT AND LENDER, THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, MEMBERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, ADVISORS, AGENTS AND REPRESENTATIVES OF THE LEAD ARRANGER, EACH AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM (I) THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE AND ITS AFFILIATES, OFFICERS, MEMBERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, ADVISORS, AGENTS AND REPRESENTATIVES, (II) DISPUTES BETWEEN AND AMONG INDEMNITEES TO THE EXTENT SUCH DISPUTES DO NOT ARISE FROM ANY EVENT OF DEFAULT (OTHER THAN CLAIMS AGAINST AN INDEMNITEE ACTING IN ITS CAPACITY AS AN AGENT OR LEAD ARRANGER OR SIMILAR ROLE UNDER THE LOAN DOCUMENTS UNLESS SUCH CLAIMS ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION)) OR (III) A MATERIAL BREACH OF ANY LOAN DOCUMENT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, BY THAT INDEMNITEE AND ITS AFFILIATES, OFFICERS, MEMBERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES, ADVISORS, AGENTS AND REPRESENTATIVES. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM. THIS SECTION 10.3 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES ARISING OUT OF A NON-TAX CLAIM.

(b) To the extent permitted by applicable law, no party to this Agreement or any other Loan Document shall assert, and each such party hereby waives, any claim against the other parties hereto and thereto and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party to this Agreement and each other Loan Document hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that nothing in this Section 10.3(b) shall in any way limit the Loan Parties’ obligations expressly set forth in Section 10.2 or Section 10.3(a).

Section 10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time, subject, in each case, to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including any Excluded Deposit Account identified in clause (a) or (b) of the definition thereof (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Except as expressly set forth in Sections 10.5(b), 10.5(c) and Section 2.17, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lender) and the Borrower.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly and adversely affected thereby (and not, for the avoidance of doubt, requiring the additional consent of the Required Lenders), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan (it being understood that a waiver of (or amendment to the terms of) any condition precedent set forth in Section 3.2, the waiver of any obligation of the Borrower to pay interest at the rate pursuant to Section 2.9 or the waiver of any Default, Event of Default, mandatory prepayment of the Loans or mandatory reduction of any Commitments shall not constitute such an extension or increase of any Commitment of any Lender);

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or extend the time for payment of any interest or fees (it being understood that the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the rate pursuant to Section 2.9, any Default or Event of Default, any condition precedent, mandatory prepayment of the Loans or mandatory reduction of Commitments shall not constitute such a waiver, reduction or postponement of any date scheduled for the payment);

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Lenders whose Pro Rata Share of the Class which is being allocated a lesser repayment or prepayment as a result thereof; provided the Administrative Agent and the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv)   reduce the rate of interest on any Loan or the principal amount of any Loan or any fee payable hereunder (other than any waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the rate pursuant to Section 2.9, any Default or Event of Default, any condition precedent, mandatory prepayment of the Loans or mandatory reduction of Commitments shall not constitute such a reduction);

(v) [reserved];

(vi) [reserved];

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(viii) amend the definition of “Required Lenders” or “Pro Rata Share”;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents as in effect on the Closing Date;

(x) subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document to any other Indebtedness for borrowed money or any Lien securing other Indebtedness for borrowed money, except to Indebtedness that is permitted as in effect as of the Closing Date to be senior to the Obligations and/or be secured by a Lien that is senior to the Lien securing the Obligations; or

(xi)   consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except in connection with a transaction expressly permitted by Section 6.1; or

(xii) amend or otherwise modify Section 10.6(e) or the definition of “Sponsor.”

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (and not, for the avoidance of doubt, requiring the additional consent of the Required Lenders); provided no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) [reserved]; or

(iii) amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the Guarantors (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (ii) guarantees, Collateral Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (A) to comply with local law or advice of local counsel, (B) to cure any mistake, ambiguity, omission, defect, obvious error or incorrect cross-reference, or to effect administrative changes of a technical or immaterial nature or to correct any inconsistency if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof, or (C) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement or Subordination Agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Bank Product Obligations, for the purpose of adding the Bank Product Providers or other holders of such Indebtedness (or their applicable representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, to give effect hereto or otherwise carry out the purposes thereof, in each case as contemplated by the terms of such Intercreditor Agreement or Subordination Agreement permitted under this Agreement, as applicable.

(e) Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the written consent of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders permitted hereby. Except as expressly set forth in Section 6.1, no Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of the Lenders in accordance with Section 10.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, (i) no Lender party to this Agreement on the Closing Date shall be relieved, released or novated from its obligations hereunder (including its obligations to provide and fund the Term Loans on the Funding Date in accordance with this Agreement) until after the Funding Date has occurred, (ii) no assignment or novation by any Lender party to this Agreement on the Closing Date shall become effective as between the Borrower and such Lender with respect to all or any portion of such Lender’s Commitments until the funding of the Term Loans on the Funding Date and (iii) each Lender that is a party to this Agreement on the Closing Date shall retain exclusive control over all rights and obligations with respect to its Commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Funding Date has occurred.

(b) Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided herein. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lenders listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) (i) Subject to the conditions set forth in Sections 10.6(c)(ii), (g) and (h) below, only on or after the Funding Date, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Lender to any Lender, an Affiliate of any Lender or an Approved Fund or (y) other than with respect to Disqualified Lenders (assignment to which shall at all times be subject to Borrower’s consent as set out in Section 10.6(g)) if an Event of Default under Section 8.1(a), (f) or (g) with respect to the Borrower has occurred and is continuing; and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loans pursuant to Section 10.6(f); provided, further, that no consent of the Administrative Agent shall be required for an assignment of Loans or Commitments to a Lender or by a Lender to one of its Affiliates or one of its Approved Funds). Notwithstanding anything in this Section 10.6 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Loans or Commitments within ten (10) Business Days after written notice of such assignment is delivered to the Borrower, then the Borrower shall be deemed to have consented to such assignment. Each Person accepting an assignment of such rights and obligations of a Lender under this Agreement hereby represents and warrants that it is an Eligible Assignee.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the effective date specified in the Assignment Agreement with respect to such assignment or, if no effective date is so specified, as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that, subject to Section 10.6(g) at all times, no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a), (f) or (g) with respect to the Borrower has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment Agreement, and, in each case, together with a processing and recordation fee of $3,500 or where any Event of Default has occurred and its continuing, $10,000 payable by the assignee; provided, further, that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that any such Assignment Agreement shall include a representation by the assignee that the assignee is not a Disqualified Lender; provided, further, that assignments made pursuant to Section 2.21(b) shall not require the signature of the assigning Lender to become effective and (D) the assignee shall deliver to the Administrative Agent any tax forms required by Section 2.19(e) (and shall also deliver such tax forms to the Borrower as required by Section 2.19(e)), other know-your-customer documentation requested by the Administrative Agent, and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to Section 10.6(c)(v), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (other than its confidentiality obligations) (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.18, 2.17(c), 2.19 and 10.3 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d)(i) to the extent otherwise permitted thereby or otherwise shall be void.

(iv)   The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. The Register is intended to cause each Loan to be in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the U.S. Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.19 or other requested know-your-customer documentation (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(c) and any written consent to such assignment required by Section 10.6(c), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)   The words “execution,” “signed,” “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(d) Participations.

(i)   After the Funding Date, each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of their Subsidiaries or any of their Affiliates or any Disqualified Lender) in all or any part of its Commitments, Loans or in any other Obligation; provided that (x) such selling Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and the Agents, the Borrower and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender’s rights and obligations under this Agreement and (y) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such selling Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement except to the extent expressly permitted by Section 6.1, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (but subject to the requirements and limitations therein, including the requirements under Section 2.19(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided a participant shall deliver the documentation required under Section 2.19 to the participating Lender, a participant shall be subject to the provisions of Section 2.20 and Section 2.21 as if it were a Lender, and a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided such participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any participant.

(ii) In the event that any Lender sells participations in its Commitments, Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all participants in the Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans or Obligations which are the subject of each participation by each participant (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Commitment, Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Loan shall expressly so provide). For the avoidance of doubt, no Agent (in its capacity as Agent) shall have any responsibility for maintaining a Participant Register.

(e) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Loans, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender or Agent, as between the Borrower and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

(f)   Any Lender may, at any time, assign all or a portion of its Term Loans to Parent or any of its Subsidiaries, through open market purchases (on a non-pro rata basis) or other offers to purchase open to all Lenders on a pro rata basis in accordance with customary procedures acceptable to the Administrative Agent; provided that (i) any Term Loans that are so assigned will be automatically and irrevocably canceled (and applied to the remaining amortization payments under the Term Loan Facility in direct order of maturity or as otherwise directed by the Borrower), (ii) no Event of Default shall have occurred and be continuing, and (iii) each Lender making such assignment to the Parent or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Parent or its Subsidiaries then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Parent, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information and (3) none of the Parent, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against the Parent, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the material non-public information. Each Lender entering into such an assignment further acknowledges that the material non-public information may not be available to the Administrative Agent or the other Lenders.

(g) Notwithstanding anything to the contrary in any Loan Document, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon the inquiry by (i) any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is a Disqualified Lender or (ii) any potential assignee as to whether such potential assignee is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such Lender or potential assignee, as applicable, (x) whether to the Administrative Agent’s knowledge such specified potential assignee or prospective participant is a Disqualified Lender or (y) the identity of any other Disqualified Lender which the Administrative Agent reasonably believes may be an Affiliate of such specified potential assignee or prospective participant. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.21(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee (and the signature of such Disqualified Lender shall not be required on any such assignment); provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 10.6(c) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a majority in interest of the Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.5); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings or inspections attended by the Lenders and the Administrative Agent, other than the right to receive notices or borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

(h) Assignments Prior to Funding. For the avoidance of doubt, (A) no Lender party hereto on the Closing Date shall be relieved, released or novated from its obligations hereunder (including its obligations to provide and fund the Term Loans on the Funding Date) until the Term Loans are funded and the Funding Date has occurred, (B) with respect to any Lender party hereto on the Closing Date, no assignment or novation by such Lender shall become effective as between the Borrower and such Lender with respect to all or any portion of such Lender’s Commitments in respect of the Term Loans until the funding of such Term Loans occurs and (C) each Lender party hereto on the Closing Date shall retain exclusive control over all rights and obligations with respect to its Commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Term Loans are funded and the Funding Date has occurred.

Section 10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.17, 2.18, 2.19, 10.2, 10.3, 10.4 and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination hereof (including, for the avoidance of doubt, pursuant to the last paragraph of Section 3.2).

Section 10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent or the Lenders enforce any security interests or exercise their rights of setoff in accordance with the Loan Documents, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or any Loan or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE SECURITY TRUST DEED POLL, ANY AUSTRALIAN GENERAL SECURITY AGREEMENT AND ANY AUSTRALIAN SPECIFIC SECURITY AGREEMENT IS GOVERNED BY THE LAWS IN FORCE IN NEW SOUTH WALES, AUSTRALIA; PROVIDED, FURTHER, THAT IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE MERGER AGREEMENT) (AND WHETHER OR NOT A “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE MERGER AGREEMENT) HAS OCCURRED AND IS CONTINUING) AND (B) THE DETERMINATION OF WHETHER THE MERGER AND THE TAKE PRIVATE HAS EACH BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 10.15 CONSENT TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR RELATING HERETO OR TO ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK; provided that, the courts of New South Wales and the Federal Court of Australia and any courts that may hear appeals from those courts have nonexclusive jurisdiction to settle any dispute arising in connection with THE SECURITY TRUST DEED POLL, any Australian General Security agreement AND ANY AUSTRALIAN SPECIFIC SECURITY AGREEMENT. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN WHICH COLLATERAL IS LOCATED TO THE EXTENT THAT SUCH PROCEEDINGS ARE NECESSARY TO ENFORCE THE RIGHTS OF THE AGENT AND LENDERS AGAINST SUCH COLLATERAL.

(b) EACH PARTY TO THIS AGREEMENT HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY HERETO IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

Section 10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17 Confidentiality. Each Agent, Lender and other Secured Party shall hold all non-public information regarding each Loan Party and its Subsidiaries in confidence, in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, any Agent, Lender or other Secured Party may make (i) disclosures of such information to Affiliates of such Agent, Lender or other Secured Party and to their agents, advisors, directors, shareholders officers, representatives, and investors on a confidential basis (and to other Persons authorized by a Lender or Agent or other Secured Party to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant (in each case, other than to any Disqualified Lender) in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein; provided that prior to any disclosure, such assignee, transferree or participant is informed of the confidential nature of the information and agrees to be bound by the terms of this Section 10.17, (iii) disclosure to any rating agency when required by it or for the purposes of obtaining shadow ratings; provided, that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties and their respective Affiliates and businesses received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources; provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any bona fide or potential investors, members and partners of any Agent, Lender or their Affiliates; provided that prior to any disclosure, such investor, member or partner is informed of the confidential nature of the information and agrees to be bound by the terms of this Section 10.17, (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process or any request by a Governmental Authority, (vii) disclosures to its examiners and outside auditors, (viii) disclosure as may be required by statute, decision, or judicial or administrative order, rule, regulation or other law, (ix) disclosure as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or any other Secured Party), and (x) in connection with the exercise of, or preparing to exercise, any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of, or preparing to enforce, rights hereunder or thereunder; provided, unless specifically prohibited by applicable law or court order, each Agent, Lender and other Secured Party shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Funding Date, any Agent or Lender may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) that have been reviewed and approved by the Borrower (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement, press releases or other public disclosures except (A) disclosures required by applicable law, regulation, legal process or the rules of the U.S. Securities and Exchange Commission or the ASX or ASIC or (B) with the prior approval of Administrative Agent. Notwithstanding the foregoing, this Section 10.17 does not permit any party to this Agreement or any other Loan Document to disclose information of the kind referred to in section 275(1) of the Australian PPSA unless section 275(7) of the Australian PPSA applies and each Loan Party agrees not to authorize the disclosure of such information. To the extent section 275 of the Australian PPSA applies, the parties to this Agreement agree that the terms of the security interest (as defined in the Australian PPSA) provided under a Collateral Document are contained wholly in that Collateral Document.

Section 10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment Agreements, Funding Notices, amendments or waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and each Agent of written notification of such execution and authorization of delivery thereof.

Section 10.21 PATRIOT Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record, and the Loan Parties agree to provide if required by any Agent or any Lender, information that identifies each Loan Party, which information includes the name, address, tax identification number of, and/or other such identifying information as may be necessary for any Agent or Lender to comply with the PATRIOT Act or other Anti- Terrorism Laws of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.22 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third-party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by any Agent a reasonable period of time prior to the making of such distribution. No Agent shall have any obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, each Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to such Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Borrower may obtain Bank Products from any Bank Product Provider, although the Borrower is not required to do so. The Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 10.23 Australian PPSA Provisions.

Where a Secured Party has a “security interest” (as defined in the Australian PPSA) under any Loan Document, to the extent the law permits:

(a) with respect to the Australian PPSA:

(i)   for the purposes of sections 115(1) and 115(7) of the Australian PPSA: (i) each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and (ii) sections 142 and 143 of the Australian PPSA are excluded;

(ii) for the purposes of section 115(7) of the Australian PPSA, each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3) of the Australian PPSA;

(b) each party waives its right to receive from any Secured Party any notice required under the Australian PPSA (including a notice of a verification statement after the registration of a financing statement or financing change statement);

(c) if a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Lenders state otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA; and

(d) if the Australian PPSA is amended to permit the parties to agree not to comply with or to exclude other provisions of the Australian PPSA, the Collateral Agent may notify the Borrower and the Secured Parties that any of these provisions is excluded, or that the Secured Party needs not comply with any of these provisions; provided that the Borrower’s written consent is required where the exclusion or non-compliance with such provisions would be adverse to the rights or interests of a Loan Party.

This does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Loan Document.

Section 10.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(2) the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KARPOS PARENT, INC., as the Parent

By:
Name:
Title:

KARPOS INTERMEDIATE, LLC, as the Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

MS PRIVATE CREDIT ADMINISTRATIVE SERVICES LLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

[MORGAN STANLEY LENDER]

By:
Name:
Title:

[Signature Page to Credit Agreement]

APPENDIX A
TO CREDIT AGREEMENT

Term Loan Commitment

Lender	Commitment
[MORGAN STANLEY LENDER]	$40,000,000.00

A-1

APPENDIX B
TO CREDIT AGREEMENT

Notice Addresses

Administrative Agent/ Collateral Agent/Security Trustee:

MS Private Credit Administrative Services LLC,

1585 Broadway, 23rd Floor

New York, NY 10036

Attention: Chris Brown

Email: Chris.J.Brown@morganstanley.com

With a copy, which copy shall not constitute notice, to:

Alter Domus (US) LLC

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department

Email: mspc-agent@alterdomus.com and legal@alterdomus.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Jennifer Hildebrandt

Email: jenniferhildebrandt@paulhastings.com

Loan Party:

Karpos Intermediate, LLC

1501 Woodfield Rd., Suite 204N

Schaumburg, IL 60173

Attention: Eric Israel, General Counsel

Email: eric.israel@keypathedu.com

with copies to (which shall not constitute notice):

Sterling Fund Management, LLC

167 N. Green St., 4th Floor

Attention: M. Avi Epstein and Courtney Altman

Email: aepstein@sterlingpartners.com and caltman@sterlingpartners.com

and

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attn: Jason Serlenga, Esq.

Tel: (617) 385-7401
Email: jason.serlenga@kirkland.com

B-1